Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

Dated as of November 20, 2015

among

TRINITY ACQUISITION LIMITED,

as Borrower,

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY,

as Parent,

BARCLAYS BANK PLC,

as Administrative Agent,

and

The Other Lenders Party Hereto

SUNTRUST BANK,

as Syndication Agent

BARCLAYS BANK PLC, SUNTRUST ROBINSON HUMPHREY, INC., J.P. MORGAN SECURITIES LLC, LLOYDS SECURITIES INC., WELLS FARGO SECURITIES, LLC and HSBC BANK PLC

as Joint Lead Arrangers and Joint Bookrunners

and

J.P. MORGAN SECURITIES LLC, LLOYDS SECURITIES INC., WELLS FARGO BANK, N.A., BANK OF TOKYO-MITSUBISHI UFJ, LTD., BANK OF MONTREAL, CITIBANK, N.A., HSBC BANK PLC, M&T BANK and PNC BANK, N.A.

as Documentation Agents

i

ARTICLE V.	REPRESENTATIONS AND WARRANTIES	49

5.01	Organization; Powers	49
5.02	Authorization; Enforceability	49
5.03	Governmental Approvals; No Conflicts	49
5.04	Financial Condition; No Material Adverse Change	49
5.05	Properties	50
5.06	Litigation and Environmental Matters	50
5.07	Compliance with Laws; Absence of Default	50
5.08	Investment Company Status	50
5.09	Taxes	50
5.10	ERISA	50
5.11	Disclosure	51
5.12	Subsidiaries	51
5.13	Solvency	51
5.14	Use of Proceeds	52
5.15	Pari Passu	52
5.16	Deduction of Tax	52
5.17	OFAC; USA PATRIOT Act; FCPA; UK Bribery Act	52

ARTICLE VI.	AFFIRMATIVE COVENANTS	53

6.01	Financial Statements; Ratings Change and Other Information	53
6.02	Notices of Material Events	55
6.03	Existence; Conduct of Business	55
6.04	Payment of Taxes	56
6.05	Maintenance of Properties; Insurance	56
6.06	Books and Records; Inspection Rights	56
6.07	Compliance with Laws	56
6.08	Use of Proceeds	56
6.09	Gras Savoye Acquisition	57

ARTICLE VII.	NEGATIVE COVENANTS	57

7.01	Subsidiary Indebtedness	57
7.02	Liens	58
7.03	Investments	59
7.04	Fundamental Changes	59
7.05	Asset Sales	60
7.06	Sale and Leaseback Transactions	61
7.07	Restricted Payments	61
7.08	Financial Covenants	61
7.09	Amendments to the Towers Watson Facility	62
7.10	Sanctions; Use of Proceeds	62

ARTICLE VIII.	EVENTS OF DEFAULT AND REMEDIES	62

8.01	Events of Default	62
8.02	Remedies Upon Event of Default	64
8.03	Application of Funds	64

ARTICLE IX.	ADMINISTRATIVE AGENT	65

9.01	Appointment and Authorization of Agents	65
9.02	Rights as a Lender	65
9.03	Exculpatory Provisions	65
9.04	Reliance by Administrative Agent	66
9.05	Delegation of Duties	66
9.06	Resignation of Administrative Agent	66
9.07	Non-Reliance on Administrative Agent and Other Lenders	67
9.08	Duties of Other Agents	67
9.09	Administrative Agent May File Proofs of Claim	67
9.10	Withholding	68
9.11	Guaranty Matters	68
9.12	Survival	68

ARTICLE X.	MISCELLANEOUS	68

10.01	Amendments, Etc.	68
10.02	Notices; Effectiveness; Electronic Communications	70
10.03	No Waiver; Cumulative Remedies; Enforcement	72
10.04	Expenses; Indemnity; Damage Waiver	72
10.05	Payments Set Aside	74
10.06	Successors and Assigns	74
10.07	Treatment of Certain Information; Confidentiality	79
10.08	Right of Setoff	80
10.09	Interest Rate Limitation	80
10.10	Counterparts; Integration; Effectiveness	81
10.11	Survival of Representations and Warranties	81
10.12	Severability	81
10.13	Replacement of Lenders	81
10.14	Governing Law; Jurisdiction; Etc.	82
10.15	Waiver of Jury Trial	83
10.16	No Advisory or Fiduciary Responsibility	83
10.17	Electronic Execution of Assignments and Certain Other Documents	84
10.18	USA PATRIOT Act	84
10.19	Judgment Currency	84

SIGNATURES		S-1

SCHEDULES

1.01(b)	Guarantors
2.01	Commitments and Applicable Percentages
3.01	Status of Lenders
3.01(i)	HMRC DT Treaty Passport Scheme Lenders
3.01(j)	UK Non-Bank Lenders
5.06	Disclosed Matters
5.12	Subsidiaries
7.02	Existing Liens
7.06	Specified Properties
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Borrowing Request
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	Guaranty Agreement
F	Prepayment Notice
G	Gras Savoye Acquisition Certificate
H-1	Opinion of Weil, Gotshal & Manges LLP
H-2	Opinion of Matheson Ormsby Prentice
H-3	Opinion of Weil, Gotshal & Manges
H-4	Opinion of Baker & McKenzie Amsterdam N.V.
H-5	Opinion of Appleby (Bermuda) Limited

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of November 20, 2015, among TRINITY ACQUISITION LIMITED, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BARCLAYS BANK PLC, as Administrative Agent.

PRELIMINARY STATEMENTS:

The Parent and the Borrower have requested that the Lenders extend credit to the Borrower in the form of delayed draw Term Loans (a) in an aggregate principal amount not in excess of €550,000,000 under the Tranche A Facility and (b) in an aggregate principal amount not in excess of $400,000,000 under the Tranche B Facility, in each case, to be made at any time on or after the Effective Date during the Availability Period for such Facility. The proceeds of the Tranche A Facility are to be used solely to fund the acquisition of the remaining Equity Interests of Gras Savoye not owned by the Parent and its Subsidiaries, including to repay certain Indebtedness of Gras Savoye and its Subsidiaries and the proceeds of the Tranche B Facility are to be used solely to (i) to repay certain existing Indebtedness of Towers Watson and its Subsidiaries, (ii) to pay the costs and expenses incurred by the Borrower in connection with the transactions contemplated by this Agreement and (iii) for working capital, capital expenditures, other permitted acquisitions and other lawful corporate purposes of the Parent and its Subsidiaries.

In furtherance of the foregoing, the Lenders are willing to make available the Facilities on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below: “Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Sold Entity or Business (any of the foregoing, a “Pro Forma Entity”) for any period, the portion of Consolidated Net Income for such period attributable to such Pro Forma Entity plus (a) without duplication and to the extent deducted in determining such portion of Consolidated Net Income for such Pro Forma Entity, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and non-recurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (ix) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (ix) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent), and minus (b) without duplication and to the extent included in determining such portion of Consolidated Net Income (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Administrative Agent” means Barclays in its capacity as administrative agent under any of the Loan Documents, or any successor thereof in such capacity.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term “Affiliate” shall not include (a) the UK government or any member or instrumentality thereof, including Her Majesty’s Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (b) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty’s Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

“Agency Fee Letter” means the agency fee letter agreement dated as of October 15, 2015, among the Parent, the Borrower and Barclays.

“Agent-Related Persons” means each Agent together with its Related Persons.

“Agents” means, collectively, the Administrative Agent, each Arranger, each Bookrunner, the Syndication Agent and the Documentation Agents.

“Aggregate Commitments” means the aggregate amount of the Commitments of all the Lenders. The Aggregate Commitments in respect of the Tranche A Facility on the Effective Date are €550,000,000 and the Aggregate Commitments in respect of the Tranche B Facility on the Effective Date are $400,000,000.

“Agreement” means this Term Loan Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Tranche A Facility or the Tranche B Facility, as applicable, represented by (i) at any time prior to the Borrowing of the Term Loans under such Facility, such Lender’s Commitment under such Facility at such time subject to adjustment as provided in Section 2.16 and (ii) thereafter, the principal amount of Term Loans under such Facility held by such Lender at such time. If the Aggregate Commitments have been terminated pursuant to Section 8.02 or have expired, then the Applicable Percentage of each Lender under each Facility shall be determined based on the Applicable Percentage of such Lender for such Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender for each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Ticking Fee	Eurocurrency Rate	Base Rate
1	BBB+/Baa1 or better	0.200%	1.250%	0.250%
2	BBB/Baa2	0.225%	1.375%	0.375%
3	BBB-/Baa3	0.250%	1.500%	0.500%
4	BB+/Ba1	0.300%	1.750%	0.750%
5	BB/Ba2 or worse	0.350%	2.000%	1.000%

provided, however, that on the date that is 180 days after the Initial Funding Date, 0.50% will be added to the Eurocurrency Rate and the Base Rate at each Pricing Level to calculate the Applicable Rate.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”), as applicable, of the Parent’s guaranteed, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Parent has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; (d) if the Parent does not have any Debt Rating (other than as a result of both S&P and Moody’s ceasing to be engaged in the business of rating debt, in which case the provisions of the next sentence shall apply), then Pricing Level 5 will apply. If either the rating system of S&P or Moody’s shall change in a manner that directly and materially impacts the pricing grid set forth above, or if both S&P and Moody’s shall cease to be engaged in the business of rating debt, then in either such case the Parent, the Borrower and the Lenders shall negotiate in good faith to amend the references to Debt Ratings in the table above to reflect such changed rating system or to replace such rating system with an alternative measurement scheme, as applicable, and pending the effectiveness of any such amendment, the ratings of such rating agency (or both rating agencies, if applicable) most recently in effect prior to such change or cessation shall be employed in determining the Applicable Rate.

Each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating (other than as a result of a change in the rating system of S&P or Moody’s) shall be effective during the period commencing on the date of the public announcement thereof, irrespective of when notice of such change shall have been furnished by the Parent or Borrower to the Administrative Agent and the Lenders pursuant to Section 6.01(f) or otherwise, and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger Fee Letter” means the arranger fee letter agreement dated as of October 15, 2015, among the Parent, the Borrower, Barclays, STRH and SunTrust.

“Arrangers” means Barclays, STRH, JPM, WFS, Lloyds and HSBC, each in its capacity as a joint lead arranger of the Facilities.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the implicit interest rate for such sale and leaseback transaction, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Availability Period” means, with respect to any Tranche, the period from and including the Effective Date to the earliest of (a), with respect to the Tranche A Facility, February 28, 2016, or with respect to the Tranche B Facility, March 31, 2016, (b) the date of termination of the Aggregate Commitments under the applicable Tranche pursuant to Sections 2.05 or 2.06 and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bank of Tokyo” means the Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Barclays” means Barclays Bank PLC and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the Prime Rate in effect on such day; and (c) the Eurocurrency Rate for an Interest Period of one month plus 1.00%. The “Prime Rate” is a rate set by Barclays based upon various factors including Barclays’ costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Barclays shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“BMO” means the Bank of Montreal.

“Bookrunners” means Barclays, STRH, JPM, WFS and Lloyds and HSBC, each in its capacity as a joint bookrunner.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing of Term Loans.

“Borrowing Request” means a request with respect to (a) each Borrowing of the Term Loans, (b) a conversion of Term Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Business Day” means (i) any day excluding Saturday, Sunday or any other day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by Law to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurocurrency Rate or any Eurocurrency Rate Loans denominated in Dollars, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market and (iii) with respect to all notices, determinations, fundings and payments in connection with any Eurocurrency Rate Loans denominated in Euro, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a TARGET Day.

“Capital Lease Obligations” of any Person means, subject to Section 1.03(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Borrower or the Parent nor (ii) appointed by directors so nominated; (c) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WNA; (d) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of the Borrower; or (e) the failure of the Parent to own, directly or indirectly, at least 80% of the outstanding Equity Interests of WGL.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” means Citibank, N.A.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender at any given time, its obligation hereunder to make Loans to the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent ended on such date to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense” means, for any period, for the Parent and its Subsidiaries, on a consolidated basis, all cash interest, premium payments, debt discount, fees, charges and related cash expenses of the Parent and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets and net cash costs under Swap Contracts in respect of interest rates to the extent that such net cash costs are allocable to such period, in each case to the extent treated as interest in accordance with GAAP, minus cash interest income of the Parent and its Subsidiaries on a consolidated basis for such period (including all net cash gains under Swap Contracts in respect of interest rates to the extent that such net cash gains are allocable to such period).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses and nonrecurring charges for such period, (v) any non-cash charges (including the non-cash portion of pension expense) for such period, (vi) losses on asset sales outside the ordinary course of business for such period, (vii) restructuring charges or provisions for such period, (viii) any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) in an aggregate amount with respect to any such acquisition not to exceed 5% of the aggregate consideration for such acquisition, (ix) any expenses or charges incurred in connection with any issuance of debt or equity securities for such period and (x) any deduction for minority interest expense for such period with respect to a Subsidiary that is not wholly owned by the Parent (provided that (A) the amount added to Consolidated Net Income pursuant to this subclause (x) for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent) and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains and non-recurring gains for such period, (ii) any non-cash gains for such period and (iii) any gains on asset sales outside the ordinary course of business for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of determining the Consolidated Leverage Ratio only, (A) there shall be included in determining the Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset acquired outside the ordinary course of business during such period by the Parent or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Parent or a Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of outside the ordinary course of business by the Parent or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) based on the actual Acquired EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of the Parent and its Subsidiaries outstanding as of such date,

in the amount that would be reflected on the balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP, excluding the principal amount of any Existing Senior Notes following the issuance of any New Senior Notes, the proceeds of which are to be used to redeem, repurchase or otherwise retire any such Existing Senior Notes, plus (b) the aggregate principal amount of obligations for borrowed money that are outstanding as of such date of Persons other than the Parent and its Subsidiaries, to the extent Guaranteed by the Parent or any of its Subsidiaries.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, the net income or loss of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that (i) there shall be excluded from such net income or loss the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary and (ii) there shall be included in such net income or loss the net income of any Person that is not a Subsidiary of the Parent and its Subsidiaries (including, for the avoidance of doubt, joint venture and other minority Investments (including the minority Investment in Gras Savoye, for so long as it is a minority Investment)) to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividends, distributions or other payments) actually paid to the Parent or any Subsidiary by such Person in respect of such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Funds Rate” means, as of any day, the rate of interest determined by the Administrative Agent to be representative of its or the applicable Lenders’ cost of funds, as applicable, to extend or maintain credit under this Agreement on such day.

“Covenant Reset Request” has the meaning specified in Section 7.08(b).

“Covenant Reset Period” means the four fiscal quarter period following a Covenant Reset Request by the Borrower (including, for the avoidance of doubt, the first fiscal quarter for which the Covenant Reset Request was made); provided, however, that if the Gras Savoye Acquisition occurs during any Covenant Reset Period, such Covenant Reset Period shall be extended an additional four fiscal quarters from the commencement of such Covenant Reset Period, for an aggregate period of eight fiscal quarters.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Debt Issuance” means the incurrence of Indebtedness of the type specified in clauses (a) and (b) of the definition of “Indebtedness” by the Parent or its Subsidiaries, other than, without duplication, (i) all Indebtedness outstanding on the Effective Date and Refinancing Indebtedness in respect thereof, (ii) Indebtedness of Subsidiaries that are not Loan Parties and that is permitted by Section 7.01, (iii) credit extensions under the Existing Credit Agreement (including pursuant to extensions, modifications or Refinancing Indebtedness in respect thereof), (iv) cash pooling arrangements entered into in the ordinary course of business and (v) other Indebtedness in an aggregate principal amount up to $50,000,000 minus any Refinancing Indebtedness of the type described in clause (a)(iii) of the definition thereof.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, administration, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided that with respect to a Eurocurrency Rate Loan (or a Loan bearing interest at the Cost of Funds Rate), the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due; (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with such Lender’s funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (c) has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other Federal or state regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Direction” has the meaning specified in Section 3.01(h).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means, collectively, JPM, Wells, Lloyds, Bank of Tokyo, BMO, Citibank, HSBC, M&T and PNC, each in its capacity as co-documentation agent.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros or any other applicable currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Euros or other applicable currency.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials, substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in)

such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means the issuance by the Parent or any Subsidiary of its Equity Interests (including, equity-linked securities) to any Person other than (a) pursuant to any stock option or other compensation plans and grants to employees made in the ordinary course of business, (b) to the Parent or any of its Subsidiaries, (c) directors’ qualifying shares and/or other nominal amounts required to be held by persons other than the Parent or its Subsidiaries under any applicable Laws, (d) to any Person holding Equity Interests in a non-wholly owned Subsidiary and (e) in connection with the Towers Watson Restructuring Transactions. The term “Equity Issuance” shall not include any Disposition or Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standard of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA, in each case, whether or not waived; (c) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means for any Interest Period as to any Eurocurrency Rate Loan, (i) for Loans denominated in Dollars, the rate per annum of the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, (ii) for Loans denominated in Euros, the rate per annum of the offered rate which appears on the page of the Reuters Screen which displays the Euro interbank offered rate administered by the Banking Federation of the European Union (such page currently being the EURIBOR01 page) (the “EURIBOR Rate”) for deposits (for delivery on the first day of such Interest

Period) with a term equivalent to such Interest Period in Euros determined as of approximately 11:00 a.m., (London, England time), two Business Days prior to the commencement of such Interest Period, (iii) in the event the rate referenced in the preceding clauses (i) or (ii), as the case may be, does not appear on such page or service or if such page or service shall cease to be available, the rate reasonably determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate or EURIBOR Rate, as applicable, for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars or Euros, as applicable, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period or (iv) in the event the rates referenced in the preceding clauses (i), (ii) and (iii) are not available, the rate per annum determined by the Administrative Agent to be the average offered quotation rate by major banks in the London interbank market to Barclays for deposits (for delivery on the first day of the relevant period) in Dollars or Euros, as applicable, of amounts in same day funds comparable to the principal amount of the Eurocurrency Rate Loan for which the Eurocurrency Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that (a) if LIBO Rates are quoted under either of the preceding clauses (i) or (iii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate or (b) if EURIBOR Rates are quoted under either of the preceding clauses (ii) or (iii), but there is no such quotation for the Interest Period elected, the EURIBOR Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i), (ii), (iii) or (iv) is below zero, the Eurocurrency Rate will be deemed to be zero.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in Euros. All Loans denominated in Euros must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” has the meaning assigned to such term in the Guaranty Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or, if different, the jurisdiction(s) in which that recipient is treated as resident for Tax purposes or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding Tax that is required by the Code to be withheld from amounts payable to a Lender or Administrative Agent that has failed to comply with Section 3.01(e)(iv), (d) any Taxes imposed under FATCA (including as a result of any Lender or Administrative Agent failing to comply with Section 3.01(e)(v)) and (e) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding Tax that (i) is required to be imposed on amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e)(iv), except in each case to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 3.01. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any Tax Deduction on account of Taxes imposed by the United Kingdom.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 16, 2011 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time), by and among the Borrower, the Parent, Barclays Bank PLC, as administrative agent, and the lenders and other financial institutions party thereto.

“Existing Senior Notes” means any or all of (a) the 4.125% senior notes due 2016 issued by the Parent, (b) the 6.20% senior notes due 2017 issued by the Parent, (c) the 7.00% senior notes due 2019 issued by the Parent, (d) the 5.75% senior notes due 2021 issued by the Parent, (e) the 4.625% senior notes due 2023 issued by the Parent and (f) the 6.125% senior notes due 2043 issued by the Parent.

“Facility” means, individually or collectively as the context may indicate, the Tranche A Facility or the Tranche B Facility.

“FATCA” means (a) Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and (b) any treaty, law, regulation, rule or practices of any other jurisdiction, relating to or adopted pursuant to an intergovernmental agreement between the United States and such other jurisdiction, which (in either case) facilitates the implementation of any law, regulation or agreement referred to in clause (a) above.

“FCPA” has the meaning specified in Section 5.17(c).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day; and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Person acting as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means (a) the Arranger Fee Letter and (b) the Agency Fee Letter.

“Finance Party” has the meaning specified in Section 3.01(k).

“Financial Officer” means, with respect to the Parent or the Borrower, the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller thereof or any director thereof with similar responsibilities, as applicable.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or

such other principles as may be in general use by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“German Person” means any Person qualifies as resident party domiciled in the of the Federal Republic of Germany within the meaning of the Foreign Trade and Payments Act (Außenwirtschaftsgesetz).

“Governmental Authority” means the government of the United Kingdom, United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, organization, instrumentality, regulatory body, department, court, central bank, governmental, intergovernmental or supranational body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.06(h).

“Gras Savoye” means GS & Cie Groupe, a French entity in which the Parent has an indirect interest.

“Gras Savoye Acquisition” means the acquisition of the full ownership of Gras Savoye by the Parent or one of its Subsidiaries pursuant to the Gras Savoye Acquisition Agreement.

“Gras Savoye Acquisition Agreement” means the Securities Transfer Agreement, dated as of June 25, 2015 (as may be amended to give effect to Section 6.09), between Willis Europe BV, as purchaser, and the sellers party thereto, with respect to the sale of shares of Gras Savoye and its Affiliates.

“Gras Savoye Acquisition Date” means the date of the consummation of the Gras Savoye Acquisition.

“Gras Savoye Funding Date” means the date of the Borrowing of the Tranche A Term Loan.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) the Parent, WNA and each other Subsidiary of the Parent identified on Schedule 1.01(b) and (b) each other Person that, whether at the option of the Parent, pursuant to Section 4.13 of the Guaranty Agreement or otherwise, at any time becomes a party to the Guaranty Agreement as a Guarantor thereunder.

“Guaranty Agreement” means the Guaranty Agreement, substantially in the form of Exhibit E, among the Borrower, the Guarantors and the Administrative Agent, and any other agreement entered into from time to time pursuant to which any Person guarantees any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC” means United Kingdom H.M. Revenue & Customs.

“HSBC” means HSBC Bank plc.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (the amount of such Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Lien is granted or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person who granted such Lien in good faith), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract, to the extent otherwise constituting Indebtedness, on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Funding Date” means the first date that a Loan is made to the Borrower.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of such Loan; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of any such Base Rate Loan.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or, if available to all of the Lenders under the applicable Facility, twelve months or, subject to the consent of the Administrative Agent, and if available to all Lenders, any other longer or shorter period that may be requested by the Borrower), as selected by the Borrower in its Borrowing Request; provided that:

(i)	any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means,

(i)	in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(A)	the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(B)	the applicable LIBO Rate for the shortest period (for which that LIBO Rate is available) which exceeds the Interest Period of that Loan,

(ii)	in relation to the EURIBOR Rate, the rate which results from interpolating on a linear basis between:

(A)	the applicable EURIBOR Rate for the longest period (for which that EURIBOR Rate is available) which is less than the Interest Period of that Loan; and

(B)	the applicable EURIBOR Rate for the shortest period (for which that EURIBOR Rate is available) which exceeds the Interest Period of that Loan,

in each case as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interests of another

Person; (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Indebtedness of such other Person; or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ITA” means the United Kingdom Income Tax Act 2007.

“JPM” means J.P. Morgan Securities LLC and its successors.

“Judgment Currency” has the meaning specified in Section 10.19.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption (other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Lloyds” means Lloyds Securities Inc. and its successors.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letters and the Guaranty Agreement.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“M&T” means M&T Bank.

“Majority Tranche Lenders” means, with respect to any Tranche, the holders of more than 50% of the Dollar Equivalent of the aggregate unpaid principal amount of the outstanding Loans of such Tranche (or prior to the termination of all of the Commitments under such Tranche, the holders of more than 50% of the outstanding Commitments under such Tranche; provided that any Commitments held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Majority Tranche Lenders at any time).

“Marketing Information” means (a) the form 10-K of the Parent filed with the SEC for the fiscal year ended December 31, 2014, (b) the form 10-Q of the Parent filed with the SEC for the period ended September 30, 2015, and (c) the Confidential Information Memorandum of the Borrower and the Parent dated October 2015 and provided to the Lenders in connection with the syndication of the Facilities.

“Material Acquisition” means an acquisition by the Parent or any of its Subsidiaries of any Person, property, business or asset outside the ordinary course of business for total consideration in excess of $50,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, financial position, property or results of operations of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.

“Material Swap Obligations” means obligations in respect of one or more Swap Contracts with an aggregate Swap Termination Value exceeding $50,000,000.

“Maturity Date” means the date that is 364 days following the Initial Funding Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan as defined in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions (excluding any foreign plans of Parent or any of its ERISA Affiliates).

“Net Cash Proceeds” means proceeds received by the Parent or any of its Subsidiaries after the Initial Funding Date in cash or cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, and casualty insurance settlements and condemnation awards, but in each case only as and when received) from any (a) Disposition (other than a Disposition permitted under Section 7.05(a), (b), (c) or (e)), net of (i) the costs, fees and expenses actually incurred in connection therewith (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees), (ii) Taxes paid or reasonably estimated to be payable (including pursuant to a Tax sharing arrangement or Tax distribution) as a result thereof, (iii) any amount required to be paid or prepaid on Indebtedness secured by the assets subject to such Disposition (including any associated premium or penalty), and (iv) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by the Parent or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, with it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents (1) received upon the Disposition of any non-cash consideration received by the Parent or any of its Subsidiaries in any such Disposition and (2) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (iv) above; or (b) any Debt Issuance or Equity Issuance, net of underwriting discounts, brokers’ and advisors’ fees and other costs and expenses incurred in connection with such transaction.

“Net Worth” means, as of any date, (a) the amount of total assets of the Parent and its Subsidiaries minus (b) the amount of total liabilities of the Parent and its Subsidiaries, in each case, that would be reflected on a balance sheet of the Parent and its Subsidiaries prepared as of such date on a consolidated basis in accordance with GAAP.

“New Senior Notes” means any issuance of senior notes by the Parent after the date hereof, the proceeds of which are intended to be used, in whole or in part, to redeem, repurchase or otherwise retire any Existing Senior Notes.

“Non-US Subsidiary” means any Subsidiary incorporated or organized under the laws of a jurisdiction outside of the United States.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees with respect thereto that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations of any Guarantor shall not include any Excluded Swap Obligations.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable organizational documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable organizational documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, registration or documentary Taxes or duties or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (but excluding any such Tax in respect of the assignment or transfer (other than pursuant to a written request by or notice from a Loan Party or any request or notice delivered pursuant to Section 3.01(e)(ii) or Section 3.06(a)) by any Lender of any of its rights and obligations under this Agreement or any other Loan Document).

“Outstanding Amount” means with respect to Term Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and (b) with respect to any amount denominated in Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Barclays in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent and Borrower Materials” has the meaning specified in Section 6.01.

“Participant” has the meaning specified in Section 10.06(e).

“Participant Register” has the meaning specified in Section 10.06(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years (excluding any foreign pension plans of Parent or any of its ERISA Affiliates).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits and other Liens (limited solely to Liens on consideration owing under the contracts and other like obligations the performance of which is secured thereby) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.01(i); and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning specified in Section 6.01.

“PNC” means PNC Bank, N.A.

“Prime Rate” means (a) the rate of interest publicly announced, from time to time, by the Administrative Agent at its principal office in New York City as its “prime rate,” with the understanding that the “prime rate” is one of the Administrative Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as the Administrative Agent may designate or (b) if the Administrative Agent has no “prime rate,” the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Public Lender” has the meaning specified in Section 6.01.

“Recipient” has the meaning specified in Section 3.01(k).

“Refinancing Indebtedness” means, any Indebtedness refinancing, refunding or replacing any Indebtedness outstanding on the Effective Date (and any subsequent Refinancing Indebtedness in respect thereof); provided that:

(a) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (i) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (ii) an amount equal to any existing commitments unutilized thereunder and (iii) additional amounts available under clause (v) of the definition of Debt Issuance,

(b) such Indebtedness is not guaranteed by any Person other than the Guarantors,

(c) such Indebtedness is incurred solely to refinance, in whole or part, the Indebtedness being refinanced, refunded or replaced (except for interest, premiums, costs,

expenses, unused commitments and other amounts described in clauses (a)(i) and (ii) above and, with respect the additional amount permitted in clause (a)(iii) above, for investments, acquisitions and other general corporate purposes), and the proceeds thereof shall first be substantially contemporaneously applied to prepay such Indebtedness, interest and any premium (if any) thereon, and fees and expenses in connection with such Refinancing Indebtedness, and

(d) such Indebtedness has a final maturity no earlier, and a Weighted Average Life to Maturity no shorter, than the Indebtedness being refinanced, refunded or replaced.

“Register” has the meaning specified in Section 10.06(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice requirement has been waived under the applicable regulations.

“Required Lenders” means, as of any date of determination, but subject to Section 2.16(a)(i), the holders of more than 50% of (a) until the Effective Date, the Aggregate Commitments then in effect and (b) thereafter, (y) if the Commitments have not been terminated, the sum of (i) the Dollar Equivalent amount of the aggregate Outstanding Amount of all Term Loans and (ii) the Aggregate Commitments then in effect or (z) if the Commitments have been terminated, the Dollar Equivalent amount of the aggregate Outstanding Amount of all Term Loans; provided that the portion of the Commitments and Loans, as applicable, held or deemed held by a Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders at any time.

“Requisite Qualified Acquisition Threshold” means, as of any date, an acquisition or series of acquisitions (whether related or not) during the previous fifteen (15) month period by the Parent or any of its Subsidiaries of any Persons, properties, businesses or assets outside the ordinary course of business for aggregate consideration of $250,000,000 or more.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or (to the extent such Person is permitted to take any applicable action pursuant to the Organization Documents of such Loan Party) director or other authorized signatory of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s or the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan, each of the following: (a) the date of Borrowing of the Tranche A Term Loans, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in the Euros or any other alternative currency pursuant to Section 2.02, and (c) such other dates on which a Dollar Equivalent is required to be determined hereunder.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (presently Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“SPC” has the meaning specified in Section 10.06(h).

“Specified Representations” mean the representations and warranties set forth in Section 5.01(a) (solely as it relates to organizational existence of the Loan Parties), Section 5.01(b) (solely as it relates to organizational power and authority of the Loan Parties in connection with the due authorization, execution, delivery and performance of the Loan Documents), Section 5.02 (solely as it relates to the due authorization, execution, delivery, performance by the Loan Parties and enforceability of the Loan Documents), Section 5.03(b)(ii) (solely as it relates to no conflicts of the applicable Loan Documents with the applicable Organization Documents of the Loan Parties), Section 5.08, Section 5.14, Section 5.17(a)(ii), Section 5.17(b) and Section 5.17(c)(i).

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“STRH” means SunTrust Robinson Humphrey, Inc. and its successors.

“Subject Party” has the meaning specified in Section 3.01(k).

“Subject Proceeds” has the meaning specified in Section 2.05(b)(iii).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“SunTrust” means SunTrust Bank and its successors.

“Supplier” has the meaning specified in Section 3.01(k).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent of the Subsidiaries shall be a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the termination value(s) for such Swap Contract, as determined in accordance therewith as if such Swap Contract had been closed out on such date and each counterparty thereto were an “Affected Party” (or similar term) thereunder.

“Syndication Agent” means SunTrust in its capacity as syndication agent.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment hereunder or under any other Loan Document.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, at any time, the Tranche A Term Loan and/or the Tranche B Term Loan, as the case may be or as the context requires.

“Towers Watson” means Towers Watson & Co., a Delaware corporation (or, following the Towers Watson Restructuring Transactions, WTW Delaware Holdings, LLC, a Delaware limited liability company).

“Towers Watson Facility” means the credit agreement to be entered into by and among Towers Watson Delaware, Inc., as borrower, Bank of America, N.A., as agent, and the other parties thereto.

“Towers Watson Funding Date” means the date of the Borrowing of the Tranche B Term Loan.

“Towers Watson Merger Agreement” means that certain Agreement and Plan of Merger, dated June 29, 2015 (as amended by that certain Amendment No. 1, dated as of November 19, 2015), by and among Parent, Citadel Merger Sub, Inc. and Towers Watson & Co.

“Towers Watson Merger” means the Merger under and as defined in the Towers Watson Merger Agreement.

“Towers Watson Restructuring Transactions” means the Restructuring Transactions (and transactions related thereto) under and as defined in the Towers Watson Merger Agreement.

“Tranche” means, when used in reference to any Commitments, Loans or Borrowing, refers to whether such Commitments are in respect of the Tranche A Facility or the Tranche B Facility or whether such Loans, or the Loans comprising such Borrowing, are Tranche A Term Loans or Tranche B Term Loans, as applicable.

“Tranche A Facility” means the Outstanding Amount of, or Commitments in respect of, the Tranche A Term Loans of all Lenders and the provisions herein related to the Tranche A Term Loans.

“Tranche A Term Loan” has the meaning set forth in Section 2.01.

“Tranche B Facility” means the Outstanding Amount of, or Commitments in respect of, the Tranche B Term Loans of all Lenders and the provisions herein related to the Tranche B Term Loans.

“Tranche B Term Loan” has the meaning set forth in Section 2.01.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Bribery Act” has the meaning specified in Section 5.17(c).

“UK Non-Bank Lender” means (a) where a Lender becomes a party hereto on the day on which this Agreement is entered into, a Lender listed in Schedule 3.01(j), and (b) where a Lender becomes a party hereto after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a party hereto.

“UK Pension Plan” means the Willis Pension Scheme.

“UK Pensions Regulator” means the pensions regulator established in the United Kingdom by section 1 of the Pensions Act 2004.

“UK Qualifying Lender” means (a) a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document and is (i) a Lender (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance hereunder or under any other Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from Section 18A of the CTA or (B) in respect of an advance made hereunder or under any other Loan Document by a Person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance, (ii) a Lender which is (A) a company resident in the United Kingdom for United Kingdom tax purposes, (B) a partnership each member of which is (1) a company so resident in the United Kingdom, or (2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (C) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company or (iii) a UK Treaty Lender, or (b) a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance hereunder or under any other Loan Document.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance hereunder or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Treaty” has the meaning given to it in the definition of “UK Treaty State” below.

“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the relevant Loan is effectively connected and (c) fulfills any other condition that must be fulfilled under the relevant UK Treaty by residents of the relevant UK Treaty State for such residents to be entitled to obtain full exemption from tax imposed by the United Kingdom on interest (subject to the completion of any necessary procedural formalities and/or the granting of exemption by any relevant taxing authority).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Underwritten Securities” means debt, equity and/or equity-linked securities that are underwritten and/or initially purchased for the purpose of placement with or distribution to third parties.

“United States” and “U.S.” mean the United States of America.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a), or imposed elsewhere.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells” means Wells Fargo Bank, N.A. and its successors.

“WFS” means Wells Fargo Securities, LLC and its successors.

“WGL” means Willis Group Limited, a company formed under the laws of England and Wales having company number 00621757.

“WNA” means Willis North America, Inc., a Delaware corporation and an indirect Subsidiary of the Parent.

“WSI” means Willis Securities, Inc., a Delaware corporation and an indirect Subsidiary of the Parent that is a licensed broker-dealer.

“WSI Credit Agreement” means that certain Revolving Note and Cash Subordination Agreement, dated as of March 3, 2014 (as amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified or replaced from time to time), between WSI, as borrower, certain lenders from time to time parties thereto, SunTrust Bank, as administrative agent, and the other agents party thereto.

“WTWB” means WTW Bermuda Holdings Ltd., a company formed under the laws of Bermuda.

“WTWS” means Willis Towers Watson Sub Holdings Limited, a company formed under the laws of Ireland with company number 567171.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and

Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(c) Article and Section headings and the Table of Contents used herein and in the other Loan Documents are included for convenience of reference only, are not part of this Agreement or any other Loan Document and shall not affect the construction or interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower and the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the purposes of the definition of Capital Lease Obligations, operating leases that are required to be reclassified as capital leases as a result of any change in GAAP shall remain classified as operating leases and shall not be included within the definition of Capital Lease Obligations.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB Interpretation No. 46 (revised December 2003) - Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Euros. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder and calculating financial covenants hereunder, and, except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

1.06 [Intentionally Omitted].

1.07 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender has severally agreed to make a single loan (the “Tranche A Term Loan”) to the Borrower in Euros on the Gras Savoye Funding Date and a single loan (the “Tranche B Term Loan”) in Dollars on the Towers Watson Funding Date, from time to time, on any Business Day during the applicable Availability Period, in an aggregate amount not to exceed the amount of such Lender’s Commitment under the Tranche A Facility or Tranche B Facility, as applicable. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Borrower may specify that Term Loans may be Eurocurrency Rate Loans or Base Rate Loans pursuant to a Borrowing Request delivered in accordance with Section 2.02.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of (A) any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or (B) any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans in Dollars. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or Base Rate Loans shall be in a principal amount of (x) $5,000,000 or any whole multiple of $1,000,000 in excess thereof or (y) €5,000,000 or any whole multiple of €1,000,000 in excess thereof, as applicable. Each Borrowing Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. If the Borrower fails to specify a Type of Loan in a Borrowing Request or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued, as applicable, as Eurocurrency Rate Loans with an Interest Period of one month. Any automatic conversion to Base Rate Loans or continuation as Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Borrowing Request, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans (in the case of Tranche B Term Loans) or continuation as Eurocurrency Rate Loans with an Interest Period of one month (in the case of Tranche A Term Loans), in each case as described in the preceding subsection. Each Lender shall make the amount of its Loan available to the Administrative Agent in same day funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (New York City time), in the case of any Loan denominated in Dollars, and not later than 10:30 a.m. (New York City time), in the case of any Loan in Euros, in each case on the Business Day specified in the applicable Borrowing Request. Upon satisfaction of the applicable conditions set forth in Article IV, the

Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Barclays with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. If a Default or Event of Default exists and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, so long as such Default or Event of Default exists, (i) no Loans denominated in Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans and in the case of Eurocurrency Rate Loans denominated in Dollars, shall be automatically converted to Base Rate Loans at the conclusion of the then-applicable Interest Period and (ii) in the case of Eurocurrency Rate Loans denominated in Euros, no Loans denominated in Euros may be continued as Eurocurrency Rate Loans, other than with an Interest Period of one month at the conclusion of the then-applicable Interest Period).

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Barclays’ prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect at any time.

2.03 [Intentionally Omitted].

2.04 [Intentionally Omitted].

2.05 Prepayments and Mandatory Commitment Reductions.

(a) Optional Prepayments. The Borrower may, upon notice to the Administrative Agent substantially in the form of Exhibit F hereto, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must specify the Tranche or Tranches thereof to be prepaid and the respective principal amounts thereof and must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to the date of prepayment of Base Rate Loans; and (ii) any prepayment of Loans shall be in a principal amount of (A) $10,000,000 or any whole multiple of $1,000,000 in excess thereof or (B) €10,000,000 or any whole multiple of €1,000,000 in excess thereof, as applicable, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage of the relevant Tranche). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of any Tranche of Term Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with the Lenders’ respective Applicable Percentages of the relevant Tranches.

(b) Mandatory Prepayments and Commitment Reductions.

(i) Dispositions. If the Parent or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (b), (c) or (e)), in one or a series of related transactions, which results in the realization by such Person of aggregate Net Cash Proceeds (or the Dollar Equivalent thereof) in excess of $10,000,000, then the Borrower shall prepay the Term Loans an aggregate amount equal to the amount of such Net Cash Proceeds in excess of such amount in accordance with Section 2.05(b)(iii); provided that, notwithstanding the foregoing, at the election of the Borrower (as notified by the Borrower to the Administrative Agent within ten Business Days from the date of such Disposition), and so long as no Event of Default shall have occurred and be continuing, the Parent or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets useful in the business of the Parent and its Subsidiaries so long as within 365 days after the receipt of such Net Cash Proceeds, such reinvestment shall have been consummated (or committed to be reinvested within 180 days); and provided, further, that any such Subject Proceeds not so applied within such period shall be immediately applied to the prepayment of the Term Loans as set forth in Section 2.05(b)(iii).

(ii) Issuance of Indebtedness and Equity Interests. In the event that the Parent or any of its Subsidiaries receives any Net Cash Proceeds resulting from any Debt Issuance or Equity Issuance (other than the exercise price on stock options issued as part of compensation) then the Borrower shall prepay the Term Loans in an aggregate amount equal to 100% of such Net Cash Proceeds in accordance with Section 2.05(b)(iii).

(iii) Manner of Prepayment; Notice. In the event that the Parent or any of its Subsidiaries receives any Net Cash Proceeds resulting from any Disposition, Debt Issuance or Equity Issuance which gives rise to a mandatory prepayment pursuant to clauses (i) or (ii) above (the amount of such mandatory prepayment resulting from receipt of such Net Cash Proceeds, the “Subject Proceeds”), (A) during the period commencing on the Initial Funding Date and ending on the last day of the Availability Period for any undrawn Facility, then 100% of such Subject Proceeds shall be applied by the Borrower to prepay the applicable Tranche of Term Loans not later than ten Business Days following the receipt by the Parent or its Subsidiaries of such Subject Proceeds until repaid in full and (B) after the Availability Period has ended with respect to both Facilities, then 100% of such Subject Proceeds shall be applied by the Borrower to prepay the Term Loans not later than ten Business Days following the receipt by the Parent or its Subsidiaries of such Subject Proceeds. The Borrower shall promptly notify the Administrative Agent of the receipt by the Parent or its Subsidiaries of any such Subject Proceeds and the Administrative Agent will promptly notify each Lender of its receipt of each such notice. Each mandatory prepayment of Term Loans pursuant to clause (B) above shall be due and payable in respect of each Tranche of the Term Loans on a pro rata basis by calculating the Dollar Equivalent amount of Outstanding Amount of all Term Loans.

(iv) Prepayment if Gras Savoye Acquisition Not Consummated. The Borrower shall, within seventeen (17) days of the Gras Savoye Funding Date, make a prepayment in accordance with Section 6.09 if the Gras Savoye Acquisition is not consummated within fourteen (14) days of the Gras Savoye Funding Date.

(v) Termination of Commitments. The Aggregate Commitments in respect of each Facility shall be automatically and permanently reduced to zero on the earlier of (A) the last day of the Availability Period for such Facility (if no Borrowing is made pursuant to Section 2.01) and (B) the day on which the Term Loans for such Facility have been advanced in accordance with Section 2.01.

2.06 Optional Termination or Reduction of Commitments. The Borrower may, at its option and upon notice to the Administrative Agent, terminate either Facility, or from time to time permanently reduce in part the Commitments under either Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than two Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of (A) $10,000,000 or any whole multiple of $1,000,000 in excess thereof or (B) €10,000,000 or any whole multiple of €1,000,000 in excess thereof, as applicable. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the applicable Commitments. Any reduction of the Commitments under any Facility shall be applied to the Commitments of each Lender according to its Applicable Percentage under such Facility.

2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Loans outstanding on the Maturity Date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Ticking Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage of the Aggregate Commitments attributable to each Facility, a ticking fee equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments attributable to such Facility. The ticking fees set forth above shall accrue, in respect of each Facility, at all times during the Availability Period for such Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable on the earlier of (x) the date of Borrowing of such Facility and (y) on the last day of the Availability Period for such Facility. If there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay (A) to the Arrangers for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Arranger Fee Letter and (B) to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Agency Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except, with respect to the Agency Fee Letter, as specified therein.

(c) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans based on the “Prime Rate” pursuant to clause (b) of the definition of “Base Rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the currency which such payment is owed and in same day funds not later than 1:00 p.m. (New York City time) (with respect to payments in Dollars) or 10:30 a.m. (New York City time) (with respect to payments in Euros) on the date specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in Euros, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Euros payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of the relevant Tranche (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after the above-mentioned cut-off times shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in same day funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans (in the case of Loans denominated in Dollars) or the Cost of Funds Rate plus the Applicable Rate for Eurocurrency Rate Loans (in all other cases). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in same day funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c), are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the Dollar Equivalent amount of such Obligations with respect to any Tranche due and payable to such Lender at such time to (y) the aggregate Dollar Equivalent amount of the Obligations due and payable to all Lenders holding Loans of such Tranche hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders under the applicable Tranche hereunder and under the other Loan Documents at such time obtained by all the Lenders under the applicable Tranche at such time or (ii) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the Dollar Equivalent amount of such Obligations with respect to any Tranche owing (but not due and payable) to such Lender at such time to (y) the aggregate Dollar Equivalent amount of the Obligations owing (but not due and payable) to all Lenders holding Loans of such Tranche hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders of the applicable Tranche hereunder and under the other Loan Documents at such time obtained by all of the Lenders of the applicable Tranche at such time, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the applicable Tranche of Loans of the other Lenders of such Tranche, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate Dollar Equivalent amount of Obligations then due and payable to the Lenders of such Tranche or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

(b) The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14 [Intentionally Omitted].

2.15 [Intentionally Omitted].

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent with respect to this Agreement for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to or received by the Administrative Agent from such Defaulting Lender pursuant to Section 10.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and, sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay Dollar Equivalent amount of the Loans of all the non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this clause (ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any ticking fees payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent, each in its sole discretion, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of any Tranche to be held pro rata by the Lenders in accordance with their Commitments with respect to such Tranche (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction, withholding or deduction for or on account of any Taxes. If, however, any amount for or on account of Taxes is required to be withheld or deducted under any applicable Law, such amount for or on account of Taxes shall be withheld or deducted in accordance with such Laws. For purposes of this Section 3.01, “applicable Law” includes FATCA.

(ii) If any amount for or on account of Taxes is required to be withheld or deducted from any such payment under any applicable Law, then (A) the Borrower, the Guarantor or the Administrative Agent, as required by such Laws, shall withhold or make such deductions in the minimum amount required by such Laws, (B) the Borrower, the Guarantor or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made for or on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or the Guarantor, as applicable, shall (subject to Section 3.01(h)) be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, but subject to subsection (c)(ii) below, the Borrower shall, and does hereby, indemnify the Administrative Agent, and each Lender and shall make payment in respect thereof within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after written demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the

Administrative Agent as required by Section 9.10. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Subsection (c)(i) above shall not apply to the extent that the amount of such Indemnified Taxes or Other Taxes (A) is compensated for by an increased payment under subsection (a)(ii)(C) above or (B) would have been compensated for by an increased payment under subsection (a)(ii)(C) above, but was not so compensated solely because one of the exclusions in Section 3.01(h) applied.

(d) Evidence of Payments. Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Administrative Agent for the Lender entitled to the relevant payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to such Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Governmental Authority.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall indicate, in the case of a Lender party hereto as of the date of this Agreement, on Schedule 3.01 hereto, or in the case of any Lender which becomes a party hereto after the date of this Agreement, in the Assignment and Assumption which it executes on becoming a party hereto, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in (A) not a UK Qualifying Lender, (B) a UK Qualifying Lender (other than a UK Treaty Lender), or (C) a UK Treaty Lender. If a Lender fails to indicate its status in accordance with this clause (e)(i) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall promptly inform the Borrower). For the avoidance of doubt, neither this Agreement nor an Assignment and Assumption shall be invalidated by any failure of a Lender to comply with this clause (e)(i).

(ii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which does, or is reasonably likely to, modify or render invalid any claimed exemption from or reduction of Tax (including any exemption from Taxes required to be withheld or deducted from any payments hereunder or under any other Loan Document), and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower, any Guarantor or the Administrative Agent make any withholding or deduction for or on account of Taxes imposed by the United Kingdom from amounts payable to such Lender hereunder or under any other Loan Document.

(iii) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(iv) In addition, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code and that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States federal withholding Tax with respect to payments hereunder shall deliver to the Borrower and the Administrative Agent (in such number as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the expiration of any previously delivered form or upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), whichever of the following is applicable:

(A) executed originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B) executed originals of IRS Form W-8ECI;

(C) executed originals of IRS Form W-8IMY and all required supporting documentation;

(D) in the case of a Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10-percent shareholder” of WNA within the meaning of section 881(c)(3)(B) of the Code or (III) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(E) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(v) If a payment made to a Lender hereunder or under any other Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (e)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion acting in good faith, that it has received a refund or credit (in lieu of such refund) of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund or credit (in lieu of such refund) (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund or credit (in lieu of such refund); provided that such payment to the relevant Loan Party shall not leave the Administrative Agent or any Lender, as the case may be, in a worse after-Tax position than it would have been in had the indemnity payment, or additional amount, not been required to be paid), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the relevant Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(g) Notification by Borrower. The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent.

(h) UK Qualifying Lenders. A payment shall not be increased under subsection (a) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority, (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) an officer of HMRC has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction, and (B) the payment could have been made to the Lender without such a Tax Deduction if that Direction had not been made, (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender and (A) the relevant Lender has not given a UK Tax Confirmation to the Borrower, and (B) the payment could have been made to the Lender without such a Tax Deduction if the Lender had given a UK Tax Confirmation to the Borrower, on the basis that the UK Tax Confirmation would have enabled the Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA or (iv) the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without such a Tax Deduction had that Lender complied with its obligations under subsection (i) below.

(i) UK Treaty Lenders. (i) Subject to clause (ii) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make any payment to which such UK Treaty Lender is entitled without a Tax Deduction on account of Tax imposed by the United Kingdom.

(ii) Nothing in clause (i) above shall require a UK Treaty Lender to (A) register under the HMRC DT Treaty Passport scheme, (B) apply the HMRC DT Treaty Passport scheme to any Commitment or Loan if it has so registered, or (C) file UK Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (iii) or (v) below and the Borrower has not complied with its obligations under clause (iii) or (v) below.

(iii) (A) A UK Treaty Lender which becomes a party hereto on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) by including its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 3.01(i).

(B) Where a Lender includes the indication described in clause (A) above in Schedule 3.01(i), the Borrower shall, to the extent that that Lender is a Lender under a Commitment or Loan made available to the Borrower pursuant to this Agreement, file a duly completed form DTTP2 in respect of such Lender with HMRC (1) within 30 days of the date of this Agreement or (2) in the case of any Borrower which becomes a party hereto after the date of this Agreement, within 30 days of it becoming a Borrower, and, in each case, shall promptly provide the Lender with a copy of such filing.

(iv) If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause (iii) above or clause (v) below, no Loan Party shall file any form relating to the HMRC DT Treaty Passport Scheme in respect of that Lender’s Commitment or its participation in any Loans unless that Lender otherwise agrees.

(v) (A) A Lender which becomes a party hereto after the date of this Agreement that is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and that wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Administrative Agent and without liability to any Loan Party) in the Assignment and Assumption which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Assumption.

(B) Where a Lender which becomes a party hereto after the date of this Agreement includes the indication described in clause (A) above in the relevant

Assignment and Assumption, the Borrower shall, to the extent that that Lender becomes a Lender under a Commitment or Loan which is made available to the Borrower pursuant to this Agreement, file a duly completed form DTTP2 in respect of such Lender with HMRC (1) within 30 days of the date on which that Lender becomes a party hereto or (2) in the case of any Borrower which becomes a party hereto after the date on which the Lender becomes a party hereto, within 30 days of it becoming a Borrower, and shall, in each case, promptly provide the Lender with a copy of such filing.

(j) UK Non-Bank Lenders. A UK Non-Bank Lender which becomes a party hereto on the day on which this Agreement is entered into gives a UK Tax Confirmation to each Loan Party by entering into this Agreement. A UK Non-Bank Lender shall notify the Borrower and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(k) VAT. (i) All amounts set out or expressed in a Loan Document to be payable by any party to the Administrative Agent or any Lender (each, a “Finance Party” for the purposes of this subsection (k)) which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party hereto under this Agreement or any other Loan Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under this Agreement or any other Loan Document, and any party hereto other than the Recipient (the “Subject Party”) is required by the terms of this Agreement or any other Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(iii) Where this Agreement or any other Loan Document requires any party hereto to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this subsection (k) to any Person shall, at any time when such Person is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994), or any substantially similar concept in the case of a group for non-United Kingdom VAT purposes, at such time.

(l) Solely for United States income tax purposes, all parties to this Agreement agree that payments by or on account of any obligation of the Borrower or any Guarantor hereunder shall be treated as payments from sources within the United States.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or Euros), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Euros in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (in the case of Loans denominated in Dollars) or to Loans bearing interest at the Cost of Funds Rate plus the Applicable Rate for Eurocurrency Rate Loans (in the case of any other Loan), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

(a) If prior to the commencement of the Interest Period for any proposed Borrowing of Eurocurrency Rate Loans (x) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for determining the Eurocurrency Rate for the requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or (y) if such Borrowing is of a particular Tranche of Loans, the Administrative Agent is advised by the Majority Tranche Lenders with respect to such Tranche that the Eurocurrency Rate for the requested Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent (in the case of clause (y), upon the instruction of the Majority Tranche Lenders of the affected Tranche of Loans) notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request (a) for a Borrowing of (or conversion to) Base Rate Loans in the amount specified therein, in the case of Loans denominated in Dollars, or (b) for a Borrowing of (or conversion to) a Loan bearing interest at the Cost of Funds Rate plus the Applicable Rate with respect to Eurocurrency Rate Loans, in the case of any other Loan.

(b) If any event described in the first sentence of Section 3.03(a) occurs and results in the application of the Cost of Funds Rate, then at the request of the Administrative Agent, the Parent or the Borrower, the Administrative Agent, the Parent and the Borrower shall enter into negotiations for a period of no more than 30 days for the purpose of agreeing to a substitute basis for determining the rate of interest to be applied to the applicable Borrowing (and, to the extent required, any future Borrowings). Any substitute basis agreed upon shall be, with the consent of all Lenders, binding on all of the parties to this Agreement.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) except as specifically provided in the last sentence of this Section 3.04(a), subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of Taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. For the avoidance of doubt, subsections (i) through (iv) above shall not apply to the extent any increased costs are (A) attributable to a Tax Deduction required by law to be made by any Loan Party or (B)(1) compensated for by Section 3.01(c) or (2) would have been compensated for by Section 3.01(c) but were not so compensated solely because (a) the relevant Tax is an Excluded Tax, (b) the loss, liability or cost is compensated for by an increased payment under Section 3.01(a) or (c) the loss, liability or cost would have been compensated for by an increased payment under Section 3.01(a) but was not so compensated solely because one of the exclusions in Section 3.01(h) applied.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan (or interest due thereon) on its scheduled due date or any payment thereof in a different currency than the currency in which it was borrowed; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrower the right to replace a Lender as a party hereto, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions to Effectiveness. The effectiveness of this Agreement and the Commitments of each Lender hereunder are subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or other electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer (or, with respect to any Loan Party other than the Borrower, by a Secretary or other Person duly appointed as an attorney-in-fact by a power of attorney granted by, or pursuant to an authorization of, the board of directors or similar body of such Loan Party) of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Guaranty Agreement, sufficient in number for distribution to each Agent and the Borrower;

(ii) Notes executed by the Borrower in favor of each Lender that requested Notes at least two Business Days prior to the Effective Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iv) such documents and certifications as the Administrative Agent or its counsel may reasonably request to evidence that each Loan Party is duly organized or formed, validly existing and in good standing in its jurisdiction of organization; and

(v) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (A) Weil, Gotshal & Manges LLP, New York counsel to the Borrower and the other Loan Parties, substantially in the form of Exhibit H-1, (B) Matheson, local counsel to the Parent and WTWS, substantially in the form of Exhibit H-2, (C) Weil, Gotshal & Manges, local counsel to the Loan Parties organized or existing under the laws of England and Wales, substantially in the form of Exhibit H-3, (D) Baker & McKenzie Amsterdam N.V., local counsel to Willis Netherlands Holdings B.V., substantially in the form of Exhibit H-4, and (E) Appleby (Bermuda) Limited, local counsel to WTWB, substantially in the form of Exhibit H-5, and, in the case of each such opinion required by this clause (v), covering such other matters relating to the Loan Parties, the Loan Documents or the transactions contemplated hereby as the Required Lenders shall reasonably request, and the Parent and the Borrower hereby request such counsel to deliver such opinions.

(b) The representations and warranties of (i) the Parent and the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects (or, if such representation or warranty is itself modified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(c) No Default or Event of Default shall exist.

(d) Since December 31, 2014 there shall not have occurred any events or changes that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

(e) (i) All fees required to be paid to any Agent on or before the Effective Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Effective Date shall have been paid.

(f) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel, if requested by the Administrative Agent) to the extent invoiced prior to the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(g) Upon the reasonable request of any Lender made at least five Business Days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, in each case at least three Business Days prior to the Effective Date.

Without limiting the generality of the provisions of Section 9.03(c), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to Borrowing of the Tranche A Term Loans. The obligation of each Lender to make its Tranche A Term Loans available to the Borrower hereunder is subject to satisfaction of the following conditions precedent in addition to those specified in Section 4.04:

(a) To the knowledge of the Parent, as of the Gras Savoye Funding Date, the representations and warranties made by or on behalf of the sellers party to the Gras Savoye Acquisition Agreement pursuant thereto which are material to the interest of the Lenders in their capacities as such and the failure of which to be true shall permit the Willis Europe BV not to consummate the transactions thereunder, shall be true and correct in all respects on the Completion Date (as defined in the Gras Savoye Acquisition Agreement), except where expressly specified otherwise therein.

4.03 Conditions to Borrowing of the Tranche B Term Loans. The obligation of each Lender to make its Tranche B Term Loans available to the Borrower hereunder is subject to satisfaction of the following conditions precedent in addition to those specified in Section 4.04:

(a) The representations and warranties made by or on behalf of Towers Watson in the Towers Watson Merger Agreement which are material to the interest of the Lenders in their capacities as such and the failure of which to be true shall permit the Parent not to consummate the transactions thereunder, shall be true and correct in all respects.

(b) The Towers Watson Merger shall be consummated on the Towers Watson Funding Date by the Parent and its Affiliates.

4.04 Conditions to all Borrowings. The obligation of each Lender to honor any Borrowing Request (other than a Borrowing Request requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The Specified Representations shall be true and correct in all material respects on and as of the date of such proposed Borrowing (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(b) The Administrative Agent shall have received evidence reasonably satisfactory to it that such proposed Borrowing under the applicable Facility and the use of proceeds thereof is permitted under the Existing Credit Agreement and the WSI Credit Agreement.

(c) No Event of Default under Sections 8.01(a), (f) or (g) shall exist or would result from such proposed Borrowing or the proceeds thereof.

(d) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Organization; Powers. Each of the Parent and its Subsidiaries is (a) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

5.02 Authorization; Enforceability. The transactions contemplated hereby to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Parent and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Parent, the Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.03 Governmental Approvals; No Conflicts. The transactions contemplated hereby (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any material applicable Law, (ii) the charter, by-laws or other Organization Documents of the Parent or any Subsidiary or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other material instrument binding upon the Parent or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any Subsidiary pursuant to the terms of such material indenture, agreement or other material instrument.

5.04 Financial Condition; No Material Adverse Change.

(a) The Parent has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2014, reported on by Deloitte LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2015, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2014, there has not occurred any event or change that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

5.05 Properties.

(a) Each of the Parent and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such good title or valid leasehold interests, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Each of the Parent and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Parent and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings (including investigative proceedings) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent or the Borrower, threatened against or affecting the Parent or any Subsidiary, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Parent nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.

5.07 Compliance with Laws; Absence of Default. Each of the Parent and its Subsidiaries is in compliance with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

5.08 Investment Company Status. Neither the Parent nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

5.09 Taxes. Each of the Parent and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification no. 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Accounting Standards Codification no. 715) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Pension Plans, in each case, by an amount that has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) The present value of all projected benefit obligations under the UK Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification no. 715) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed the fair market value of the assets of the UK Pension Plan, except where any underfunding of the UK Pension Plan (based on the assumptions used for the purposes of Accounting Standards Codification no. 715) as of the date of the most recent audited financial statements would not reasonably be expected to have a Material Adverse Effect.

(c) Except for the UK Pension Plan, as of the Effective Date neither Parent nor any of its Subsidiaries is an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a UK occupational pension scheme which is not a money purchase scheme (both such terms as defined in the Pension Schemes Act 1993) or is “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer, save where being an employer or being connected with or an associate of such an employer would not reasonably be expected to have a Material Adverse Effect.

(d) Neither the Parent nor any Subsidiary has been issued with a contribution notice or financial support direction by the UK Pensions Regulator or received any written communication from the UK Pensions Regulator that on its face is preparatory to the issue of a contribution notice or financial support direction.

5.11 Disclosure. Neither the Marketing Information nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Parent or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered on or prior to the Effective Date hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.12 Subsidiaries. Schedule 5.12 sets forth the name and jurisdiction of organization of, and the direct or indirect ownership interest of the Parent in, each Subsidiary, and identifies each Subsidiary that is a Guarantor, in each case as of the Effective Date.

5.13 Solvency. Immediately after the consummation of the transactions to occur on the Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date; (e) no Loan Party, by reason of actual or anticipated financial difficulties, has commenced or intends to commence negotiations with one or more of its creditors with a view to rescheduling any of its

Indebtedness; and (f) no moratorium has been declared and, in the opinion of the Parent and the Borrower, no moratorium is reasonably likely to be declared in the foreseeable future, in each case, in respect of any Indebtedness of any Loan Party.

5.14 Use of Proceeds. No Loan Party is engaged, and none of them will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock or to refinance indebtedness originally incurred for such purpose.

5.15 Pari Passu. The Obligations rank at least pari passu with all other senior unsecured Indebtedness of the Loan Parties.

5.16 Deduction of Tax. The Borrower is not required to make any Tax Deduction from any payment under any Loan Document to a Lender which is (a) a UK Qualifying Lender (i) falling within clause (a)(i) of the definition of UK Qualifying Lender, (ii) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within clause (a)(ii) of the definition of UK Qualifying Lender, or (iii) falling within clause (b) of the definition of UK Qualifying Lender, or (b) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

5.17 OFAC; USA PATRIOT Act; FCPA; UK Bribery Act. (a) (i) None of the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any director or officer of any of the foregoing is a Sanctioned Person or otherwise the target of Sanctions; (ii) none of the Parent or any of its Subsidiaries will, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country; (iii) the Parent and each Subsidiary of the Parent are in compliance with any Sanctions applicable to the Parent or such Subsidiary in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Parent or its Subsidiaries being designated as a Sanctioned Person pursuant to any Sanctions applicable to such Person and (iv) the Parent and each of its Subsidiaries has implemented and maintains in effect and enforces policies and procedures reasonably designed to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions applicable to such Persons.

(b) To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

(c) (i) No part of the proceeds of any Loan, will be used, directly or, to the knowledge of the Parent or the Borrower, indirectly either for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) or for payments which would, if any relevant act or omission took place in the United Kingdom, constitute an offense under the U.K. Bribery Act 2010 (the “UK Bribery Act”) and (ii) neither the Parent nor any of its Subsidiaries is otherwise in violation of the FCPA or the UK Bribery Act in any material respect

(d) The representations and warranties in clauses (iii) and (iv) of Section 5.17(a) above made by or on behalf of any German Person are only made if and to the extent that benefiting from these representations does not result in a violation of or conflict with Section 7 German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar anti-boycott statute.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Parent and the Borrower covenant and agree with the Lenders that:

6.01 Financial Statements; Ratings Change and Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a) as soon as available and in any event within 120 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) as soon as available and in any event within 60 days (or, if earlier, the date that is fifteen (15) days after the reporting date for such information required by the SEC) after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate executed by a Financial Officer of the Parent (i) certifying as to whether a Default that has not been disclosed in any prior Compliance Certificate (unless such Default exists anew or continues to exist at such time, in which case it shall be included on such Compliance Certificate) has occurred and, if such Default has occurred or exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed quarterly calculations of the financial covenants set forth in, and demonstrating compliance with, Sections 7.08(a) and (b), (iii) stating whether any Material Acquisition has occurred during the period covered by such financial statements and, if so, setting forth the changes to the amounts referred to in Section 7.05(d) as a result of each such Material Acquisition, together with a reasonably detailed explanation of the calculation of such changes and (iv) stating whether any change in GAAP or in the application thereof that has not been disclosed in any prior Compliance Certificate has occurred since the date of the Audited Financial Statements referred to in Section 5.04 that would be relevant in the calculation of any of the financial covenants set forth in Sections 7.08(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a report from the accounting firm that reported on such financial statements, stating that (i) the financial information in the certificate prepared by a Financial Officer of the Parent pursuant to clause (c) above has been accurately extracted from the sources identified therein and, where applicable, agrees with the underlying accounting records, (ii) the calculations of the financial covenants in Sections 7.08(a) and (b) set forth in such certificate are arithmetically correct and (iii) the financial information set forth in such certificate is, as to elements and composition, presented in accordance with the relevant accounting definitions set forth in Section 1.01;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be;

(f) promptly after S&P or Moody’s shall have announced a change in the Debt Rating, written notice of such change;

(g) promptly following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrower posts such documents, or provides a link thereto on the Parent’s or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (iii) on which such documents are posted on the Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent or the Borrower, as applicable, shall deliver paper copies of such documents to the Administrative Agent or any Lender upon the written request of such Person and until a written request to cease delivering paper copies is given by such Person and (ii) the Parent or the Borrower, as applicable, shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent and the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.01(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of the Parent and the Borrower hereby acknowledges that (a) the Administrative Agent and/or one or more of the Agents will make available to the Lenders materials and/or information provided by or on behalf of the Parent or the Borrower, as applicable, hereunder and under the other Loan Documents (collectively, the “Parent and Borrower Materials”) by posting the Parent and Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent, the Borrower or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of the Parent and the Borrower hereby agrees that (w) all Parent and Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Parent and Borrower Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Agents, the Lenders to treat such Parent and Borrower Materials as not containing any material non-public information with respect to the Parent, the Borrower or their respective securities for purposes of United States Federal and state securities Laws (provided that to the extent such Parent and Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Parent and Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Agents shall be entitled to treat any Parent and Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Parent and Borrower Materials “PUBLIC”.

6.02 Notices of Material Events. The Parent or the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event or imposition of a contribution notice or financial support direction on the Parent or any of its Subsidiaries by the UK Pensions Regulator that, alone or together with any other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other Responsible Officer of the Parent or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.03 Existence; Conduct of Business.

(a) The Parent and the Borrower will, and will cause each of the other Loan Parties to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04.

(b) The Parent and the Borrower will, and will cause each of the other Subsidiaries to, continue to engage (including after giving effect to any acquisition) only in a business of the type that does not represent a fundamental change in the character of the business of the Parent and its Subsidiaries, taken as a whole, conducted by the Parent and its Subsidiaries on the date of this Agreement, and businesses reasonably related thereto.

6.04 Payment of Taxes. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, pay its Tax liabilities before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and for which the Parent, the Borrower or such other Subsidiary, as applicable, has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

6.05 Maintenance of Properties; Insurance. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain in full force and effect, with insurance companies that the Parent and the Borrower believe (in the good faith judgment of the management of the Parent and the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.06 Books and Records; Inspection Rights. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Parent will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.07 Compliance with Laws. The Parent and the Borrower will, and will cause each of the other Subsidiaries to, comply with, and not commit any offense under, all Laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including to the extent applicable to it or its property, (a) Environmental Laws and the USA PATRIOT Act, and (b) Sanctions, the FCPA and the UK Bribery Act) other than compliance with any such Law where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, with the exception of compliance with Sanctions, the FCPA and the UK Bribery Act (to the extent each are applicable to such Person), compliance with which shall be in all material respects. The undertaking above with respect to Sanctions made by or on behalf of any German Person is only made if and to the extent that benefiting from these undertakings does not result in a violation of or conflict with Section 7 German Foreign Trade Regulation (Außenwirtschaftsverordnung), any provision of Council Regulation (EC) 2271/1996 or any similar anti-boycott statute.

6.08 Use of Proceeds. The proceeds of (a) the Tranche A Facility are to be used solely to fund the acquisition of the remaining equity interests of Gras Savoye not owned by the Parent and its Subsidiaries, including to repay certain Indebtedness of Gras Savoye and its Subsidiaries and (b) the Tranche B Facility are to be used solely to (i) to repay certain Indebtedness of Towers Watson and its Subsidiaries, (ii) to pay the costs and expenses incurred by the Borrower in connection with the transactions contemplated by this Agreement and (iii) for working capital, capital expenditures, other permitted acquisitions and other lawful corporate purposes of the Parent and its Subsidiaries. Notwithstanding anything to the contrary in this Section or in any other Loan Document, the Parent and the Borrower agree that they will ensure, and will cause their Subsidiaries to ensure, that no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.09 Gras Savoye Acquisition.

(a) After funding of the Tranche A Term Loan, the Borrower and the other Subsidiaries of the Parent shall retain direct ownership and control of the proceeds thereof at all times prior to the Gras Savoye Acquisition Date.

(b) The Parent and the Borrower will either (i) consummate the Gras Savoye Acquisition in accordance with this Section 6.09 no later than fourteen (14) days following the Gras Savoye Funding Date or (ii) make a mandatory prepayment in the Outstanding Amount of the Tranche A Term Loans in respect of such Tranche A Term Loans, together with all accrued and unpaid interest thereon, no later than seventeen (17) days after the Gras Savoye Funding Date.

(c) On the Gras Savoye Acquisition Date, the Parent will deliver a certificate to the Administrative Agent in the form of Exhibit G signed by a Responsible Officer of the Parent and the certifications contained therein shall be true in all respects.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Parent and the Borrower covenant and agree with the Lenders that:

7.01 Subsidiary Indebtedness. The Parent will not permit any Subsidiary that is not a Loan Party to create, incur, assume or permit to exist any Indebtedness (including pursuant to any Guarantee of Indebtedness of the Parent or another Subsidiary), except:

(a) Indebtedness owing to the Parent or another Subsidiary;

(b) Guarantees of Indebtedness of another Subsidiary that is not a Loan Party, to the extent such Indebtedness is permitted by this Section 7.01;

(c) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) in the case of any other such Indebtedness, such Indebtedness shall not be Guaranteed by the Parent or any other Subsidiary, except Indebtedness that, in the aggregate, but without duplication, does not exceed $25,000,000 may be Guaranteed;

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;

(e) Indebtedness incurred in relation to arrangements made in the ordinary course of business to facilitate the operation of bank accounts on a net balance basis;

(f) short term Indebtedness from banks incurred in the ordinary course of business pursuant to a facility required in order to comply with rules and regulations issued from time to time by regulatory authorities; provided that such compliance is required for the applicable Subsidiary to remain licensed to conduct its business;

(g) Indebtedness incurred by WSI the proceeds of which are used to make Investments in any Underwritten Securities in the ordinary course of WSI’s business in an aggregate principal amount not to exceed $800,000,000 at any time outstanding minus the cost of Investments made pursuant to Section 7.03 that were not made using the proceeds of Indebtedness;

(h) other Indebtedness in an aggregate principal amount (for all such Subsidiaries combined, but without duplication) not exceeding $200,000,000 (provided that if the Towers Watson Merger occurs, at any time there is any Indebtedness outstanding under the Towers Watson Facility, such aggregate principal amount shall not exceed $100,000,000) at any time outstanding; and

(i) Indebtedness outstanding under the Towers Watson Facility; provided that such Indebtedness shall not be guaranteed by the Parent or any other Subsidiary (other than Towers Watson and its Subsidiaries).

7.02 Liens. The Parent and the Borrower will not, and will not permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 7.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary after the date hereof or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such security interests secure only Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets (including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of such assets) and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary;

(e) charges or Liens in favor of a regulatory authority or a third party, in each case, as contemplated by the rules or regulations issued by a regulatory authority and with which the applicable Subsidiary is required to comply in order to remain licensed to conduct its business;

(f) Liens over credit balances created in favor of any bank in order to facilitate the operation of bank accounts on a net balance basis or in connection with any Bankers Automated Clearing Services facility used in the ordinary course of business;

(g) Liens comprised by escrow arrangements entered into in connection with asset sales, transfers or other dispositions permitted by Section 7.04; and

(h) other Liens; provided that the sum of the aggregate principal amount of obligations secured by such Liens plus the aggregate amount of Attributable Indebtedness in respect of sale and leaseback transactions permitted by Section 7.05(c) shall not, at any time, exceed 10% of Net Worth.

7.03 Investments. The Parent and the Borrower will not permit WSI or any other Subsidiary that is a licensed broker-dealer to make Investments in any Underwritten Securities in the ordinary course of WSI’s or such Subsidiary’s business in an aggregate amount exceeding at any one time outstanding $800,000,000 (including the Investments made with the proceeds of Indebtedness incurred pursuant to Section 7.01(g)); provided that such Investments shall not be made or maintained using proceeds of Borrowings of the Loans in an aggregate amount exceeding $400,000,000 at any one time outstanding.

7.04 Fundamental Changes. The Parent and the Borrower will not, and will not permit any other Loan Party to, either (x) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (y) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(a) any Subsidiary may merge with or into the Parent, the Borrower or any other Loan Party in a transaction in which the Parent, the Borrower or such Loan Party, as the case may be, is the surviving entity; provided that (i) the Parent and the Borrower will not merge with or into each other and (ii) if the Parent or the Borrower merges with any other Loan Party, the Parent or the Borrower, as the case may be, must be the surviving entity; and

(b) any Person may merge or consolidate with or into the Parent, the Borrower or any other Loan Party in a transaction in which the Parent, the Borrower or such Loan Party, as the case may be, is not the surviving entity; provided that (i)(A) in the case of a Person merging or consolidating with or into the Borrower, the Person formed by or surviving any such merger or consolidation shall be a corporation organized or existing under the laws of the jurisdiction in which the Borrower is organized and (B) in the case of a Person merging or consolidating with or into the Parent or any other Loan Party other than the Borrower, the Person formed by or surviving any merger or consolidation shall be a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof or, in the case of a merger or consolidation involving the Parent, the laws of the jurisdiction in which the Parent is organized (such Person being herein referred to as the “Successor Entity”), (ii) the Successor Entity shall expressly assume all the obligations of the Parent, the Borrower or the applicable Loan Party, as the case may be, under the Loan Documents to which the Parent, the Borrower or such Loan Party, as applicable, is a party, pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) if such merger or consolidation involves the Borrower, then each Guarantor, unless it is the other party to such merger or consolidation, shall have (by a supplement to the Guaranty Agreement) confirmed that its Guarantee shall apply to all of the Successor Entity’s obligations under this Agreement, (iv) if requested by the Administrative Agent, the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the

Administrative Agent to the effect that the applicable Loan Documents are legal, valid, binding and enforceable obligations of the Successor Entity and (v) this clause (b) shall not be construed to permit the Borrower to merge with or into the Parent.

In the case of any such merger of the Parent or the Borrower in accordance with clause (b) above, the Successor Entity shall be deemed to be the Parent or the Borrower, as applicable, for all purposes of the Loan Documents. Notwithstanding anything to the contrary herein, the Parent will not engage, and will not permit the Borrower to engage, in any transaction that would reduce the percentage of Equity Interests owned by the Parent in the Borrower, except for (x) sales, transfers and other disposals of such Equity Interests to directors, officers or employees of the Borrower pursuant to any employee stock ownership plan or similar plan for the benefit of directors, officers or employees of the Borrower and (y) the issuance of such Equity Interests as consideration for any acquisition from a third party; provided that following any such issuance of Equity Interests to a third party, no Change in Control shall have occurred and the majority of the seats (other than vacant seats) on the board of directors of the Borrower shall be occupied by Persons nominated by the board of directors of the Borrower or the Parent or appointed by directors so nominated.

7.05 Asset Sales. The Parent and the Borrower will not, and will not permit any other Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, except:

(a) Dispositions in the ordinary course of business;

(b) Dispositions to the Parent or a Subsidiary; provided that in the case of a Disposition by a Loan Party to a Subsidiary that is not a Loan Party, such Disposition shall be on fair and reasonable terms substantially as favorable to the Loan Party and such Subsidiary as would be obtainable by the Loan Party and such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) Dispositions pursuant to sale and leaseback transactions permitted by Section 7.06(a);

(d) Dispositions of assets that are not permitted by any other clause of this Section 7.05; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed in reliance upon this clause (d) shall not exceed $1,100,000,000 during any fiscal year and shall not exceed $2,750,000,000 during the period from and including the Effective Date to but excluding the Maturity Date; provided, further that in the event, and on each occasion, that any Material Acquisition is consummated after the Effective Date, each of the two amounts set forth in the immediately preceding proviso shall be increased by an amount equal to 25% of the value of the assets acquired pursuant to such Material Acquisition (valued based upon the amount at which such assets would be reflected on a balance sheet of the Parent and its Subsidiaries prepared on a consolidated basis in accordance with GAAP after giving effect to such Material Acquisition); and

(e) Any Disposition as part of the Towers Watson Restructuring Transactions.

provided that all Dispositions permitted hereby (other than those permitted by clause (a) or (b) above) shall be made for full fair value and on an arm’s length basis, as reasonably determined in good faith by the Parent or the Borrower, taking into account all relevant considerations. Any merger or consolidation of a Subsidiary with or into any other Person that results in such Subsidiary ceasing to be a Subsidiary or the Parent owning a reduced percentage of the Equity Interests in such Subsidiary shall, in each case, be treated as a Disposition of such Subsidiary (or the relevant portion thereof) for purposes of this Section 7.05.

7.06 Sale and Leaseback Transactions. The Parent and the Borrower will not, and will not permit any other Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except:

(a) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after the Parent or such Subsidiary acquires or completes the construction of such fixed or capital asset;

(b) any such sale of the property listed on Schedule 7.06; and

(c) any other such sale if, after giving effect thereto, the Attributable Indebtedness in respect of the applicable sale and leaseback transaction is within the limits set forth in Section 7.02(h) (after giving effect to all such sale and leaseback transactions and applicable Liens).

7.07 Restricted Payments. The Parent and the Borrower will not, and will not permit any other Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Parent or another Subsidiary, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Parent may declare or pay ordinary (as opposed to special) cash dividends to its stockholders in the ordinary course of business; and

(e) the Parent and its Subsidiaries may make other Restricted Payments that are not otherwise permitted by any other clause of this Section 7.07 in an unlimited amount so long as, both before and after giving effect to any such Restricted Payment (and any Indebtedness incurred or repaid in connection therewith) the pro forma Consolidated Leverage Ratio is no greater than 3.00 to 1.00.

7.08 Financial Covenants.

(a) Consolidated Cash Interest Coverage Ratio. The Parent and the Borrower will not permit the Consolidated Cash Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 4.00 to 1.00.

(b) Consolidated Leverage Ratio. The Parent and the Borrower will not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent to be greater than 3.25 to 1.00; provided that, upon the written request of the Borrower (such request, which shall include a listing of the acquisitions so made, a “Covenant Reset Request”), but without any action on the part of the Administrative Agent or any Lender, at any time where during the prior fifteen (15) month period the

Borrower can demonstrate that it and/or any other Subsidiaries of the Parent have made acquisitions whose aggregate consideration equals or exceeds the Requisite Qualified Acquisition Threshold (without duplication of any acquisition that was included in any previous Covenant Reset Request), the maximum Consolidated Leverage Ratio permitted under this Section 7.08(b) shall be automatically increased from 3.25 to 1.00 to 3.50 to 1.00 for the last day of each fiscal quarter of the Covenant Reset Period related to such Covenant Reset Request; provided, further, that the Borrower shall provide to the Administrative Agent such details with respect to such acquisitions as the Administrative Agent, in its reasonable discretion, shall request; provided, further, that after the end of each Covenant Reset Period, the Borrower shall deliver to the Administrative Agent an executed Compliance Certificate that shall evidence the Borrower’s compliance with a Consolidated Leverage Ratio of 3.25 to 1.00 for a full fiscal quarter following the end of such Covenant Reset Period before becoming entitled to make an additional Covenant Reset Request (which, for the avoidance of doubt, must nonetheless comply with the other requirements of this Section 7.08(b)).

7.09 Amendments to the Towers Watson Facility. The Parent shall not permit Towers Watson or any of its Subsidiaries to amend the Towers Watson Facility in any manner materially adverse to the interests of the Lenders in their capacities as such without the consent of the Required Lenders.

7.10 Sanctions; Use of Proceeds. None of the Parent, its Subsidiaries or the Borrower will, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds (a) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (b) in any manner that would result in the violation of Sanctions by any Person, including any Person participating in the Loans.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Either (i) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) the Borrower shall fail to pay any interest on any Loan, or any fee or any other amount (other than an amount referred to in subclause (i) of this clause (a)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days; or

(b) Specific Covenants. The Parent or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02, 6.03 (with respect to the existence of the Parent or the Borrower), 6.08 or 6.09 or in Article VII; or

(c) Other Defaults. Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a) or (b) of this Article), and, if such failure is capable of remedy, such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); or

(d) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (or, with respect to any representation or warranty modified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or

(e) Cross-Default. Either (i) the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or Material Swap Obligations, when and as the same shall become due and payable or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(f) Involuntary Insolvency Proceedings, Etc. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief (including the suspension of payments or a moratorium of any indebtedness) in respect of the Parent or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, administrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, and, in any such case, if such proceeding or petition has been commenced under Federal or state bankruptcy, insolvency, receivership or similar law, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(g) Voluntary Insolvency Proceedings, Etc. The Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, administration or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(h) Inability to Pay Debts. The Parent or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or

(i) Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance provided by a carrier that is not disputing coverage) shall be rendered against the Parent, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged, in each case for a period of 60 consecutive days during which period execution shall not be effectively stayed; or any formal legal process has been commenced by a judgment creditor to attach or levy upon any material assets of the Parent or any Subsidiary to enforce any such judgment; or

(j) ERISA. An ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Parent or any Subsidiary (including any Loan Party) contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(l) Change in Control. There occurs any Change in Control; or

(m) Gras Savoye. If the Gras Savoye Acquisition is consummated, the operations of the Sudan branch of Gras Savoye Egypt SAE (the “Sudan Branch”) are not completely shut down or divested from the operations of Gras Savoye or its Subsidiaries prior to the consummation of the Gras Savoye Acquisition such that upon and after such consummation, the Parent or any of its Subsidiaries holds at any time any legal or beneficial ownership, whether directly or indirectly, in the Sudan Branch.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Parent and the Borrower; and/or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authorization of Agents. Each of the Lenders hereby irrevocably appoints Barclays to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent hereunder, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as such Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Parent or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

(a) No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and the duties of the Administrative Agent hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent shall: (i) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (ii) have any duty to take any discretionary action or exercise any discretionary powers, except (in the case of the Administrative Agent) discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders or, with respect to any matter that affects only one Tranche, the Majority Tranche Lenders of that Tranche (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent, the Borrower or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or, with respect to any matter that affects only one Tranche, the Majority Tranche Lenders of that Tranche (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Sections 10.01 and 10.03), or (ii) in the absence of its own gross negligence or willful misconduct to the extent that such determination is made by a final and non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default unless and until the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”

(c) No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (in the case of the Administrative Agent) to confirm receipt of items expressly required to be delivered to it

9.04 Reliance by Administrative Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to any such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation,

the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint, in consultation with the Borrower, a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent may (but shall not be obligated to) continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent-Related Person or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 Duties of Other Agents. None of the Agents (other than the Administrative Agent) shall have any rights, powers, obligations, liabilities, responsibilities or duties under this Agreement or any of the other Loan Documents, except in its capacity as a Lender.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Withholding. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any Tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, Tax ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all reasonable costs and out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in connection therewith.

9.11 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.11.

9.12 Survival. All provisions of this Article IX shall survive termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations hereunder.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, with respect to any matter that affects only one Tranche, the Majority Tranche Lenders of that Tranche) (or the

Administrative Agent with the consent of the Required Lenders (or, with respect to any matter that affects only one Tranche, the Majority Tranche Lenders of that Tranche)) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c), which may be waived solely by the Person to whom any such amounts are due) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or “Majority Tranche Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby;

(g) release all or substantially all of the value of the Guaranty Agreement without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent acting alone);

(h) impose any greater restriction on the ability of any Lender under a Tranche to assign any of its rights or obligations hereunder without the written consent of the Majority Tranche Lenders of such Tranche; or

(i) waive any condition set forth in Section 4.02, 4.03 or 4.04 as to any Borrowing after the Effective Date without the written consent of the Majority Tranche Lenders with respect to the applicable Tranche;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each similarly situated Lender or such Lender and that has been approved by the Required Lenders or the Majority Tranche Lenders, as applicable, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or (subject to subsection (b) below) email as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Parent, the Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II, if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE PARENT AND BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE PARENT AND BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE PARENT AND BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Parent, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Parent’s, the Borrower’s or the Administrative Agent’s transmission of Parent and Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Parent, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Parent, the Borrower and the Administrative Agent may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, e-mail or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Parent and Borrower Materials that are not made available through the “Public Side

Information” portion of the Platform and that may contain material non-public information with respect to the Parent or the Borrower or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Parent or the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Parent and the Borrower shall each indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Parent or the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and each of their respective Affiliates (including the actual, reasonable and documented fees, charges and disbursements of one counsel for the Agents, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel for each group of similarly affected Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise for all such similarly affected Persons taken as a whole)), in connection with the syndication of the Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. Each of the Parent and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the actual, reasonable and documented fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise to each group of similarly affected Indemnitees, taken as a whole) and settlement costs) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely amongst the Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent or as an Arranger) not arising out of any act or omission of the Parent, the Borrower, or any Subsidiary; provided further that this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Parent and the Borrower for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined using the Dollar Equivalent amount of the aggregate amount of Term Loans and Commitments outstanding as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the Parent, the Borrower, the Administrative Agent or any Lender shall assert, and each of them hereby waives, any claim against any Person party to this Agreement or against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver of special, indirect, consequential or punitive damages shall not limit the indemnification obligations of the Borrower under this Section, to the extent such damages would otherwise be subject to indemnification. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (x) neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; provided that a merger or consolidation that complies with Section 7.04 shall not be construed as an assignment or transfer for purposes of this clause (x) and (y) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (e) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans; provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Tranche and the Loans at the time owing to it under any Tranche, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that the Borrower will be deemed to have consented to such assignment if its response is not received by the Administrative Agent within five days of its receipt of notice of such assignment) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment under any Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Following receipt by it of an Assignment and Assumption, the Administrative Agent shall promptly, and in any event within 10 days of receipt, deliver to the Borrower a fully executed copy of such Assignment and Assumption.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage of the relevant Facility. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Limitations on Rights of Eligible Assignees. If (i) a Lender assigns or transfers any of its rights or obligations under this Agreement or under any other Loan Document or changes its applicable Lending Office and (ii) as a result of circumstances existing at the date of the assignment, transfer or change, the Borrower would be obliged to make a payment to the relevant assignee, transferee or Lender acting through its new Lending Office pursuant to Section 3.01 or Section 3.04, then the relevant assignee, transferee or Lender acting through its new Lending Office is only entitled to receive payment under those Sections as a result of those circumstances to the same extent as the assignor, transferor or Lender acting through its previous Lending Office would have been if the assignment, transfer or change had not occurred. For the avoidance of doubt, this subsection (c) shall not limit the Borrower’s obligations to make payments pursuant to Section 3.01 or 3.04 in respect of Taxes or a Tax Deduction arising as a result of a Change in Law after the date of the relevant assignment, transfer or change in applicable Lending Office.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and stated interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Parent, the Borrower and any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments, Loans and other Obligations), at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or the Parent, the Borrower or any of the Parent’s or Borrower’s Affiliates or Subsidiaries, or a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Parent, the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury regulations. The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, consent or waiver in respect of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, consent, waiver or other modification requiring the consent of each Lender or the consent of each Lender affected thereby that affects such Participant. Subject to subsection (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) and, if applicable, Section 3.01(i) as though it were a Lender. For the avoidance of doubt, any Lender selling a participation shall, in accordance with Section 3.01(e)(ii), promptly notify the Borrower and the Administrative Agent if that participation modifies or renders invalid (or is reasonably likely to modify or render invalid) any claimed exemption from or reduction of Tax (including any treaty clearance to which that Lender may be entitled in respect of the payments made to it by any Loan Party under any Loan Document).

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC. A SPC shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Granting Lender would have been entitled to receive with respect to the participation sold to such SPC, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A SPC shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such SPC and such SPC agrees, for the benefit of the Borrower, to comply with Section 3.01(e) and, if applicable, Section 3.01(i) as though it were a Granting Lender. For the avoidance of doubt, any Granting Lender selling a participation shall, in accordance with Section 3.01(e)(ii), promptly notify the Borrower and the Administrative Agent if that participation modifies or renders invalid (or is reasonably likely to modify or render invalid) any claimed exemption from or reduction of Tax (including any treaty clearance to which that Granting Lender may be entitled in respect of the payments made to it by any Loan Party under any Loan Document).

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or tax authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the Facilities, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or (iii) any credit insurance provider, (h) with the consent of the Borrower or the Parent or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or the Parent.

For purposes of this Section, “Information” means all information received from the Parent, the Borrower or any Subsidiary relating to the Parent, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender on a non-confidential basis prior to disclosure by the Parent, the Borrower or any Subsidiary; provided that, in the case of information received from the Parent, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent, the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any circumstance exists under the last paragraph of Section 10.01 that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) the Borrower or such Eligible Assignee shall have received all consents required in accordance with Section 10.06;

(e) if applicable, the replacement Eligible Assignee or Eligible Assignees shall consent to such amendment or waiver, and such amendment or waiver shall, after giving effect to such consent(s), be consummated; and

(f) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 10.13.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Parent acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Parent, the Borrower and their respective Affiliates, on the one hand, and the Agents and the Lenders, on the other hand, (B) each of the Borrower and the Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Parent or any of their respective Affiliates, or any other Person and (B) none of the Agents nor the Lenders has any obligation to the Borrower, the Parent or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Parent and their respective Affiliates, and none of the Agents nor the Lenders has any obligation to disclose any of such interests to the Borrower, the Parent or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower and the Parent hereby waives and releases any claims that it may have against each Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, the Parent and each Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, the Parent and each Guarantor, which information includes the name and address of the Borrower, the Parent and each Guarantor, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, the Parent or any Guarantor, as applicable, in accordance with the USA PATRIOT Act. Each of the Borrower and the Parent and each Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

10.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRINITY ACQUISITION LIMITED, as Borrower

By:	/s/ Stephen Wood
Name:	Stephen Wood
Title:	Director

Signature Page To Term Loan Agreement

SIGNED AND DELIVERED for and on behalf of and as the deed of WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, as Parent, by its lawfully appointed attorney in the presence of:	/s/ John T. Greene
	Name:	John T. Greene
	Title:	Chief Financial Officer

/s/ Alistair C. Peel
(Witness’ Signature)

51 Lime Street

London E23M 7DQ
(Witness’ Address)

Company Secretary
(Witness’ Occupation)

Signature Page To Term Loan Agreement

BARCLAYS BANK PLC, as Administrative Agent and Lender

By:	/s/ Samuel Coward
Name:	Samuel Coward
Title:	Vice President

Executed in London, United Kingdom

Signature Page To Term Loan Agreement

BANK OF MONTREAL, as a Lender

By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

Signature Page To Term Loan Agreement

BANK OF MONTREAL, LONDON BRANCH, as a Lender

By:	/s/ Tony Ebdon	/s/ Lisa Rodriguez

Name:	Tony Ebdon	Lisa Rodriguez
Title:	Managing Director	MD

Signature Page To Term Loan Agreement

BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Glenn Schuermann
Name:	Glenn Schuermann
Title:	Director

Signature Page To Term Loan Agreement

CITIBANK NA, LONDON BRANCH, as Lender

By:	/s/ Gavin Westmoreland
Name:	Gavin Westmoreland
Title:	Vice President

Signature Page To Term Loan Agreement

COMERICA BANK, as a Lender

By:	/s/ Aurora Battaglia
Name:	Aurora Battaglia
Title:	Senior Vice President

Signature Page To Term Loan Agreement

HSBC BANK PLC, as Lender

By:	/s/ Elizabeth Saltor
Name:	Elizabeth Saltor
Title:	Director

Signature Page To Term Loan Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ James S. Mintzer
Name:	James S. Mintzer
Title:	Vice President

Signature Page To Term Loan Agreement

LLOYDS BANK PLC, as a Lender

By:	/s/ Erin Doherty
Name:	Erin Doherty
Title:	Assistant Vice President D006

By:	/s/ Daven Popat
Name:	Daven Popat
Title:	Senior Vice President P003

Signature Page To Term Loan Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Ramal Moreland
Name:	Ramal Moreland
Title:	Vice President

Signature Page To Term Loan Agreement

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Joshua Metcalf
Name:	Joshua Metcalf
Title:	2VP

Signature Page To Term Loan Agreement

PNC BANK, N.A., as Lender

By:	/s/ Nicole Limberg
Name:	Nicole Limberg
Title:	Vice President

Signature Page To Term Loan Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Andrew Roberts
Name:	Andrew Roberts
Title:	Director

Signature Page To Term Loan Agreement

SCOTIABANK (IRELAND) LIMITED, as a Lender

By:	/s/ Clive Sinnamon	/s/ Sue Foster
Name:	Clive Sinnamon	Sue Foster
Title:	Director	CEO

Signature Page To Term Loan Agreement

SUNTRUST BANK, as Lender

By:	/s/ Paula Mueller
Name:	Paula Mueller
Title:	Director

Signature Page To Term Loan Agreement

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Michelle S. Dagenhart
Name:	Michelle S. Dagenhart
Title:	Director

Signature Page To Term Loan Agreement

SCHEDULE 1.01(B)

GUARANTORS

Name of Entity	Jurisdiction of Organization
Willis Group Holdings Public Limited Company	Ireland
Willis Netherlands Holdings B.V.	Netherlands
Willis Investment UK Holdings Limited	England & Wales
TA I Limited	England & Wales
Willis North America Inc.	Delaware, USA
Willis Group Limited	England & Wales
WTW Bermuda Holdings Ltd.	Bermuda
Willis Towers Watson Sub Holdings Limited	Ireland

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Name of Lender	Tranche A Commitment	Tranche A Applicable Percentage	Tranche B Commitment	Tranche B Applicable Percentage
Barclays Bank PLC	€60,500,000	11.000000000%	$44,000,000	11.000000000%
SunTrust Bank	€60,500,000	11.000000000%	$44,000,000	11.000000000%
JPMorgan Chase Bank, N.A.	€44,000,000	8.000000000%	$32,000,000	8.000000000%
Lloyds Bank plc	€44,000,000	8.000000000%	$32,000,000	8.000000000%
Wells Fargo Bank, National Association	€44,000,000	8.000000000%	$32,000,000	8.000000000%
HSBC Bank PLC	€44,000,000	8.000000000%	$32,000,000	8.000000000%
PNC Bank, N.A.	€33,000,000	6.000000000%	$24,000,000	6.000000000%
Bank Of Tokyo-Mitsubishi UFJ, Ltd.	€33,000,000	6.000000000%	$24,000,000	6.000000000%
Citibank, N.A.	€33,000,000	6.000000000%	$24,000,000	6.000000000%
Manufacturers and Traders Trust Company	€33,000,000	6.000000000%	$24,000,000	6.000000000%
Bank of Montreal	€33,000,000	6.000000000%	$24,000,000	6.000000000%
The Royal Bank of Scotland plc	€25,000,000	4.550000000%	$18,000,000	4.500000000%
Scotiabank (Ireland) Limited	€25,000,000	4.550000000%	$18,000,000	4.500000000%
Northern Trust Company	€25,000,000	4.550000000%	$18,000,000	4.500000000%
Comerica Bank	€13,000,000	2.350000000%	$10,000,000	2.500000000%

Total:	€550,000,000	100.000000000%	$400,000,000	100.000000000%

SCHEDULE 3.01

STATUS OF LENDERS

Tax Status
Lender Name	Not a UK Qualifying Lender	UK Qualifying Lender (other than a UK Treaty Lender)	UK Treaty Lender
Barclays Bank PLC		X
SunTrust Bank			X
JPMorgan Chase Bank, N.A.			X
Lloyds Bank plc		X
Wells Fargo Bank, National Association			X
HSBC Bank PLC		X
PNC Bank, National Association			X
The Bank of Tokyo-Mitsubishi UFJ, Ltd.			X
Citibank, N.A.			X
Manufacturers and Traders Trust Company			X
Bank of Montreal			X
The Royal Bank of Scotland plc		X
Scotiabank (Ireland) Limited			X
Northern Trust Company			X
Comerica Bank			X

SCHEDULE 3.01(i)

HMRC DT TREATY PASSPORT SCHEME LENDERS

Lender	Scheme Reference Number	Jurisdiction of Tax Residence
Comerica Bank	13/C/65903/DTTP	United States
Wells Fargo Bank, N.A.	013/W/61173/DTTP	United States
PNC Bank, National Association	13/P/63904/DTTP	United States
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	43/B/322072/DTTP	Japan
JPMorgan Chase Bank, N.A.	013/M/0268710/DTTP	United States
SunTrust Bank	13/S/67712/DTTP	United States
Citibank, N.A.	13/C/62301/DTTP	United States
Scotiabank (Ireland) Limited	12/S/71066/DTTP	Ireland
The Northern Trust Company	13/N/60122/DTTP	United States
Manufacturers and Traders Trust Company	13/M/67072/DTTP	United States

SCHEDULE 3.01(j)

UK NON-BANK LENDERS

None

SCHEDULE 5.06

DISCLOSED MATTERS

None.

SCHEDULE 5.12

SUBSIDIARIES

Company	Status	Direct or Indirect Combined Ownership by Parent	Direct Owner	Country of Registration
Willis Netherlands Holdings B.V.	Guarantor	100%	Willis Group Holdings Public Limited Company	Netherlands
Willis Investment UK Holdings Limited	Guarantor	100%	Willis Netherlands Holdings B.V.	England & Wales
TA I Limited	Guarantor	100%	Willis Investment UK Holdings Limited	England & Wales
Trinity Acquisition Limited	Borrower	100%	TA I Limited	England & Wales
Willis Group Limited	Guarantor	100%	Trinity Acquisition Limited	England & Wales
Willis North America Inc.	Guarantor	100%	Willis Group Limited	USA
WTW Bermuda Holdings Ltd.	Guarantor	100%	TA I Limited	Bermuda
Willis Towers Watson Sub Holdings Limited	Guarantor	100%	Willis Group Holdings Public Limited Company	Ireland

All Subsidiaries of Willis Group Holdings Public Limited Company are listed on the attached appendices.

SUBSIDIARIES OF WILLIS NORTH AMERICA INC.	APPENDIX 1
(Subsidiaries are indented)

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS NORTH AMERICA INC.	US001		D&T	T	Holding Company	U.S.A.
100.0%	Willis Services LLC	US002		D&T	T	Limited Liability	U.S.A.
100.0%	WILLIS US HOLDING COMPANY, INC.	US003		D&T	T	Holding Company	U.S.A.
100.0%	Willis HRH Inc.	US004		D&T	T	Holding Company	U.S.A.
100.0%	Freberg Environmental, Inc.	US005		D&T	T	Insurance Broker	U.S.A.
100.0%	PBW LLC	US008			D	Insurance Broker	U.S.A.
100.0%	Premium Funding Associates, Inc.	US009			T	Premium Funding	U.S.A.
100.0%	Smith, Bell & Thompson, Inc.	US010			T	Insurance Broker	U.S.A.
100.0%	Westport HRH, LLC	US011			T	Insurance Broker	U.S.A.
100.0%	Westport Financial Services, LLC	US012			T	Insurance Broker	U.S.A.
100.0%	Willis of Connecticut, LLC	US013		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Greater Kansas, Inc.	US015		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Oklahoma, Inc.	US016		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Virginia, Inc.	US017		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Wyoming, Inc.	US018		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Programs of Connecticut Inc.	US019		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Michigan, Inc.	US020		D&T	T	Insurance Broker	U.S.A.
100.0%	Queenswood Properties Inc	US022	N/A	D&T	T	Investment	U.S.A.
100.0%	Willis Administrative Services Corporation	US023	7760	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Colorado, Inc.	US024	9500	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Americas Administration, Inc.	US025	6077	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Insurance Services of California, Inc.	US026	6006	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Insurance Services of Georgia, Inc.	US027	6030	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Management (Vermont) Limited	US028	6079	D&T	T	Insurance Broker	U.S.A
100.0%	Willis North American Holding Company	US029		D&T	T	Holding Company	U.S.A.
100.0%	Willis of Alabama, Inc.	US030	6042	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Arizona, Inc.	US031	6000	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Illinois, Inc.	US032	6035	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Louisiana, Inc.	US033	6043	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Maryland, Inc.	US034	6056	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Massachusetts, Inc.	US035	6052	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Minnesota, Inc.	US037	6040	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Mississippi, Inc.	US038	N/A	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of New Hampshire, Inc.	US039	6053	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of New Jersey, Inc.	US040	6059	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Giaconia Life, LLC	US041		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of New York, Inc.	US042	6058	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Personal Lines, LLC	US043		D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of North Carolina, Inc.	US045	6033	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Ohio, Inc.	US046	6066	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Oregon, Inc.	US047	6017	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Pennsylvania, Inc.	US048	6057	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Seattle, Inc.	US050	6015	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Tennessee, Inc.	US051	6034	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Florida, Inc.	US052		D&T	T	Insurance Broker	U.S.A.
100.0%	Hunt Insurance Group, LLC	US053			T	Insurance Broker	U.S.A.
100.0%	Willis of Texas, Inc.	US054	6005	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis of Wisconsin, Inc.	US055	6039	D&T	T	Insurance Broker	U.S.A.
100.0%	Willis Processing Services, Inc.	US056		D&T	T	Processing	U.S.A.
100.0%	Willis Re Inc.	US057	3900	D&T	T	Reinsurance Broker	U.S.A.
100.0%	Willis Securities, Inc.	US058	7677		T	Broker Dealer	U.S.A.
100.0%	WTW Delaware Holdings, LLC				T	Holding Company	USA

OTHER SUBSIDIARIES OF WILLIS GROUP LIMITED	APPENDIX 3

(Subsidiaries are indented)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS GROUP LIMITED		GB014	1550	D&T	T	Holding company

49%	Al-Futtaim Willis Co. L.L.C.	(Held on trust for Willis International)	AE800	3038	E&Y	T	Insurance Brokers and Consultants	Dubai
99.9%	AF Willis Bahrain W.L.L.		AE800	3038	E&Y	T	Insurance Broker	Bahrain
99.9%	AF Willis Bahrain E.C.		AE800	3038	E&Y	T	Insurance Broker	Bahrain
40.0%	Willis Saudi Arabia Company LLC		AE800			T	Insurance and Reinsurance Broker	Saudi Arabia

90.0%	Willis Insurance Brokers Co. Ltd.	(10% - Shanghai Xin Hui Investment Consultancy Co. Ltd)	CN001	5877	D&T	T	Insurance Broker	China, PRC
100%	Willis Holding GmbH	(NB Held on trust for WEBV)	DE001	9407	E&Y	T	Insurance Company Management / Holding	Germany
100.0%	Willis Re Beteiligungsgesellschaft mbH		DE010		D&T	T	complementary of Willis Re KG	Germany
100.0%	Willis GmbH & Co., K.G.		DE002	5874	D&T	T	Insurance Brokers and Consultants	Germany
100%	InterRisk Risiko-Management-Beratung GmbH		DE003		D&T	T	Risk Management Consultant	Germany
100%	Willis Assekuranz GmbH		DE004		D&T	T	complementary of Willis GmbH & Co. KG	Germany
100%	JWA Marine GmbH		DE005		D&T	T	Insure Brokers and Consultants	Germany
100%	Willis Finanzkonzepte GmbH		DE006		D&T	T	Insure Brokers and Consultants	Germany
100%	Willis Schadensmanagement GmbH		DE008			T	Insure Brokers and Consultants	Germany
50.1%	WMN GmbH	49.9% owned by ANGLO Underwriting GmbH	DE012				Insure Brokers and Consultants	Germany
50.1%	WV Versicherungsmakler GmbH	49.9% owned by WV Energie AG	DE800					Germany
100%	Willis Re GmbH & Co., K.G.		DE009	5919	D&T	T	Insurance Broker	Germany
66.8%	Acappella Group Holdings Limited	33.2% owned by Ironshore Limited	GB046		D&T	D		England & Wales

100.0%	Acappella Agency Limited		GB128			D		England & Wales
100.0%	Acappella Capital Limited		GB093			D		England & Wales
100.0%	Acappella Syndicate Management Limited		GB094			T		England & Wales
100.0%	Acappella Transactional Real Estate Limited		GB129			D		England & Wales
100%	Willis Finance Limited		GB111
100%	Willis Financial Limited		GB112
100%	Willis Faber Limited	(see Appendix 7)	GB025	1905	D&T	T	Holding Company	England & Wales
100.0%	Faber & Dumas Limited		GB016			D		England & Wales
100%	Willis Pension Trustees Limited		GB017	9175		D		England & Wales
100.0%	Willis UK Investments	(unlimited company)	GB018		D&T	T	Investment Company	England & Wales
100.0%	Lees Preston Fairy (Holdings) Limited		GB104			T	Holding Company	England & Wales
100.0%	HRH (London) Limited		GB105			T	Holding Company	England & Wales
100.0%	NIB (Holdings) Limited		GB106			T	Holding Company	England & Wales
100.0%	NIB (UK) Limited		GB107			T	Insurance Broker	England & Wales
55.0%	Barnfield Swift & Keating LLP	(45% owned by Willis Faber Limited)	GB049			T	Insurance Broker	England & Wales
100.0%	Oakley Holdings Limited		GB108			T	Holding Company	England & Wales
100.0%	HRH Reinsurance Brokers Limited		GB109			Non-Trading	Reinsurance Broker	England & Wales
100.0%	K Evans & Associates Limited		GB110			Non-Trading	Insurance Introducer	England & Wales
100.0%	Miller 2015 Limited	(15% owned by Dawson Capital Limited and individual members)	GB120					England & Wales
85.0%	Miller Insurance Services LLP		GB121					England & Wales
	Miller Insurance Holdings Limited		GB122					England & Wales
33.1%	Miller do Brasil Corretora de Resseguros Ltda							Brazil
100.0%	Miller Insurance Services (Singapore) Pte. Limited		SG004					Signapore
100.0%	Miller Insurance Services (Labuan) Limited		MY006					Labuan
100.0%	MICAL		GB126			Active		Gurnsey
100.0%	Miller Holdings Limited		GB123					England & Wales
100.0%	Miller Marine Limtied							England & Wales
100.0%	Miller North America Limited		GB125			Non-Trading		England & Wales
100.0%	Miller Reinsurance Brokers Limited		GB124			Non-Trading		England & Wales
50.0%	Six Clerks Insurance Services Limited		GB127			Trading		England & Wales
100.0%	Morton Insurance Company Limited		BM010					England & Wales
100.0%	International Tankers Indemnity Association Limited		BM011					England & Wales
100.0%	Miller Insurance Investments Limited					Non-Trading		England & Wales
	Miller Bermuda Limited		BM009
100.0%	Miller Financial Services Limited (In liquidation)					In Liquidation		England & Wales
100%	Special Contingency Risks Limited		GB072	3700	D&T	T	Insurance Broker	England & Wales
100.0%	Special Contingency Risks, Inc		US014		D&T	T	Insurance Broker	U.S.A.

SUBSIDIARIES OF WILLIS LIMITED	APPENDIX 4

(Subsidiaries are indented)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS LIMITED		GB068	3100	D&T	T	Risk Management and insurance brokers
100.0%	Glencairn UK Holdings Limited		GB007			T	Holding Company	England & Wales
100.0%	Faber Global Limited	(formerly Glencairn Limited)	GB008			T	Insurance/Reinsurance Broker	England & Wales
100%	W.I.R.E. Limited		GB073	9250	D&T	D		England & Wales
100%	W.I.R.E. Risk Information Limited		GB074	9250		D		England & Wales
25.0%	Erimus Holdings Teesside Limited (shareholding to be reduced shortly)		GB800					England & Wales
100.0%	PPH Limited		GB115				Holding company	Bermuda
100.0%	Prime Professions Limited		GB117				Insurance Broker	England & Wales
100.0%	The CORRE Partnership Holdings Limited		GB118				Holding company	England & Wales
85.0%	CORRE Partnership LLP		GB116				Risk Consultancy	England & Wales

SUBSIDIARIES OF WILLIS UK LIMITED	APPENDIX 5

(Subsidiaries are indented)

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS UK LIMITED	GB076	5000	D&T	T	Holding Company	England & Wales
100%	Goodhale Limited	GB077	5611		Non-trading	Wholesale insurance broking	England & Wales
100%	VEAGIS Limited	GB078	5603		D		England & Wales
100%	Willis Corroon (FR) Limited	GB081	5604	D&T	T	Fiscal Representative	England & Wales

SUBSIDIARIES OF WILLIS INTERNATIONAL LIMITED	APPENDIX 6

(Subsidiaries are indented)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS INTERNATIONAL LIMITED		GB086	9412	D&T	T	Holding Company	England & Wales
90.0%	Venture Reinsurance Company Limited	(10% is owned by VR Holdings, a Barbados company whose ultimate parent is Laurentian Bank of Canada)	BB002	5813	D&T	T	Reinsurance Company	Barbados
100%	Meridian Insurance Company Limited		BM006	6082	D&T	T	Insurance Company	Bermuda
100%	Willis (Bermuda) 2 Limited		BM007	8250	D&T	Non-trading	Insurance Broker	Bermuda
100.0%	Resilience Re Limited						Reinsurance Company	Bermuda

66.6%	Willis Europe B.V.	(33.42% held by Willis Overseas Investments Limited)	NL002	9115	D&T	T	Holding Company	Netherlands
100%	Willis Overseas Brokers Limited		GB088	5666	D&T	D		England & Wales
100%	Willis Overseas Investments Limited		GB089	9413	D&T	T	Investment Company	England & Wales
33.4%	Willis Europe BV		NL002	9115	D&T	T	Holding Company	Netherlands
100%	Willis Overseas Limited		GB090	8281	D&T	D		England & Wales
100%	Willis Management (Gibraltar) Limited		GI001	5802	D&T	T	Captive Management	Gibraltar
100%	Friars Street Insurance Limited		GB119	9015	D&T	T	Captive Ins Co	Guernsey
100.0%	Trinity Square Insurance Limited		GI002	9098	D&T	T	Captive Ins Co	Gibraltar
100%	Willis Corroon Management (Luxembourg) S.A.		LU001	5914		D		Luxembourg
60.0%	WFD Servicios S.A. de C.V.	(Willis Europe BV 40%)	MX003	3684	D&T	T	Service Company	Mexico
100%	Willis CIS Insurance Broker LLC		RU003	5963	D&T	T	Insurance Broker	Russia
100%	Asmarin Verwaltungs AG		CH002	5960	D&T	T	Holding Company	Switzerland
100%	Willis AG		CH003	5960	D&T	T	Insurance Broker	Switzerland
100%	Willis Corretaje de Reaseguros S.A.		VE002	5988	D&T	T	Reinsurance Consultant	Venezuela
100%	Willis Insurance Brokers LLC		UA001			T	Insurance Broker	Ukraine
100.0%	Willis (Shanghai) Business Consulting Co., LTD.						Insurance Broker	China

SUBSIDIARIES OF WILLIS EUROPE BV	APPENDIX 6A

(Subsidiaries are indented)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS EUROPE BV		NL002	9115
96.0%	Willis Corredores de Reaseguros SA	(4% owned by Willis International Limited)	AR005	3725	D&T	T	Reinsurance Broker	Argentina
95.0%	Willis Argentina S.A.	(5% owned by Willis International Limited)	AR002	5941	D&T	T	Insurance Broker	Argentina
95.0%	Asifina S.A.	(5% owned by Willis International Limited)	AR003	5941	D&T	D		Argentina
95.0%	WDF Consultores S.A	(5% owned by Willis International Limited)	N/A		Deloitte & E&Y	T	Consultantcy	Argentina
100%	Willis Australia Holdings Limited		AU001	5930	D&T	T	Holding Company	Australia
100.0%	Trinity Processing Services (Australia) Pty Limited		AU002	N/A		T	Processing	Australia
100%	Willis Australia Limited		AU003	5930	D&T	T	Insurance Broker	Australia
100%	Richard Oliver International Limited		GB087			D		England & Wales
100.0%	CKA Risk Solutions Pty Limited							Australia
100.0%	Willis Employee Benefits Pty Limited		AU005		D&T	T	Employee Benefits	Australia
100%	Willis Reinsurance Australia Limited		AU006		D&T	T	Reinsurance Broker	Australia
100%	Willis Australia Group Services Pty Limited		AU007		D&T	T	Risk Management	Australia
100%	Richard Oliver Underwriting Managers Pty Limited		AU008		D&T	T	Underwriting Mngmnt	Australia
100%	Willis GmbH		AT001		D&T	T	Insurance Broker	Austria
100%	WFB Corretora de Seguros Ltda		BR001	9417	D&T	T	Holding Company	Brazil
70.0%	Sertec Servicos Tecnicos de Inspecao, Levantamentos e Avaliacoes Ltda	(30% held by Wilis Corretores de Seguros Ltda)	BR002	N/A	D&T	T	Service Company	Brazil
99.0%	Willis Corretores de Seguros Limitada	100% Willis Group owned	BR003	5999	D&T	T	Insurance Broker	Brazil
99.0%	Willis Affinity Corretores de Seguros Limitada	100% Willis Group owned	BR004	N/A	D&T	T	Insurance Broker	Brazil
100%	York Vale Corretora e Administradora de Seguros Limitada		BR005			D	Process of being dissolved	Brazil
90.0%	Willis Administradora de Beneficios Ltda	10% Willis Affinity Corretores de Seguros Ltda	BR008			D	Awaiting Regulator Approval	Brazil
100%	Willis Corretora de Resseguros Limitada		BR009	N/A	D&T	T	Reinsurance Broker	Brazil
38%	Willis Insurance Brokers (B) Sdn Bhd		BN800	3028		T	Insurance Broker	Brunei
100%	Willis Holding Company of Canada Inc		CA001	9414	D&T	T	Holding Company	Canada
100%	Willis Canada Inc.		CA003	N/A	D&T	T	Insurance Broker	Canada
100%	Willis Re Canada Inc.		CA007		D&T	T	Reinsurance Broker	Canada

SUBSIDIARIES OF WILLIS EUROPE BV	APPENDIX 6A

(Subsidiaries are indented)	(continued)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS EUROPE BV		NL002
95.0%	WDF Consultores S.A.	(5% held by Willis International Ltd)	N/A	5990	D&T	T	Consultancy	Argentina
99%	Willis Chile Limitada	(1% held by Willis International Ltd)	N/A	5990	D&T	D		Chile
99%	Willis Corredores de Reaseguro Limitada	(1% held by Willis Insurance Services S.A.)	CL003	5691	D&T	T	Reinsurance Broker	Chile
96.0%	Willis Insurance Services S.A.	(4% held by Willis International Limited)	CL002	7749	D&T	T	Insurance Broker	Chile
94.9%	Willis Colombia Corredores de Seguros S.A.	100% owned by Willis Group	CO001	5916	D&T	T	Insurance Broker	Colombia

100.0%	Willis Consulting S.A.S					T	Consultancy Services	Colombia
94.9%	Willis Corredores de Reaseguros S.A.	100% owned by Willis Group	CO003		D&T	T	Reinsurance Broker	Colombia
40.0%	J.R.C. Metropolitan Trust Holdings Limited	(60% owned by Gras Savoye SA)	CY800		Local auditor	T	Holding Company	Cyprus

100.0%	Gras Savoye Willis Net Trust Insurance Brokers SA		N/A		Local auditor	T	Insurance Services	Greece
100.0%	Willis sro		CZ001	3045		T	Insurance Broker	Czech Republic
100.0%	Willis A/S		DK001	5907	D&T	D		Denmark
85.0%	Willis I/S		DK002	5925	D&T	T	Insurance Broker	Denmark
85.0%	Willis Forsikringsservice I/S		DK003	5925	D&T	T	Insurance Administration	Denmark
85.0%	Willis Finansradgivning I/S		DK004		D&T	T	Flex Benefit	Denmark
85.0%	Willis Føroyar I/S		N/A			T	Insurance Broker	Faroe Islands
85.0%	Willis Tryggingartaenasta Foroyar I/S		N/A			T	Insurance Administration Company	Faroe Islands
85.0%	Willis Insurance Agency I/S		N/A
100.0%	Willis Re Nordic Reinsurance Broking (Denmark) A/S		DK005		D&T	T	Reinsurance Broker	Denmark
30.4%	GS & Cie Groupe		FR800			T	Holding Company	France
7.9%	Dream Management 1		N/A			T	Managers Company	France
10.6%	Dream Management 2		N/A			T	Managers Company	France
100.0%	Willis France Holdings SAS		FR003			T	Holding Company	France
100.0%	Willis Re S.A.		FR001		D&T	T	Reinsurance Broker	France

40.0%	Gras Savoye Willis S.A.	(owned 59% Gras Savoye SA & 1% Herve Leboucher)	GR800	5901	DRM Stylianou	T	Insurance Broker	Greece
40.0%	Willis Kendriki SA	(60% owned by Gras Savoye SA)	GR801	5902	DRM Stylianou	T	Insurance Broker	Greece
100%	Willis Hong Kong Limited		HK001	3021	D&T	T	Insurance Broker	Hong Kong
100.0%	Willis Capital Markets & Advisory (Hong Kong) Limited		HK002			TBC	M & A and Capital Markets Advisory	Hong Kong
100.0%	Charles Monat Limited		HK005		D&T			Hong Kong
100.0%	Charles Monat Associates Limited		HK003		D&T			Hong Kong
100.0%	Charles Monat Agency Limited		HK004		D&T			Hong Kong
100.0%	Charles Monat Associates Pte. Ltd.		SG003		PwC			Singapore
100.0%	Willis Kft		HU001	3044	D&T	T	Insurance Broker	Hungary
99.99%	Willis Processing Services (India) Pvt. Ltd	Willis Corroon Nominiees Limited 0.001%	IN001	3050	D&T	T	Service Centre	India

80.0%	PT Willis Indonesia	(20% held by PT Ciptalima Persada)	ID001		D&T	T	Insurance Broker	Indonesia

80.0%	PT Willis Reinsurance Indonesia							Indonesia

SUBSIDIARIES OF WILLIS EUROPE BV	APPENDIX 6A

(Subsidiaries are indented)	(continued)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS EUROPE BV		NL002
100.0%	Willis Re Southern Europe S.p.A		IT001	5910	D&T	T	Reinsurance Broker	Italy
100.0%	Willis Italia S.p.A		IT002	5910	D&T	T	Insurance Broker	Italy
100.0%	Willis General Agency Srl		N/A			T	Underwriting Agency	Italy
100.0%	Willconsulting Srl		N/A			T	Service company	Italy
100%	Willis Korea Limited		KP001	5939	D&T	T	Insurance Broker	Korea
49.0%	Willis (Malaysia) Sdn Bhd		MY002	3022	PW	T	Insurance Broker	Malaysia

40.0%	WFD Servicios S.A. de C.V.	(Willis International 60%)	MX003			T	Service company	Mexico
100.0%	Willis Mexico Intermediario de Reaseguro S.A. de C.V.		MX004	3035	D&T	T	Reinsurance Broker	Mexico
100.0%	Willis Agente de Seguros y Fianzas, S.A. de C.V.		MX001	3035	D&T	T	Insurance Broker	Mexico
100.0%	Rontarca-Prima Consultores C.A.		N/A		D&T	T	Consulting	Venezuela
99.96%	Carsa Consultores, Agente de Seguros y de Fianzas, S.A. de C.V.	Willis Overseas Investments 0.04%	MX005					Mexico
33.84%	Carsa SP, Agente de Seguros y de Fianzas, S.A. de C.V.	Carsa Consultores Agente de Seguros y Fianzas, S.A. de C.V. 66.16%	MX005					Mexico
99.96%	Mercorp, Agente de Seguros y de Fianzas, S.A. de C.V.	Willis Overseas Investments 0.04%	MX005					Mexico
33.84%	APR Consultores, Agente de Seguros y de Fianzas, S.A. de C.V.	Consultores en Administración de Riesgos y Servicios Actuariales, S.C. 66.16%	MX005					Mexico
99.99%	Consultores en Administración de Riesgos y Servicios Actuariales, S.C.	Willis Overseas Investments 0.01%	MX005					Mexico
50.00%	Carsa Actuarios, S.C.	Carsa Consultores Agente de Seguros y Fianzas, S.A. de C.V. 50%	MX005					Mexico
100%	Willis Nederland B.V.		NL003	9404	D&T	T	Holding Company	Netherlands
100%	Willis Consulting Services Private Limited	(1share held by AV Singh)	IN002			T	Consultancy Service	India
100%	Willis B.V.		NL004	5922	D&T	T	Holding Company	Netherlands
100.0%	Willis Global Markets B.V.		NL005			T	Insurance Broker	Netherlands
100.0%	Rontarca Willis, C.A.		VE001		D&T	T	Insurance Broker	Venezuela
100.0%	Plan Administrado Rontarca Salud, C.A.		N/A		D&T	T	TPA Administrator	Venezuela
100.0%	Asesorauto 911, C.A.		N/A		D&T	D		Venezuela

100.0%	C.A. Prima Corretaje de Seguros	(C.A.Prima Asesoria Tecnica)	N/A			D		Venezuela
100%	Scheuer Verzekeringen B.V.		NL006		D&T	T	Insurance Broker/Holding Company	Netherlands
100.0%	Willis New Zealand Limited		NZ001	5964	D&T	T	Insurance Broker	New Zealand
100.0%	Willis AS		NO001	5969	D&T	T	Insurance Broker	Norway
100.0%	Willis Forsikringspartner AS		NO002		D&T	D		Norway
100.0%	Willis Re Nordic Reinsurance Broking (Norway) AS		NO003		D&T	T	Reinsurance Broker	Norway
100.0%	Willis Corredores de Seguros SA		PE003		D&T	T	Insurance Broker	Peru
100%	Willis Corredores de Reaseguros SA		PE004		D&T	T	Reinsurance Broker	Peru
100.0%	Willis Polska S.A.		PL001	3042	D&T	T	Insurance Broker	Poland
100.0%	Willis Services sp. z o.o.		N/A			T	Insurance Agency	Poland
100.0%	Brokerskie Centrum Ubezpieczeniowe AMA SP. Z O.O.		PL002			T	Insurance Broker	Poland
100%	Willis (Singapore) Pte Limited		SG001	3023	D&T	T	Insurance Broker	Singapore
100%	Willis Management (Labuan) Limited		MY005		Local auditor	T	Offshore Insurance Underwriting Management	Malaysia
100%	Willis Management (Singapore) Pte Ltd		SG002	N/A	D&T	T	Risk Management	Singapore
100%	Willis Management (HK) Pty Limited		HK006	N/A		D		Hong Kong

SUBSIDIARIES OF WILLIS EUROPE BV	APPENDIX 6A

(Subsidiaries are indented)	(continued)

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS EUROPE BV		NL002

74.0%	Willis South Africa (Pty) Limited	(Clorpique 149 )	ZA900	9804	D&T	T	Insurance Broker	South Africa
22.5%	Amabubesi Consulting Services		ZA900		lucro	T	Employee Benefits	South Africa
51.0%	Group Risk Management Services Proprietary Limited		ZA900			T	Insurance Broker	South Africa
100.0%	Willis Re (Pty) Limited		ZA900		D&T	T	Reinsurance Broker	South Africa
100.0%	Motheo Reinsurance Consultants (Pty) Limited		ZA900		D&T	D		South Africa
100.0%	Bolgey Holding S.A.		ES001		D&T	T	Holding Company	Spain

77.0%	Willis Iberia Correduria de Seguros y Reaseguros SA	13% owned by Gras Savoye & Cie and 10% held by Gras Savoye Eurofinance)	ES002	5905	D&T	T	Insurance Broker	Spain
100.0%	Willis Consulting S.L.		ES003		D&T	T	Consultancy	Spain
100.0%	Willis Affinity SL					T	Affinity Services	Spain
99.9%	Willis Corretores de Seguros SA		PT001	5903	D&T	T	Insurance Broker	Portugal
79.0%	Claim Management Administrator, S.L.	(15% - MA. Mervedano, 3% - J Mattern, 3% - J de Eusebio)	ES004		D&T	T	Claim Consultant	Spain
100.0%	Willis S & C c Correduria de Seguros y Reaseguros SA (Barcelona)		ES005		D&T	T	Insurance Broker	Spain

50.0%	Willis Galicia Correduria de Seguros S.A.	(50% owned by Corporacion Caixa Galicia)	N/A		PWC	T	Insurance Broker	Spain
100.0%	Willis Holding AB		SE001		D&T	T	Holding Company	Sweden
100.0%	Willis AB		SE002	5906	D&T	T	Insurance Broker	Sweden
100.0%	Willis Management (Stockholm) AB		SE003		D&T	D		Sweden
76.0%	MM Holding AB		SE004			T	Holding Company	Sweden
50.0%	Be My Compensation Management AB		SE004
50.0%	InsClear Holding AB		SE004
100.0%	InsClear AB		SE004
100.0%	Max Matthiessen AB		SE004			T		Sweden
100.0%	PF Pensions- och försäkringskonsult AB		SE004			T		Sweden
100.0%	Max Matthiessen Värdepapper AB		SE004			T	Investment Firm	Sweden
100.0%	Navigera AB		SE004			T	Fund and AIF-manager	Sweden
100%	Willis OY AB		FI001	5908	D&T	T	Insurance Broker	Finland
100%	Willis Faber AG		CH001	3014		T	Reinsurance Broker	Switzerland
100%	Willis (Taiwan) Limited		TW001	3025	D&T	T	Insurance Broker	Taiwan
100.0%	Elite Risk Services Limited					T	Insurance Broker	Taiwan
25%	Multi Risk Consultants (Thailand) Limited		TH800	3024	D&T	T	Insurance Broker	Thailand
100%	Willis Risk Management (Malaysia) Sdn. Bhd.		MY003		D&T	T	Insurance Broker	Malaysia

OTHER SUBSIDIARIES OF WILLIS FABER LIMITED

(Subsidiaries are indented)	APPENDIX 7

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS FABER LIMITED		GB025	1900	D&T	T	Holding Company
100%	Friars Street Trustees Limited		GB035	9130		D		England & Wales
100%	Johnson Puddifoot & Last Limited		GB038	3740		D		England & Wales
100%	Matthews Wrightson & Co Limited		GB040	9140		D		England & Wales
100%	McGuire Insurances Limited		GB041	5680		D		Northern Ireland
100.0%	Opus Holdings Limited		GB043			T	Holding Company	England & Wales
100.0%	Opus London Market Limited		GB044			D		England & Wales
100.0%	Opus Insurance Services Limited		GB045			D		England & Wales
100%	Run-Off 1997 Limited		GB047		D&T	T	Consultancy and Project management	England & Wales
100%	RCCM Limited		GB048	5644		D		England & Wales
45.0%	Barnfield Swift & Keating LLP	(55% owned by NIB UK Limited)	GB049			T	Insurance Broker	England & Wales

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS FABER LIMITED		GB025				Holding Company
100%	Stewart Wrightson International Group Limited		GB050	9150		D		England & Wales
100%	Stewart Wrightson (Regional Offices) Limited		GB053	9030	D&T	D		England & Wales
100%	Trinity Processing Services Limited		GB055	9245	D&T	T	Provision of services for insurance claims and accounting	England & Wales
100%	Willis Asia Pacific Limited		GB057	3001/917	D&T	T	Management services	England & Wales
100%	Willis Consulting Limited		GB058		D&T	Non Trading	Risk Mgt Consultants	England & Wales
100%	Willis Capital Markets & Advisory Limited		GB059	5815	D&T	T	Advisors on merger and acquisition	England & Wales
100%	Willis Japan Limited		GB060	3860	D&T	T	Holding Company	England & Wales
100%	Willis Japan Holdings K.K.		JP001	5070		T	Holding Company	Japan
100%	Willis Japan Services K.K.		JP002	5070		T	Insurance Agency	Japan
100%	Willis Re Japan K.K.		N/A	5070		T	Reinsurance Broker	Japan
100%	Willis Consulting K.K.		JP004	5070		D		Japan
100%	Willis Corroon Licensing Limited		GB061	9266	D&T	T	Management Services	England & Wales

100%	Willis Employee Benefits Limited	(name change 27/02/2006)	GB062		D&T	T	Employee benefits	England & Wales
100%	Willis Faber & Dumas Limited		GB063	9020	D&T	D		England & Wales

100%	Willis Group Services Limited	(see Appendix 8)	GB092		D&T	T	Service Company	England & Wales
100%	Willis Corroon Financial Planning Limited		GB064	5500	D&T	T	Financial Planning	England & Wales
100%	Willis Faber UK Group Limited	(see Appendix 10)	GB101		D&T	T	Holding Company	England & Wales
100.0%	Willis Faber Underwriting Agencies Limited	(see Appendix 9)	GB097			D		England & Wales
100%	Willis International Limited	(see Appendix 6)	GB086		D&T	T	Holding Company	England & Wales
100%	Willis Limited	(see Appendix 4)	GB068	3100	D&T	T	Insurance Broker	England & Wales
100%	Willis UK Limited	(see Appendix 5)	GB076			T	Holding Company	England & Wales
100%	Willis Corporate Director Services Limited		GB066			D		England & Wales
100%	Willis ESOP Management Limited		GB067	N/A		T	Trustee Manager	Jersey
100.0%	Willis Structured Financial Solutions Limited		GB113			T	Financial risk mitigation solutions	England & Wales

SUBSIDIARIES OF WILLIS GROUP SERVICES LIMITED

(Subsidiaries are indented)	APPENDIX 8

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
100%	Willis Corroon Nominees Limited	GB095	9155		D		England & Wales
100.0%	Willis Group Medical Trust Limited	GB096			D		England & Wales

SUBSIDIARIES OF WILLIS FABER UNDERWRITING AGENCIES LIMITED	APPENDIX 9

(Subsidiaries are indented)

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS FABER UNDERWRITING AGENCIES LIMITED	GB097	8530		D
100%	Devonport Underwriting Agency Limited	GB098	8520		D		England & Wales
100%	Willis Faber (Underwriting Management) Limited	GB099	8500	D&T	Non-trading	Underwriting Mngmnt	England & Wales
100%	Willis Faber Underwriting Services Limited	GB100	8535		D		England & Wales

SUBSIDIARIES OF WILLIS FABER UK GROUP LIMITED

(Subsidiaries are indented)	APPENDIX 10

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS FABER UK GROUP LIMITED	GB101	9075	D&T	T	Holding Company

SUBSIDIARIES OF WILLIS INVESTMENT HOLDING (BERMUDA) LIMITED
(Subsidiaries are indented)	APPENDIX 11

% Owned	Company Name		HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	WILLIS INVESTMENT HOLDING (BERMUDA) LIMITED		BM001		D&T	T	Holding Company	Bermuda
100.0%	Lime Street Insurance PCC Limited	(1 share owned by Willis Corroon Nominees Limited)	MT001			T	Captive Management	Malta
100.0%	Willis (Bermuda) Limited		BM002	8045	D&T	T	Insurance Broker	Bermuda
100.0%	Willis Management (Barbados) Limited		BB001			T	Captive Management	Barbados
100%	Willis Management (Bermuda) Limited		BM003	9430	D&T	T	Captive Management	Bermuda
100.0%	Willis Re Bermuda Limited		BM004	3970	D&T	T	Reinsurance Broker	Bermuda
100%	Willis Management (Cayman) Limited		KY001	9410	D&T	T	Captive Management	Cayman Islands
100.0%	Willis Management (Dublin) Limited		IE007	7700	D&T	T	Captive Management	Eire
100%	Willis Management (Guernsey) Limited		GB001	7695	D&T	T	Captive Management	Guernsey
100%	Willis Management (Isle of Man) Limited		GB002	7690	D&T	T	Captive Management	Isle of Man
100%	Willis Administration (Isle of Man) Limited		GB114		D&T	T		Isle of Man
100.0%	Willis Re Labuan Limited		MY001	9241	D&T	T	Treaty Reinsurance	Malaysia
100.0%	Willis Management (Malta) Limited		MT002	2980	D&T	T	Captive Management	Malta
100.0%	Willis Services (Malta) Limited		MT003			T	Management Company	Malta

SUBSIDIARIES OF HILB ROGAL & HOBBS UK HOLDINGS LIMITED	APPENDIX 12

(Subsidiaries are indented)

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
	HILB ROGAL & HOBBS UK HOLDINGS LIMITED	GB005
100.0%	Glencairn Group Limited	GB006			T	Holding Company	England & Wales

SUBSIDIARIES OF WILLIS RISK SERVICES HOLDINGS (IRELAND) LIMITED
(Subsidiaries are indented)	APPENDIX 13

% Owned	Company Name	HFM Entity Code	Link Code	Auditor	Trading/ Dormant	Activity If Trading	Country of Registration
WILLIS RISK SERVICES HOLDINGS (IRELAND) LIMITED
100.0%	Willis Risk Services (Ireland) Ltd	IE900		D&T	T	Holding Company	Ireland
100.0%	Attain Consulting Limited	N/A		D&T	T	Insurance Broking + Employee Benefits consulting	Ireland
99.9%	Hamilton & Hamilton 1972 Limited	IE900		D&T	T	Holds premises lease	Ireland
100.0%	Trustee Principles Limited	N/A		D&T	T	Pension Trustee services	Ireland
100.0%	Willis Risk Management (Ireland) Limited	IE900		D&T	T	Risk Advisory Services	Ireland
100.0%	Willis Trustsure limited	IE900		D&T	T	Pension Trustee services	Ireland

SCHEDULE 7.02

EXISTING LIENS

1.	Liens on the land and buildings owned by Willis Limited and located at (i) Friars Street, Ipswich IPI, 1TA, United Kingdom and (ii) Franciscan Way, Ipswich, Suffolk, IP1 1TR, United Kingdom in connection with that certain USD 20,000,000 Revolving Facility Agreement, dated as of December 12, 2012, as amended, restated, amended and restated, or otherwise modified from time to time, by and among Willis Limited and Lloyds TSB Bank Plc.

SCHEDULE 7.06

SPECIFIED PROPERTIES

None.

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S ADDRESS, CERTAIN ADDRESSES FOR NOTICES

I.	Borrower:

Trinity Acquisition Limited

c/o Willis North America Inc.

26 Century Boulevard

Nashville, TN 37214

Attention: J. Ammon Smartt

Telephone No.: 615-872-3016

Email Address: Ammon.Smartt@willis.com

with a copy to:

Weil Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201

Attention: Courtney Marcus

Telephone No.: 214-746-8100

Fax No.: 214-746-7777

Email Address: Courtney.Marcus@weil.com

II.	Administrative Agent:

Barclays Bank PLC

Credit Contact:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attention: Mathew Cybul

Facsimile: 212-526-5115

Telephone: 212-526-5851

Email: mathew.cybul@barclays.com

with a copy to:

Post Close Operations/Administrative Contact:

Barclays Bank PLC

1301 Sixth Avenue

New York, NY 10019

Attention: Andre Nelson

Facsimile: 917-522-0569

Telephone: 212-320-6209

Email: xraUSLoanOps5@BarclaysCapital.com

Wire Instructions:

Bank Name:	Barclays Bank PLC
Address:	70 Hudson Street, Jersey City, NJ 07302
ABA#:	026 002 574
Account Name:	Clad Control Account
Account Number:	050-019104
Ref:	Willis Group

III.	Lenders

As provided in the applicable Lender’s Administrative Questionnaire

EXHIBIT A

[FORM OF BORROWING REQUEST]

BORROWING REQUEST

Date:             ,

To:	Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Mathew Cybul

Facsimile: 212-526-5115

Telephone: 212-526-5851

Email: mathew.cybul@barclays.com

cc:	Barclays Bank PLC

1301 Sixth Avenue

New York, NY 10019

Attention: Andre Nelson

Facsimile: 917-522-0569

Telephone: 212-320-6209

Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November [    ], 2015 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition Limited, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

The Borrower hereby requests a:

1.	Select one:

☐  Borrowing

☐  Conversion of Loans

☐  Continuation of Eurocurrency Rate Loans

[2.	Select One:

☐  If such Borrowing consists of Eurocurrency Rate Loans, such Borrowing shall continue to consist of Eurocurrency Rate Loans having an Interest Period of [    ] months.

A-1

☐  If such Borrowing consists of Eurocurrency Rate Loans, such Borrowing shall be converted to Base Rate Loans.

☐  If such Borrowing consists of Base Rate Loans, such Borrowing shall be converted to Eurocurrency Rate Loans having an Interest Period of [    ] months.]1

[2.	In the aggregate amount of [$] [€] .

3.	Comprised of [Base Rate] [Eurodollar Rate] Loans.

[4.	With an Interest Period of months.][2]

[3][6].	On , 201 (a Business Day).

[4][7].	The account to which funds are to be disbursed is:

[Wiring Information]

[5][8].	The Debt Rating of the Parent on the date hereof is .

This Borrowing Request and the Borrowing requested herein comply with Sections 2.01, 2.02, [4.02]3 [4.03]4 and 4.04 of the Agreement.

TRINITY ACQUISITION LIMITED

By:
Name:
Title:

[1]	To be included if “Conversion of Loans” or “Continuation of Eurocurrency Rate Loans” is selected.
[2]	Insert if a Borrowing of Eurocurrency Rate Loans.
[3]	To be included if borrowing Tranche A Term Loans.
[4]	To be included if borrowing Tranche B Term Loans.

A-2

EXHIBIT B

[FORM OF NOTE]

NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Loan made by the Lender to the Borrower under that certain Term Loan Agreement dated as of November [    ], 2015 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), between the Borrower, Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and the other parties thereto. The Borrower promises to pay interest on the unpaid principal amount of each Loan made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

TRINITY ACQUISITION LIMITED

By:
Name:
Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

Financial Statement Date:            , 201

To:	Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of November [    ], 2015 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition Limited, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Barclays Bank PLC, as Administrative Agent.

The undersigned, a Financial Officer of the Parent, hereby certifies as of the date hereof that he/she is the                      of the Parent, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Parent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default has occurred during such fiscal period, and to the best knowledge of the undersigned, during such fiscal period [no Default or Event of Default has occurred]/[the following Default(s) or Event(s) of Default has/have occurred [or continued] and the following indicates its/their nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of             ,         .

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:

Name:

Title:

Schedule 1 to the Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”) ($ in 000’s)

I.	Section 7.08(a) – Consolidated Cash Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):	$

	B.	Consolidated Cash Interest Expense for Subject Period:	$

	C.	Consolidated Cash Interest Coverage Ratio (Line I.A ÷ Line I.B):	to 1

Minimum required: 4.00 to 1.00

II.	Section 7.08(b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$

	B.	Consolidated EBITDA for Subject Period:	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1

Maximum permitted: [3.25][3.50][5] to 1.00

[5]	To be used during a Covenant Reset Period.

Schedule 2 to the Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”) ($ in 000’s)

EBITDA6

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Quarter Period Ended
Consolidated Net Income

+ consolidated interest expense

+ consolidated income tax expense

+ depreciation and amortization

+ extraordinary losses and nonrecurring charges

+ non-cash charges (including the non-cash portion of pension expense)

+ losses on asset sales outside the ordinary course of business

+ restructuring charges or provisions

+ acquisition related costs[7]

+ expenses or charges incurred in connection with any issuance of debt or equity securities

+ deduction for minority interest expense for such

[6]	Solely for the purpose of determining the Consolidated Leverage Ratio, includes amounts of Acquired EBITDA for any Acquired Entity or Business for such period and excludes Acquired EBITDA for any Sold Entity or Business for such period, in accordance with the Agreement.
[7]	Any costs incurred in connection with acquisitions (including in connection with closure and/or consolidation of facilities) shall not exceed an aggregate amount with respect to any such acquisition equal to 5% of the aggregate consideration for such acquisition.

period with respect to a Subsidiary that is not wholly owned by the Parent[8]
- extraordinary gains and non-recurring gains
- non-cash gains
- gains on asset sales outside the ordinary course of business
= Consolidated EBITDA

[8]	Such addition subject to the conditions that (A) the amount added to Consolidated Net Income pursuant to this provision for any period shall not exceed 5% of the amount of Consolidated EBITDA computed in accordance with this definition for such period, and (B) the Indebtedness and interest expense of such Subsidiary are included in the calculation of Indebtedness and Consolidated Cash Interest Expense to the same extent as would be required if such Subsidiary were wholly owned by the Parent.

EXHIBIT D-1

[FORM OF ASSIGNMENT AND ASSUMPTION]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	TRINITY ACQUISITION LIMITED, a company formed under the laws of England and Wales having company number 03588435

4.	Parent:	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616

4.	Administrative Agent:	BARCLAYS BANK PLC, as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement:	Term Loan Agreement dated as of November [ ], 2015 between the Borrower, the Parent, the Lenders party thereto, the Administrative Agent, and the other parties thereto.

D-1-1

6.	Assigned Interest:

Facility/ Tranche	Aggregate Amount of Commitments/ Loans for all Lenders	Aggregate Amount of Commitments/ Loans held by Assigning Lender	Amount of Commitments/ Loans Assigned	Percentage Assigned of Commitments/ Loans		CUSIP Number
Tranche A Facility	$	$	$		%
Tranche B Facility	$	$	$		%

7.	Trade Date:

8.	Effective Date: , 201

[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

D-1-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

D-1-3

[Consented to and Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Title:][9]

[TRINITY ACQUISITION LIMITED

By:
Title:][10]

[9]	To be added only to the extent required under Section 10.06(b).
[10]	To be added to the extent required under Section 10.06(b).

D-1-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is not a “Defaulting Lender,” as such term is defined in the Term Loan Agreement; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has delivered a true and complete Administrative Questionnaire and (vii) it is not a “Defaulting Lender,” as such term is defined in the Term Loan Agreement; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. Status of Lender. The Assignee confirms, for the benefit of the Administrative Agent and without liability to any Loan Party, that it is [not a UK Qualifying Lender][a UK Qualifying Lender (other than a UK Treaty Lender)][a UK Treaty Lender].

D-1-5

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[5. UK Tax Confirmation. The Assignee confirms that the person beneficially entitled to interest payable to the Assignee in respect of an advance under the Term Loan Agreement or under any other Loan Document is either (a) a company resident in the United Kingdom for United Kingdom tax purposes, (b) a partnership each member of which is (i) a company so resident in the United Kingdom, or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA, or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]11

[6. HMRC DT Treaty Passport scheme. The Assignee confirms (for the benefit of the Administrative Agent and without liability to any Loan Party) that it is a UK Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme (reference number [            ]) and is tax resident in [            ], so that interest payable to it by borrowers is generally subject to full exemption from UK withholding tax and notifies the Borrower that the Borrower must, to the extent that the Assignee becomes a Lender under a Commitment or Loan which is made available to the Borrower pursuant to the Term Loan Agreement, make an application to HMRC under form DTTP2 within 30 days of the Effective Date.]12

7. US Tax Confirmation. The Assignee confirms that it has delivered executed originals of IRS Form W-9 or the applicable IRS Form W-8 (with any required attachments), as required by Section 3.01(e)(iv) of the Term Loan Agreement.

[11]	Include only if the Assignee is a UK Qualifying Lender solely by virtue of clause (a)(ii) of the definition of UK Qualifying Lender.
[12]	To be included only if the Assignee holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Term Loan Agreement.

D-1-6

EXHIBIT D-2

[FORM OF ADMINISTRATIVE QUESTIONNAIRE]

[See Attached]

D-2-1

ADMINISTRATIVE QUESTIONNAIRE

Please complete the attached administrative questionnaire and submit to the following Administrative Agent contact at Barclays Bank PLC.

Loan Administrator:	Mathew Cybul (email: mathew.cybul@barclays.com)

Borrower:	Trinity Acquisition Limited

Lender/Investor:	(as lender of record):

W8/W9 Tax Form:	Please provide an original, executed tax form prior to closing.

Operations/Administrative Contacts (for draw downs, repayments, rate setting, etc.):

Name:	Name:
c/o:	c/o:
Address:	Address:
City, St, Zip:	City, St, Zip:
Attn:	Attn:
Phone:	Phone:
Email:	Email:

Wire Instructions:

Bank Name:
ABA #
BNF Name:
BNF Address:
A/C:
FFC:
Ref:

Credit Contact:	Closing and Clear Par Contacts:

Name:	Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail	E-mail:

SyndTrak Contacts:

Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

Please forward Amendments, Waivers, Closing Documentation and Compliance to:

Name:	Legal Name:
Address:	Address:
Suite/Floor:	Suite/Floor:
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Phone:	Phone:
Fax:	Fax:
E-mail:	E-mail:

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EXHIBIT E

[FORM OF GUARANTY AGREEMENT]

[See Attached]

EXECUTION VERSION

GUARANTY AGREEMENT

dated as of

November 17, 2015

among

TRINITY ACQUISITION LIMITED,

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY,

THE OTHER GUARANTORS

IDENTIFIED HEREIN

and

BARCLAYS BANK PLC,

as Administrative Agent

Exhibits

Exhibit A	Form of Supplement

GUARANTY AGREEMENT (this “Guaranty Agreement”) dated as of November 17, 2015, among TRINITY ACQUISITION LIMITED, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), the other Guarantors (as defined below), and BARCLAYS BANK PLC, as Administrative Agent (the “Administrative Agent”).

Reference is made to the Term Loan Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the Parent, the Lenders party thereto and the Administrative Agent. The Lenders have agreed to make loans to the Borrower subject to the terms and conditions set forth in the Term Loan Agreement. The obligations of the Lenders to make such loans are conditioned upon, among other things, the execution and delivery of this Guaranty Agreement. The Parent and the other Guarantors are affiliates of the Borrower, will derive substantial benefits from the loans to the Borrower pursuant to the Term Loan Agreement and are willing to execute and deliver this Guaranty Agreement in order to induce the Lenders to make such loans. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Term Loan Agreement. (a) Capitalized terms used in this Guaranty Agreement and not otherwise defined herein have the meanings specified in the Term Loan Agreement.

(b) The rules of construction specified in Section 1.02 of the Term Loan Agreement also apply to this Guaranty Agreement.

SECTION 1.02. Other Defined Terms. As used in this Guaranty Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Borrower” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Guaranty Agreement” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Guaranteed Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the successors and assigns of each of the foregoing.

“Guarantors” means the Parent, each of its Subsidiaries identified on Schedule 1.01(b) of the Term Loan Agreement and each Subsidiary that, at the Parent’s election, becomes a party to this Guaranty Agreement as a Guarantor after the Effective Date in accordance with Section 4.13.

“Non-Parent Guarantors” means each Guarantor that does not wholly-own (directly or indirectly) the Borrower.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations of the Borrower to any of the Guaranteed Parties under the Term Loan Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all the obligations of each other Loan Party under or pursuant to this Guaranty Agreement and each of the other Loan Documents; provided that the Obligations of any Guarantor shall not include any Excluded Swap Obligations.

“Parent” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

“Parent Guarantors” means each Guarantor that wholly-owns (directly or indirectly) the Borrower.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Term Loan Agreement” has the meaning assigned to such term in the preliminary statement of this Guaranty Agreement.

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ARTICLE II

The Guaranty

SECTION 2.01. Guaranty. Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Guaranteed Parties to any balance of any deposit account or credit on the books of any Guaranteed Party in favor of the Borrower or any other Person.

SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of any Guaranteed Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty Agreement; (iii) the release of any security held by any Guaranteed Party for any of the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any other Loan Party; (vi) any insolvency or similar proceeding of any other Loan Party; or (vii) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by any other Loan Party to any Guaranteed Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, insolvency, liquidation, administration or similar proceeding involving such other Loan Party. Each Guarantor expressly authorizes the Guaranteed Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives (a) any right to require any Guaranteed Party, as a condition of payment or performance by such Guarantor, to proceed against the Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (b) any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible

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payment in full in cash of all the Obligations and (c) any law or regulation of any jurisdiction or any other event affecting any term of any Obligation. The Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Parent, the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Parent, the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Parent, the Borrower or any other Loan Party, as the case may be, or any security.

(c) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Guaranteed Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Guarantee of the Obligations by each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guarantee of the Obligations by each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the Guarantors hereby irrevocably agree that the Guarantee of the Obligations by each Guarantor (other than the Parent) under this Guaranty at any time shall be limited to the maximum amount as will result in the Guarantee of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance after giving full effect to the liability under this Guaranty and any contribution rights set forth in Section 3.02 but before taking into account any liabilities under any other Guarantee.

(d) To the extent that any Guarantor shall be required hereunder to pay any portion of any Obligations exceeding the greater of (a) the amount of the value actually received by such Guarantor and its Subsidiaries (other than the Borrower) from the Facilities and (b) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth on the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantors on such date, then such Guarantor shall be reimbursed by such other Guarantors for the amount of such excess, pro rata, based on the respective net worth of such other Guarantors on such date. For purposes of determining the net worth of any Guarantor in connection with the foregoing, all Guarantees of such Guarantor other than the Guaranty will be deemed to be enforceable and payable after the Guaranty.

SECTION 2.04. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party upon the bankruptcy, reorganization, insolvency, liquidation, administration or otherwise of the Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Guaranteed Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

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SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.07. Payments Free and Clear. All sums payable by each Guarantor hereunder shall be paid in full, without set-off or counterclaim or any deduction or withholding whatsoever (including, subject to Section 3.01 of the Term Loan Agreement, any Taxes), and if any such deduction or withholding is required, the sum payable by such Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings or deductions applicable to additional sums payable under this Section) the recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made, in accordance with the terms and subject to the limitations and exceptions set forth in Section 3.01 of the Term Loan Agreement.

SECTION 2.08. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.08, or otherwise under this Guaranty Agreement, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.08 shall remain in full force and effect until the Obligations under the Loan Documents are paid in full and the Commitments are terminated. Each Qualified ECP Guarantor intends that this Section 2.08 constitute, and this Section 2.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

Indemnity, Subrogation and Subordination

SECTION 3.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), the Borrower agrees that in the event a payment of an Obligation shall be made by any Guarantor under this Guaranty Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02. Contribution and Subrogation. (a) Each Non-Parent Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Non-Parent Guarantor hereunder in respect of any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 3.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment, multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Non-Parent Guarantors on the

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date hereof (or, in the case of any Non-Parent Guarantor becoming a party hereto pursuant to Section 4.13, the date of the supplement hereto executed and delivered by such Non-Parent Guarantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party under Section 3.01 to the extent of such payment.

(b) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each Non-Parent Guarantor shall have a right of reimbursement and indemnity from each Parent Guarantor (to the extent such Non-Parent Guarantor is a wholly-owned Subsidiary of such Parent Guarantor) for any amount paid by such Non-Parent Guarantor in lieu of a right of contribution between such Non-Parent Guarantor and such Parent Guarantor.

SECTION 3.03. Subordination. (a) Notwithstanding any provision of this Guaranty Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each Guarantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Guarantor or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE IV

Miscellaneous

SECTION 4.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Term Loan Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Term Loan Agreement.

SECTION 4.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any Guaranteed Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Guaranteed Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Guaranty Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Guaranteed Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Guaranty Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Term Loan Agreement.

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SECTION 4.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Term Loan Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.04(b) of the Term Loan Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses incurred by or asserted against any Indemnitee (including the fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole and, solely in the case of a conflict of interest, one additional counsel to each group of similarly affected Indemnitees, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant material jurisdiction or one special counsel in any relevant area of expertise to each group of similarly affected Indemnitees, taken as a whole) and settlement costs) arising out of, in connection with, or as a result of, the execution, delivery or performance of this Guaranty Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a dispute solely amongst the Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent) not arising out of any act or omission of the Parent, the Borrower, or any Subsidiary.

(c) Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereunder. The provisions of this Section 4.03 shall remain operative and in full force and effect regardless of the termination of this Guaranty Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Guaranty Agreement or any other Loan Document, or any investigation made by or on behalf of any Guaranteed Party. All amounts due under this Section 4.03 shall be payable on written demand therefor.

SECTION 4.04. Successors and Assigns. Whenever in this Guaranty Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or the Administrative Agent that are contained in this Guaranty Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 4.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Guaranty Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit

7

is extended under the Term Loan Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated.

SECTION 4.06. Counterparts; Effectiveness; Several Agreement. This Guaranty Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Guaranty Agreement. This Guaranty Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guaranty Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and thereafter shall be binding upon each party hereto, the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such parties, the Administrative Agent and the other Guaranteed Parties and their respective successors and assigns, except that no party hereto shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Guaranty Agreement or the Term Loan Agreement. This Guaranty Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 4.07. Severability. If any provision of this Guaranty Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 4.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Person or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor then due and owing under this Guaranty Agreement to such Person, irrespective of whether or not such Person shall have made any demand under this Guaranty Agreement. The rights of each Lender under this Section 4.08 are in addition to other rights and remedies (including other rights of set-off) which such Person may have.

SECTION 4.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Guaranty Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to principles of conflicts of law that would result in the application of any law other than the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and

8

any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 4.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Parent hereby irrevocably appoints J. Ammon Smartt (c/o Willis North America Inc., One World Financial Center, 200 Liberty Street, 7th floor, New York, New York 10281), and the Borrower hereby irrevocably appoints CT Corporation System, 111 Eighth Avenue, New York, New York 10011), in each case, as its authorized agent in the Borough of Manhattan of the City of New York upon which process may be served in any suit or proceeding relating to the Term Loan Agreement, this Guaranty Agreement or any other Loan Document, and agrees that service of process upon such agent, and written notice of said service to the Parent or the Borrower, as applicable, by the person serving the same in the manner provided for notices in Section 4.01, shall be deemed in every respect effective service of process upon such party in any such suit or proceeding. The Parent and the Borrower further agree to take any and all action as may be necessary to maintain such designation and appointment of such agents in full force and effect from the date hereof until the Commitments have expired or been terminated and all Obligations shall have been indefeasibly paid in full. Each other Guarantor irrevocably consents to service of process delivered by hand or overnight courier service, mailed by certified or registered mail, to Willis North America Inc., 26 Century Blvd., Nashville, TN 37214 (Attention: J. Ammon Smartt), and the Administrative Agent irrevocably consents to service of process in the manner provided for notices in Section 4.01. Nothing in this Guaranty Agreement or any other Loan Document will affect the right of any party to this Guaranty Agreement to serve process in any other manner permitted by law.

SECTION 4.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.10.

SECTION 4.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty Agreement and shall not affect the construction or interpretation of this Guaranty Agreement or any other Loan Document.

9

SECTION 4.12. Termination. (a) Subject to Section 2.04, this Guaranty Agreement and the Guarantees made herein shall terminate when all the outstanding Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Term Loan Agreement.

(b) A Non-Parent Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Term Loan Agreement as a result of which such Non-Parent Guarantor ceases to be a Subsidiary of the Parent; provided that the Required Lenders shall have consented to such transaction (to the extent required by the Term Loan Agreement) and the terms of such consent did not provide otherwise.

SECTION 4.13. Additional Guarantors. If the Parent at its option at any time elects that additional Subsidiaries become Guarantors hereunder after the date hereof, then such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein upon (a) execution and delivery by the Administrative Agent and such Subsidiary of an instrument in the form of Exhibit A hereto and (b) delivery to the Administrative Agent of such Organization Documents, resolutions and favorable opinions of counsel or may be requested by the Administrative Agent in its reasonable discretion, all in form, content and scope reasonably satisfactory to the Administrative Agent. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Guaranty Agreement.

[Remainder of page intentionally left blank]

10

IN WITNESS WHEREOF, the parties hereto have duly executed this Guaranty Agreement as of the day and year first above written.

BORROWER:

TRINITY ACQUISITION LIMITED

By:	/s/ Stephen Wood
	Name:	Stephen Wood
	Title:	Director

[Signature Page to Guaranty Agreement]

PARENT GUARANTOR:

SIGNED AND DELIVERED for and on behalf of and as the deed of
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, as Parent,
by its lawfully appointed attorney in the presence of:	/s/ John T. Greene
	Name:	John T. Greene
	Title:	Chief Financial Officer
/s/ Alistair C. Peel
(Witness’ Signature)

51 Lime Street

London E23M 7DQ
(Witness’ Address)

Company Secretary
(Witness’ Occupation)

[Signature Page to Guaranty Agreement]

NON-PARENT GUARANTORS:

TA I LIMITED

By:	/s/ Stephen Wood
	Name:	Stephen Wood
	Title:	Director

WILLIS GROUP LIMITED

By:	/s/ John T. Greene
	Name:	John T. Greene
	Title:	Director

WILLIS INVESTMENT UK HOLDINGS LIMITED

By:	/s/ Stephen Wood
	Name:	Stephen Wood
	Title:	Director

[Signature Page to Guaranty Agreement]

WILLIS NORTH AMERICA INC.

By:	/s/ Andrew M. Wasserman
	Name:	Andrew M. Wasserman
	Title:	Secretary

[Signature Page to Guaranty Agreement]

WILLIS NETHERLANDS HOLDINGS B.V.

By:	/s/ Carlo de Moel
	Name:	Carlo de Moel
	Title:	Managing Director A

[Signature Page to Guaranty Agreement]

GIVEN under the common seal of
WILLIS TOWERS WATSON SUB HOLDINGS LIMITED,
AND DELIVERED AS A DEED

By:	/s/ James Campbell
	Name:	James Campbell
	Title:	Sole Director

[Signature Page to Guaranty Agreement]

WTW BERMUDA HOLDINGS LTD.,
DELIVERED AS A DEED

By:	/s/ Stephen Wood
	Name:	Stephen Wood
	Title:	Director

[Signature Page to Guaranty Agreement]

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Samuel Coward
	Name:	Samuel Coward
	Title:	Vice President

Executed in London, United Kingdom

[Signature Page to Guaranty Agreement]

Exhibit A to the

Guaranty Agreement

SUPPLEMENT NO.     dated as of             , 20    , to the Guaranty Agreement dated as of November [●], 2015 among TRINITY ACQUISITION LIMITED, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each Subsidiary constituting a “Guarantor” thereunder as of date hereof (each of the Parent and each such Subsidiary, individually, a “Guarantor” and collectively, the “Guarantors”) and BARCLAYS BANK PLC, as Administrative Agent.

A. Reference is made to the Term Loan Agreement dated as of November [●], 2015 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Borrower, the Parent, the Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement and the Guaranty Agreement referred to therein.

C. The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Loans. Section 4.13 of the Guaranty Agreement provides that additional Subsidiaries of the Parent may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Guarantor”) is executing this Supplement to become a Guarantor under the Guaranty Agreement as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1. In accordance with Section 4.13 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor, and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Guaranteed Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received (a) a counterpart of this Supplement that bears the signature of the New Guarantor and the Administrative Agent has executed a counterpart hereof and (b) such other documents and opinions as the Administrative Agent may have requested in accordance with Section 4.13 of the Guaranty Agreement. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually signed counterpart of this Supplement.

A-1

SECTION 4. Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Term Loan Agreement.

SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Remainder of page intentionally left blank]

A-2

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By
Name:
Title:

BARCLAYS BANK PLC, as Administrative Agent

By
Name:
Title:

Executed in [New York][London, United Kingdom]

[Signature Page to Guaranty Supplement]

EXHIBIT F

[FORM OF PREPAYMENT NOTICE]

PREPAYMENT NOTICE

Date:             ,

To:	Barclays Bank PLC,

as Administrative Agent

745 Seventh Avenue

New York, NY 10019

Attention: Mathew Cybul

Facsimile: 212-526-5115

Telephone: 212-526-5851

Email: mathew.cybul@barclays.com

cc:	Barclays Bank PLC

1301 Sixth Avenue

New York, NY 10019

Attention: Andre Nelson

Facsimile: 917-522-0569

Telephone: 212-320-6209

Email: xraUSLoanOps5@BarclaysCapital.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of November [ ], 2015 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), among Trinity Acquisition Limited, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Barclays Bank PLC, as Administrative Agent, and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.05 of the Agreement. The Borrower hereby gives notice of a prepayment of Loans as follows:

1.	Select Facility:

☐	Tranche A ☐ Tranche B

3.	Select Type(s) of Loans:

☐	Base Rate Loans in the aggregate principal amount of $ .

☐	Eurocurrency Rate Loans with an Interest Period ending , 201 in the aggregate principal amount of [$] [€] .

4.	On , 201 (a Business Day).

1

This Prepayment Notice and prepayment contemplated hereby comply with Section 2.05 of the Agreement.

TRINITY ACQUISITION LIMITED

By:
Name:
Title:

2

EXHIBIT G

[FORM OF GRAS SAVOYE ACQUISITION CERTIFICATE]

GRAS SAVOYE ACQUISITION CERTIFICATE

[            ], 201[    ]

Reference is made to that certain Term Loan Agreement, dated as of November 20, 2015 (the “Term Loan Agreement”), among, inter alios, Trinity Acquisition Limited, a company formed under the laws of England and Wales having company number 03588435 (the “Borrower”), Willis Group Holdings Public Limited Company, a company organized and existing under the laws of the Republic of Ireland and having company number 475616 (the “Parent”), each Lender party thereto and Barclays Bank PLC, as the Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Term Loan Agreement.

The undersigned, in his or her capacity as a duly authorized officer of the Parent, and not individually, hereby certifies that:

1. The operations of the Sudan branch of Gras Savoye Egypt SAE SA (the “Sudan Branch”) have been completely shut down or divested from the operations of Gras Savoye and its Subsidiaries prior to the consummation of the Gras Savoye Acquisition such that upon and after such consummation, no legal or beneficial ownership of the Sudan Branch will be held directly or indirectly by the Parent or any of its Subsidiaries.

2. None of the Parent or any of its Subsidiaries will, directly or indirectly, use the proceeds of the Loans or otherwise make available such proceeds for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

3. To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

4. No part of the proceeds of any Loan, will be used, directly or, to the knowledge of the Parent or the Borrower, indirectly either for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or for payments which would, if any relevant act or omission took place in the United Kingdom, constitute an offense under the UK Bribery Act.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Gras Savoye Acquisition Certificate as of the date first written above.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO GRAS SAVOYE ACQUISITION CERTIFICATE]

EXHIBIT H-1

[FORM OF NEW YORK OPINION OF WEIL, GOTSHAL & MANGES LLP]

[See Attached]

200 Crescent Court, Suite 300

Dallas, Texas 75201

+1 214 746 7700 tel

+1 214 746 7777 fax

November 20, 2015

To the Lenders party to the

Term Loan Agreement referred to below and

Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York and Delaware corporate counsel to Trinity Acquisition Limited, a company organized and existing under the laws of England and Wales and having company number 3588435 (the “Company”), Willis North America Inc., a Delaware corporation (the “US Guarantor”), Willis Group Holdings Public Limited Company, a company organized and existing under the laws of the Republic of Ireland and having company number 475616 (the “Parent”) and the Guarantors listed on Schedule A hereto (together with the Parent, the “Non-US Guarantors”), in connection with the preparation, authorization, execution and delivery of, and the consummation of, the transactions contemplated by, that certain Term Loan Agreement, dated as of the date hereof (the “Term Loan Agreement”), among, inter alios, the Company, the Parent, each lender party thereto and Barclays Bank PLC, as the Administrative Agent. Capitalized terms defined in the Term Loan Agreement, and used (but not otherwise defined) herein are used herein as so defined. For the purposes of this opinion, “Opinion Parties” means the Company, the US Guarantor and the Non-US Guarantors.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (a) (i) the Term Loan Agreement, (ii) the Guaranty Agreement, dated as of the date hereof (the “Guaranty Agreement”) among the Opinion Parties and the Administrative Agent, (iii) each Note, dated as of the date hereof (the documents specified in this clause (a) are collectively referred to as the “Loan Documents”) and (b) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Opinion Parties, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Opinion Parties and upon the representations and warranties of the Opinion Parties contained in the Loan Documents. We have also assumed (i) the valid existence of the Company and the Non-US Guarantors, (ii) that the Company and each Non-US Guarantor have the requisite corporate power and authority to enter into and perform the Loan Documents to which it is a party and (iii) the due authorization, execution and delivery of the Loan Documents by each party thereto other than the US Guarantor. As used herein, “to our knowledge” and “of which we are aware” mean the conscious awareness of facts or other information by any lawyer in our firm actively involved in the transactions contemplated by the Term Loan Agreement. We have assumed the validity and enforceability of the Opinion Parties’ obligations under the Loan Documents under the laws of England and Wales, the Republic of Ireland, the Netherlands and Bermuda, as applicable.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The US Guarantor is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2. The US Guarantor has all requisite corporate power and authority to execute and deliver the Guaranty Agreement and to perform its obligations thereunder. The execution, delivery and performance by the US Guarantor of the Guaranty Agreement have been duly authorized by all necessary corporate action on the part of the US Guarantor and the US Guarantor has duly and validly executed and delivered the Guaranty Agreement.

3. Each Loan Document constitutes the legal, valid and binding obligation of each Opinion Party that is a party thereto, enforceable against such Opinion Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto and no opinion is expressed with respect to Section 10.08 of the Term Loan Agreement with respect to rights of set-off.

4. The execution and delivery by the US Guarantor of the Guaranty Agreement and the performance by the US Guarantor of its obligations thereunder will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the US Guarantor.

5. The execution and delivery by each Opinion Party of the Loan Documents to which it is a party and the performance by each Opinion Party of its obligations thereunder will not conflict with, constitute a default under or violate (i) in the case of the US Guarantor, any Delaware corporate law, and (ii) in the case of each of the Opinion Parties, any New York or federal law (other than (a) federal and state securities or blue sky laws or (b) federal, state or local laws and regulations applicable to the regulation of the insurance industry (collectively, the “Insurance Laws”), in each case, as to which we express no opinion).

6. No consent, approval, waiver, license or authorization or other action by or filing with any New York, Delaware corporate or federal governmental authority is required in connection with the execution and delivery by the Opinion Parties of the Loan Documents to which they are a party, the consummation by the Opinion Parties of the transactions contemplated thereby or the performance by the Opinion Parties of their respective obligations thereunder, except for compliance with the applicable requirements of any Insurance Laws or federal and state securities or blue sky laws, in each case, as to which we express no opinion. The execution and delivery by the Opinion Parties of the Loan Documents to which they are a party, the consummation by the Opinion Parties of the transactions contemplated thereby or the performance by the Opinion Parties of their respective obligations thereunder will not result in the creation or imposition of any Lien on any asset of any Opinion Party pursuant to the terms of any material indenture, material debt agreement or other material instrument, in each case, listed on Schedule B hereto.

7. None of the Opinion Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware, and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent; provided, however, that this letter may be relied upon by (a) any assignee who becomes a Lender and (b) any successor Administrative Agent, in each case, in compliance with the provisions of the Term Loan Agreement.

Very truly yours,

Schedule A

Non-US Guarantors

1.	Willis Netherlands Holdings B.V., a company organized and existing under the laws of The Netherlands.

2.	Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales.

3.	TA I Limited, a company organized and existing under the laws of England and Wales

4.	Willis Group Limited, a company organized and existing under the laws of England and Wales

5.	Willis Towers Watson Sub Holdings Limited, a company organized and existing under the laws of the Republic of Ireland

6.	WTW Bermuda Holdings Ltd., a company organized and existing under the laws of Bermuda

Schedule B

Material Indebtedness

1.	WSI Credit Agreement (as defined in the Term Loan Agreement)

2.	Existing Credit Agreement (as defined in the Term Loan Agreement)

3.	4.125% senior notes due 2016

4.	6.200% senior notes due 2017

5.	7.000% senior notes due 2019

6.	5.750% senior notes due 2021

7.	4.625% senior notes due 2023

8.	6.125% senior notes due 2043

EXHIBIT H-2

[FORM OF OPINION OF MATHESON]

[See Attached]

Barclays Bank PLC, as Administrative Agent (the “Agent”)

and each of the Lenders to the Credit Agreement

described below as of the date hereof

20 November 2015

ALCA/661076/26

Dear Sirs

Willis Group Holdings Public Limited Company, a company incorporated under the laws of Ireland having company number 475616 (the “Parent”) and Willis Towers Watson Sub Holdings Limited, a company incorporated under the laws of Ireland having company number 567171 (the “IrishSub” and together with the Parent, the “Companies” and each a “Company”)

We have acted as Irish solicitors to the Companies in connection with (i) a credit agreement (the “Credit Agreement”) dated 20 November 2015 entered into between, amongst others, Trinity Acquisition Limited, (the “Borrower”), the Parent, certain persons party thereto as lenders (collectively, the “Lenders” and individually, a “Lender”), and Barclays Bank PLC, as Administrative Agent (the “Agent”) and (ii) a guaranty agreement (the “Guaranty Agreement”) dated 20 November 2015 entered into between, amongst others, the Companies, the other Guarantors (as defined therein) and the Agent.

The Credit Agreement and the Guaranty Agreement are together known as the “Agreements” and each an “Agreement”.

In this opinion, we refer to the Companies as the “Irish Obligors” and each an “Irish Obligor”. Unless otherwise stated or the context otherwise requires, terms defined in the Agreements have the same meanings in this opinion.

1	BASIS OF OPINION

1.1	For the purposes of giving this opinion we have examined:

1.1.1	scanned copies sent to us by email in pdf or other electronic format of the Agreements;

1.1.2	a scanned copy sent to us by email in pdf or other electronic format, certified by the secretary of each Irish Obligor as being a true, complete and up-to-date copy, of the certificate of incorporation and constitutional documents of such Irish Obligor;

1.1.3	a scanned copy sent to us by email in pdf or other electronic format, of (i) an extract of the written resolution of the directors of the Parent certified by the assistant secretary of the Parent as being a true and complete copy and (ii) the written resolution of the sole director of the IrishSub certified by the secretary of the IrishSub, in each case approving the Agreements to which it is a party and authorising a person or persons to execute the same on behalf of such Irish Obligor;

1.1.4	a scanned copy sent to us by email in pdf or other electronic format, certified by the secretary of the Parent as being a true and complete copy, of a power of attorney duly executed by the Parent authorising any one of the persons specified therein to execute the Agreements on behalf of the Parent;

1.1.5	searches (the “Searches”) made on 20 November 2015 at the Companies Registration Office in the Register of Winding Up Petitions at the Central Office of the High Court and at the Judgements Office in the Central Office of the High Court against the Irish Obligors.

1

1.2	We have made no searches or enquiries concerning, and we have not examined any contracts, instruments or documents entered into by or affecting the Irish Obligors or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, contracts, instruments, documents or corporate records specified as being made or examined in this opinion.

1.3	We express no opinion and make no representation or warranty as to any matter of fact. Furthermore, we have not been responsible for the investigation or verification of the facts or the reasonableness of any assumption or statements of opinion contained or represented by any Irish Obligor in the Agreements nor have we attempted to determine whether any material facts have been omitted therefrom.

1.4	We have not investigated the laws of any country other than Ireland and this opinion is given only with respect to the laws of Ireland in effect at the date of this opinion. We have assumed, without enquiry, that there is nothing in the laws of any other jurisdiction which would or might affect the opinions as stated herein.

1.5	This opinion is to be construed in accordance with and governed by the laws of Ireland.

1.6	This opinion is delivered in connection with the Agreements and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter. It is only for the use of the Agent on its own behalf and for and on behalf of the Lenders and their legal advisors and it may not be relied upon by any other person, firm or corporation whatsoever, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or other person, nor may its existence or contents be disclosed to any other person, firm or corporation without, in any such case, our written consent.

1.7	This opinion speaks only as of its date. We assume no obligation to update the opinions set forth in this letter at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practices of the Irish Revenue Commissioners which may occur after the date of this opinion.

1.8	In basing the opinions and other matters set forth in this letter on our knowledge, the words “our knowledge” or “known to us”, or other words to that effect, signify that, in the course of our representation of the Irish Obligors in matters with respect to which we have been engaged by the Irish Obligors as solicitors, no information has come to our attention that would give us actual knowledge that any such opinions or other matters are not accurate and complete. We have not undertaken to communicate the details of the proposed transactions to all members or employees of this firm. The words “our knowledge” or “known to us” or other words to that effect used herein, are intended to be limited to the current, actual knowledge of those lawyers in our firm who are familiar with the substance of this opinion and with the proposed transactions contemplated by the documents referred to in paragraph 1.1 above.

2	ASSUMPTIONS

For the purposes of giving this opinion we have assumed:

2.1	the genuineness of all signatures and seals;

2.2	the authenticity and completeness of all documents submitted to us as originals;

2.3	the completeness and conformity to originals of all documents supplied to us as certified, conformed or photostatic copies or received by us by facsimile or pdf transmission and the authenticity of the originals of such documents;

2.4	that, where incomplete documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, the original of any such document corresponds in all respects with the last draft of the complete document submitted to us;

2.5	that the Agreements have been delivered by the parties thereto and are not subject to any escrow arrangements and the terms thereof will be observed and performed by the parties thereto;

2.6	that the copy of the constitutional documents of each Irish Obligor produced to us is correct and up to date and that the business carried out by the Parent is within the principal objects clause of its constitutional document;

2.7	that the parties to the Agreements other than the Irish Obligors are not incorporated in Ireland, that the parties are not “consumers” for the purposes of Irish law or the Irish Consumer Protection Code and that the Agreements and all deeds, instruments, assignments, agreements and other documents in relation to the matters contemplated by the Agreements and/or this opinion (“Ancillary Documents”) are:

2.7.1	within the capacity and powers of, have been validly authorised, executed and delivered by and are valid, legal, binding and enforceable obligations of the parties thereto; and

2.7.2	are not subject to avoidance by any person,

under all applicable laws and in all applicable jurisdictions other than (in the case of the Irish Obligors) the laws of Ireland and the jurisdiction of Ireland;

2.8	all relevant authorisations, approvals, consents and licences required in any jurisdiction and all formalities and requirements of the laws of any relevant jurisdiction and of any regulatory authority therein applicable to the execution, performance, delivery, enforceability and admissibility in evidence of the Agreements (i) have been made, done or obtained, as the case may be (other than in Ireland) and (ii) have been and will be duly complied with (and in each case (where applicable) (a) they are in full force and effect and (b) were made, done, obtained or complied with within any applicable time period);

2.9	that each Agreement which is governed by the laws of the State of New York is in the proper form under such law and that each Agreement, constitutes legal, valid and binding obligations of the parties thereto enforceable in accordance with its respective terms under the laws of the State of New York;

2.10	that the choice of the law of the State of New York governing law of the Agreements was freely made by the parties thereto for bona fide reasons and not to evade the requirement of the law of any other jurisdiction;

2.11	that, upon the opening of any insolvency proceedings pursuant to Council Regulation (EC) No. 1346/2000 (the “EU Insolvency Regulation”), each Irish Obligor will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Insolvency Regulation) in Ireland being the jurisdiction in which such Irish Obligor has its registered office and will not have an “establishment” (being any place of operations where a company carried out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of the EU Insolvency Regulation) outside Ireland. In this regard we refer you to our qualification at paragraph 4.28;

2.12	that insofar as the Agreements or any of the Ancillary Documents fall to be performed in any jurisdiction other than Ireland its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

2.13	that the written resolution referred to at paragraph 1.1.3 was duly executed by all the directors of the Company and that the resolutions referred to therein were duly adopted, have not been amended or rescinded and are and will remain in full force and effect;

2.14	that the Irish Obligors, the other Guarantors and the Borrower together comprise a “group” for the purposes of Section 243 of the Companies Act 2014 and that any person that subsequently becomes a Borrower or a Guarantor under the Agreements will also be a member of such group;

2.15	the information disclosed by the Searches was accurate as of the date the Searches were made and has not been altered and that the Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time they were made or which ought to have been delivered for registration at that time but had not been so delivered and that no additional matters would have been disclosed by searches being carried out since that time;

2.16	that each Irish Obligor will derive a commercial benefit from entering into the Agreements to which it is a party and that the Agreements to which it is a party have been entered into, and each of the transactions referred to herein and therein is and will be carried out by each of the parties thereto in good faith, for the purpose of carrying on their respective businesses, for the benefit of each of them respectively and on arms’ length commercial terms;

2.17	the absence of fraud and the presence of good faith on the part of all parties to the Agreements and their respective officers, employees, agents and advisers;

2.18	that (a) each Irish Obligor was fully solvent at the time of and immediately after the execution and delivery of the Agreements to which it is a party; (b) each Irish Obligor would not as a consequence of doing any act or thing which the Agreements to which it is a party contemplates, permits or requires such Irish Obligor to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to any Irish Obligor; and (d) no receiver has been appointed in relation to any of the assets or undertaking of any Irish Obligor;

2.19	the truth of all representations and information given to us in reply to any queries we have made which we have considered necessary for the purpose of giving this opinion;

2.20	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Agreements or in any way bear upon or are inconsistent with the contents of this opinion;

2.21	that the representations and warranties by all parties (including the Irish Obligors) to the Agreements contained therein are at all times true and correct in all respects (excluding the representations and warranties as to matters of Irish law on which we have specifically and expressly given our opinion);

2.22	that the Guaranty Agreement is not a contract of insurance under the laws of the State of New York;

2.23	that payments made by any Guarantor to any Lender pursuant to the Guaranty Agreement, which are not capital in nature, would form part of such Lender’s ordinary business revenues from which such Lender would deduct its revenue expenses to arrive at its profits (if any);

2.24	the Agent is a resident of a country with which Ireland has a tax treaty and does not carry on a business in Ireland through a permanent establishment with which the Agreements are effectively connected and the Agent fulfils any conditions of the tax treaty which must be fulfilled for residents of that country to benefit from the article in that treaty dealing with business profits and any amounts paid to the Agent pursuant to the Agreements would be treated as part of its business profits; and

2.25	that neither Irish Obligor has by virtue of the Agreements to which it is a party given financial assistance (whether directly or indirectly) for the purpose of an acquisition (whether by way of subscription, purchase, exchange or otherwise) made or to be made of shares in itself or any company which is its holding company (if any).

3	OPINION

Based upon and subject to the foregoing and subject to the qualifications set out in this letter and to any matter not disclosed to us we are of the opinion that so far as the laws of Ireland are concerned:

3.1	the Parent is a public company duly incorporated with limited liability under the laws of Ireland. The IrishSub is a private company duly incorporated with limited liability under the laws of Ireland.

Each Irish Obligor is incorporated for an indefinite period as a separate legal entity and is subject to suit in its own name. Based upon the Searches, no steps have been taken to appoint a receiver or examiner to or to wind up any Irish Obligor;

3.2	each Irish Obligor has full power to enter into the Agreements to which it is a party and to exercise its rights and perform its obligations thereunder and all corporate action required to authorise the execution and delivery of the Agreements to which it is a party and its performance of its obligations thereunder has been duly taken;

3.3	the execution and delivery by each Irish Obligor of the Agreements to which it is a party and its exercise of its rights and performance of its obligations thereunder will not violate (i) any existing law or regulation of Ireland applicable to companies generally or (ii) any provision of its constitutional documents;

3.4	payments by any Irish Obligor to the Lender pursuant to the Guaranty Agreement may be made without deduction for (or on account of) Irish tax, provided the Lender is and will continue to be a person who, by virtue of the law of a relevant territory, is resident in the relevant territory for the purposes of tax and that relevant territory imposes a tax that generally applies to interest receivable in that territory by companies from sources outside that territory and such interest is not paid to that Lender in connection with a trade or business which is carried on in Ireland by that Lender through a branch or agency and, for this purpose, a ‘relevant territory’ means a Member State of the European Communities (other than Ireland) or a territory with which Ireland has entered into a double taxation treaty having an article dealing with interest which has the force of law or a territory with which Ireland has signed such a double taxation treaty which has yet to come into force;

3.5	the indebtedness of each Irish Obligor under the Agreements to which it is a party will rank at least pari passu in point of priority with the claims of its other unsecured creditors, subject to any statutory priorities or contractual subordination of its other creditors and subject to limitations imposed by bankruptcy, reorganisation, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights;

3.6	it is not necessary under the laws of Ireland in order to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements in Ireland that any approval, consent, licence, authorisation or exemption be obtained from any court or governmental or regulatory authority in Ireland or that the Agreements or any particulars of it be filed, registered, recorded, enrolled or notarised with, in or by any such court or authority;

3.7	no stamp duty or similar tax is payable on the execution of the Agreements;

3.8	the choice of the law of the State of New York to govern the Agreements will be upheld as a valid choice of law in any action in the Irish courts;

3.9	the submission to the jurisdiction to the courts of the State of New York by each Irish Obligor contained in the Agreements to which it is a party is valid and binding on such Irish Obligor;

3.10	the waivers of immunity from suit, execution, attachment or other legal process contained in the Agreements are proper and effective waivers under the laws of Ireland and accordingly neither Irish Obligor is entitled to any form of immunity from legal proceedings, jurisdiction or execution of judgments;

3.11	in the event that a judgment for a definite sum of the courts of the State of New York is obtained in relation to the Agreements to which it is a party against an Irish Obligor, the same would be enforced by the Irish courts without retrial or examination of the merits of the case;

3.12	the Agreements are in proper form for its enforcement in the courts of Ireland;

3.13	it is not necessary under the laws of Ireland (a) in order to enable any of the Agent or any of the Lenders to enforce its rights under the Agreements or (b) by reason of the execution of the Agreements or the performance by any of them of its obligations thereunder, that it should be licensed, qualified or otherwise entitled to carry on business in Ireland save that in the case of:

(i)	a Lender who is also carrying on banking business (as defined in the Central Bank Act 1971) (as amended), such Lender would be obliged to hold a licence from the Central Bank of Ireland issued under the Central Bank Act 1971 (as amended) or to have passported an appropriate authorisation under applicable EU legislation;

(ii)	a Lender who is a “credit servicing firm” as set out in the Central Bank Act 1997 (as amended) and is not a regulated financial service provider authorised by the Central Bank of Ireland (or an authority that performs functions in an EEA country that are comparable to the functions performed by the Central Bank of Ireland) to provide credit in Ireland, such entity would be obliged to seek an appropriate authorisation from the Central Bank of Ireland; and

3.14	under the laws of Ireland the Agent will not be deemed to be resident or domiciled in Ireland or subject to tax in Ireland by reason only of the execution or performance of the Agreements or production of the Agreements as evidence in any Irish court.

4	QUALIFICATIONS

This opinion is subject to the following qualifications:

4.1	our opinion at paragraph 3.1 above should be read subject to the qualifications that:

(i)	a search at the Companies Registration Office is not capable of revealing whether or not a winding up petition or a petition for the appointment of an examiner has been presented; and

(ii)	a search at the Registry of Winding up Petitions at the Central Office of the High Court is not capable of revealing whether or not a receiver has been appointed.

Whilst each of the making of a winding up order, the making of an order for the appointment of an examiner and the appointment of a receiver may be revealed by a search at the Companies Registration Office it may not be filed at the Companies Registration Office immediately and, therefore, our searches at the Companies Registration Office may not have revealed such matters;

4.2	obligations under the agreements will not necessarily be enforced in all circumstances in accordance with their terms. In particular:

(i)	enforcement of obligations of a party to be performed after the date hereof may be limited by bankruptcy, insolvency, liquidation, court protection, reorganisation and other laws of general application relating to or affecting the rights of creditors as such laws may be applied in the event of bankruptcy, insolvency, liquidation, court protection, reorganisation or other similar proceedings with respect to such party;

(ii)	enforcement will be subject to, netting, claims and attachment and any other rights of another party to a contract;

(iii)	an Irish court may stay proceedings if concurrent proceedings are being brought elsewhere and may decline to accept jurisdiction in certain cases;

(iv)	equitable remedies (such as specific performance or injunctive relief) may not be available to persons seeking to enforce provisions of the relevant Agreements;

(v)	claims may become barred under the Statute of Limitations of 1957 (as amended from time to time) or under other statutes or may be or become subject to defences of set-off or counterclaim (except to the extent that any right of set-off has been waived and is not required by the provisions of the rules applicable in a liquidation to be exercised);

(vi)	where obligations are to be performed in a jurisdiction outside Ireland, they may not be enforceable in Ireland to the extent that performance would be illegal or contrary to the public policy under the laws of the other jurisdiction; and

(vii)	enforcement of obligations may be invalidated by reason of fraud, misrepresentation, mistake or duress or by the provisions of Irish law applicable to contracts held to have been frustrated by events happening after their execution;

4.3	where a judgment creditor seeks to enforce his judgment, he can only do so in accordance with the applicable rules of Irish courts. The making of an execution order against particular assets, such as a charging order over land or a beneficial interest therein or most types of investment or a third party debt order over a bank account or certain other debts, is a matter for the court’s discretion;

4.4	a determination or a certificate as to any matter provided for in the Agreements may be held by an Irish court not to be final, conclusive or binding if such determination or certificate could be shown to have an unreasonable, incorrect or arbitrary basis or not to have been given or made in good faith;

4.5	a particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Agreements have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties;

4.6	no opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Agreements;

4.7	no opinion is expressed on any deed of assignment, transfer, accession or similar documents executed after the date of this opinion in relation to any of the rights and obligations contained in the Agreements;

4.8	no opinion is expressed on any deed or agreement envisaged by the Agreements to be entered at a future date or any future action taken by a party under the Agreements;

4.9	we express no opinion as to any obligation which any of the Agreements may purport to establish in favour of any person who is not a party to the Agreements;

4.10	the governing law provisions of the Agreements are unlikely to extend to claims connected with the contract but which are not claims on the contract, such as a claim in tort;

4.11	any provision of any agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power by any party to any agreement or any other person may be ineffective;

4.12	to the extent that any matter is expressed to be determined by future agreement or negotiation, the relevant provision may be unenforceable or void for uncertainty;

4.13	we express no opinion as to the circumstances in which a party may transfer a contract or any obligation in or under a contract without an agreement by way of novation entered into between the transferor, the transferee and the other party to the contract;

4.14	where a party to an agreement is a party to that agreement in more than one capacity, that party will not be able to enforce obligations owed by it to itself by reason of the doctrine of merger;

4.15	any provision of the Agreements which provides for interest to be paid on overdue amounts at a rate higher than the predefault rate may amount to a penalty under the laws of Ireland and may therefore not be recoverable;

4.16	no opinion is expressed as to whether the courts of Ireland would give effect to any currency indemnity contained in the Agreements;

4.17	an Irish court may refuse to give effect to a purported contractual obligation to pay costs imposed upon a party in respect of the costs of any unsuccessful litigation brought against that party and such a court may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings brought before that court;

4.18	where any party to the Agreements is vested with a discretion or may determine a matter in its opinion, Irish law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

4.19	any provision in the Agreements providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

4.20	provisions as to severability may not be binding under the laws of Ireland as the question of whether or not any provision of the Agreements which may be invalid on account of illegality or otherwise may be severed from the other provisions thereof in order to save such other provisions would be determined by an Irish court at its discretion;

4.21	an agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing;

4.22	Our opinion at paragraph 3.8 above should be read subject to the qualification that Regulation (EC) 593/2008 (Rome I) (“Rome I”) has force of law in Ireland and that therefore the choice of the law of the State of New York as the governing law of the Agreements is subject to the provisions of Rome I.

For example, under Rome I, the courts of Ireland may apply the overriding mandatory provisions of Irish law and the application of a provision of the law of any country specified by Rome I may be refused if such application is manifestly incompatible with the public policy (ordre public) of Ireland. Please note that it is the courts of Ireland which determine on a case by case basis what the public policy of Ireland is. At the date hereof, we are not aware of any circumstances concerning the choice of the law of the State of New York which would give rise to an Irish court holding that such choice violates Irish public policy. In addition, where all other elements relevant to the situation at the time of the choice are located in a country other than the country whose law has been chosen, the choice of the parties shall not prejudice the application of provisions of the law of that other country which cannot be derogated from by agreement;

4.23	as regards jurisdiction, the courts of Ireland may stay proceedings if concurrent proceedings are being brought elsewhere;

4.24	our opinion at paragraph 3.11 above should be read subject to the qualification that a judgement of the courts of the State of New York will not be directly enforceable in Ireland but, if the relevant judgement:

(i)	is based on a personal action;

(ii)	is for a debt for a definite sum of money;

(iii)	is final and conclusive;

(iv)	is not impeachable on the grounds of jurisdiction, fraud, public policy or natural or constitutional justice;

(v)	is not inconsistent with a judgement of the courts of Ireland in relation to the same matter; and

(vi)	enforcement proceedings are instituted in Ireland within six years of the date of the judgement;

the plaintiff will be able to obtain summary judgement in a new action in Ireland on the grounds that the defendant has no defence to the claim;

4.25	whilst in the event of any proceedings being brought in the Irish courts in respect of a monetary obligation expressed to be payable in a currency other than euro, an Irish court would have power to give a judgement expressed as an order to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of any currency or conversion clause and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, Irish law may require that all clauses or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up;

4.26	there is a possibility that an Irish court would hold that a judgment on any Agreement, whether given in an Irish court or elsewhere, would supersede the relevant agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgement might not be held to do so;

4.27	pursuant to the EU Insolvency Regulation, main insolvency proceedings (as set out in Annex A to the EU Insolvency Regulation) may only be opened in the territory where the debtor has its centre of main interests (which we have assumed to be in Ireland in respect of the Irish Obligors). The courts of any other Member State (other than Denmark) may open “territorial insolvency proceedings”, (or, after the opening of main insolvency proceedings, secondary insolvency proceedings) in the event that such debtor possesses an establishment in such Member State. The place of a company’s centre of main interests and whether it has an establishment outside Ireland, is a matter of fact and we express no opinion on this. To the extent that any Irish Obligor has its centre of main interests or an establishment outside Ireland, it is possible that main insolvency proceedings, territorial insolvency proceedings or secondary insolvency proceedings may be commenced in a Member State other than Ireland and be subject to the jurisdiction of the courts of such Member State;

4.28	if a party to any Agreement or to any transfer of, or payment in respect of, any Agreement is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or Irish sanctions or sanctions under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Agreement or in respect of the relevant transfer or payment may be unenforceable or void;

4.29	the effectiveness of terms exculpating any party to the Agreements from a liability or duty otherwise owed are limited by law;

4.30	in the English case of R (on the application of Mercury Tax Ltd) v Revenue and Customs Commissioners [2008] EWHC 2721, Underhill J. made certain obiter dicta to the effect that the practice of signing a signature page taken from a draft version of a document, and subsequently attaching the signature page to the final version of that document, might cause the document to be invalidly executed, notwithstanding that the attaching of the signature page to the final version of the document was authorised by the signatory. An Irish court is not bound to follow English judgments, and dicta of the English courts do not have persuasive authority in Ireland. Nevertheless, if the signature page to any Agreements signed by any Irish Obligor was taken from a draft version of the relevant Agreement and was attached to the final version of such Agreement after being signed by the relevant Irish Obligor, it is possible that an Irish court might hold that such Agreement was invalidly executed by such Irish Obligor;

4.31	the guarantees given by the Company in the Agreements are subject to all applicable principles of Irish law which may operate to exonerate, discharge, reduce or extinguish the liabilities of guarantors notwithstanding the express terms of such guarantees. The guarantees contain various provisions intended to prevent the liabilities of the guarantors under the guarantees being exonerated, discharged, reduced or extinguished by reason of the occurrence of events or the conduct or action of any of the parties. The Irish courts construe guarantees strictly and the ability to rely on the protective language in any particular situation will depend on the facts and circumstances applicable to such situation;

4.32	Under the provisions of the Companies Act 2014, an examiner can be appointed on a petition to the Circuit Court, if two or more of the following criteria are met:

(i)	if the company has a turnover which does not exceed EUR 8.8 million in the year in which the petition is made;

(ii)	the balance sheet total for the company for that year does not exceed EUR 4.4 million; and

(iii)	the average number of employees in the company for that year does not exceed 50 employees;

and the court is satisfied that the requirements for the appointment of an examiner as set out in the Companies Act 2014 have been met. It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of any Irish Obligor;

4.33	The Companies Act 2014 prohibits certain steps being taken except with the leave of the court against a company after the presentation of a petition for the appointment of an examiner. This prohibition continues if an examiner is appointed for so long as the examiner remains appointed (maximum period of one hundred days or such period as the High Court may determine). Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

Yours faithfully

MATHESON

EXHIBIT H-3

[FORM OF UK OPINION OF WEIL, GOTSHAL & MANGES]

[See Attached]

110 Fetter Lane

London EC4A 1AY

+44 20 7903 1000 tel

+44 20 7903 0990 fax

20 November 2015

To:	Barclays Bank PLC (“Barclays Bank”), as Administrative Agent under the Term Loan Agreement (as defined below), and each of the Lenders party thereto as of the date hereof

Dear Sirs

1	Introduction

1.1	We have acted as legal advisers to Trinity Acquisition Limited (“Trinity”), TA I Limited (“TA”), Willis Group Limited (“Willis Group”) and Willis Investment UK Holdings Limited (“Willis Investment” and, together with Trinity, TA and Willis Group each an “Opinion Party” and together, the “Opinion Parties”) on matters of English law in connection with:

1.1.1	a term loan agreement dated as of 20 November 2015 between, amongst others, Trinity, as Borrower, Willis Group Holdings Public Limited Company (“Holdings”), as Parent, the lenders party thereto (the “Lenders”) and Barclays Bank, as Administrative Agent (the “Term Loan Agreement”);

1.1.2	a guaranty agreement dated as of 20 November 2015 between, amongst others, Trinity, as Borrower, Holdings, Willis North America Inc., TA, Willis Group and Willis Investment, each as Guarantor and Barclays Bank, as Administrative Agent (the “Guaranty Agreement”),

(together the “Agreements”).

1.2	We have been asked by the Opinion Parties to provide an opinion to you pursuant to Section 4.01(a)(v) (Conditions to Effectiveness) of the Term Loan Agreement.

1.3	We have agreed to provide this letter to you on the understanding and the conditions set out in this letter. In this matter we have taken instructions solely from the Opinion Parties.

1.4	We have not advised or assisted you on the content of, the negotiation of or the commercial and financial implications of the Agreements or any part or component of them or any other documents referred to in the Agreements whether currently existing or that may be entered into after the date of this letter. In relation to the negotiation of the Agreements and the related transactions, you have been represented by Latham & Watkins LLP.

1.5	You may rely on the opinions stated in this letter, subject to the assumptions, reservations and observations set out below. Without prejudice to the foregoing sentence, nothing in this letter is to be taken as implying that we owe any duty of care to anyone other than the Opinion Parties in relation to the negotiation of the Agreements, and we disclaim any and all liability that may be implied, by the provision of this letter to you, that we owed any duty of care to you to advise you as to the content of, the negotiation of or the commercial and financial implications of the Agreements or any part or component of the Agreements or any other documents referred to in the Agreements, whether currently existing or that may be entered into after the date of this letter.

Weil, Gotshal & Manges is a partnership of solicitors, exempt European lawyers and registered foreign lawyers. A list of the partners is open to inspection at the above address. Authorised and regulated by the Solicitors Regulation Authority with registration number 192479.

20 November 2015 Page 2

1.6	Notwithstanding the provision of this letter to you, we expressly reserve the right to represent the Opinion Parties in relation to any matters affecting the Agreements or any other document relating to the transactions described in the Agreements at any time in the future.

1.7	In this opinion “Insolvency Act” means the Insolvency Act 1986 (as amended).

2	Documents examined

2.1	In order to give this opinion we have only examined originals or copies (certified or otherwise identified to our satisfaction) of the Agreements, and the documents and certificates listed in the Schedule to this letter (together the “Documents”) and have relied upon the statements as to factual matters contained in or made pursuant to each of the Documents. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

2.2	Except as stated above, for the purposes of giving this opinion we have not examined any other contract, instrument, charter or document entered into by or affecting any of the parties to the Agreements. In addition, we have not examined any corporate or other records of any of the parties to the Agreements (other than in respect of the Opinion Parties) nor made any enquiries concerning any of the parties to the Agreements (other than in respect of the Opinion Parties) for the purposes of this opinion.

2.3	We carried out an on-line company search through the Companies House Direct service in respect of each Opinion Party at approximately 09.59 a.m. (London time) on 20 November 2015 (the “Company Search”). We confirm that at approximately 10:11 a.m. (London time) on 20 November 2015 we also made an in person search of the computer register of winding-up petitions in the London area in relation to each Opinion Party (the “Winding-up Enquiry”). In each case, it was confirmed that there were no entries against any Opinion Party at that time. These searches and enquiries do not necessarily reveal the up to date position.

2.4	We have not been responsible for investigating or verifying the accuracy of any facts including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted from any such document.

3	Scope of opinion

3.1	This opinion is given only with respect to English law in force at the date of this opinion as applied by the English courts. We have made no investigation of and therefore express or imply no opinion as to the laws of any other jurisdiction or as to the application of English or any other law by any other courts or on the enforceability of judgments of any other courts.

3.2	We express no opinion on European Union law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court or arbitration tribunal (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law in the Agreements. To the extent that the laws of any jurisdiction other than England may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

20 November 2015 Page 3

3.3	We express no opinion as to the effect that any future event or future act of the parties to the Agreements or any third parties may have on the matters referred to in this letter.

3.4	This opinion is given on the basis that it is governed by and shall be construed in accordance with English law. We do not undertake any responsibility to advise you of any change to this opinion after the date of this letter.

4	Assumptions

4.1	In considering the Documents and in giving this opinion, we have with your consent and without further investigation or enquiry assumed:

4.1.1	the genuineness of all signatures, stamps and seals on all documents and that all signatures, stamps and seals were applied to a complete and final version of the document on which they appear;

4.1.2	the legal capacity of all natural persons;

4.1.3	the authenticity, accuracy and completeness of those of the Documents submitted to us as originals, the conformity to the original documents of those of the Documents submitted to us as certified, conformed or photostatic copies or received by facsimile transmission or by electronic mail (including those obtained on a website) and the authenticity, accuracy and completeness of those original documents;

4.1.4	that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the Documents;

4.1.5	that, where a Document has been examined by us in draft or specimen form, it will be, or has been, duly executed in the form of that draft or specimen (without amendment) and those transactions contemplated by the Documents which are not yet completed will be carried out strictly in the manner described;

4.1.6	that the Agreements have been duly authorised, executed and delivered by each of the parties in accordance with all applicable laws (other than, in the case of the Opinion Parties, the laws of England) and are not subject to any escrow or other similar arrangement;

4.1.7	that the entry into, exercise of its rights under, and/or performance of, or compliance with, the Agreements by each party to the Agreements (other than the Opinion Parties) and/or each party’s (other than the Opinion Parties’) performance of and compliance with the terms of the Agreements, do not and will not violate any of the documents constituting such party or the Agreements;

4.1.8	that each party to the Agreements (other than each of the Opinion Parties) is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

20 November 2015 Page 4

4.1.9	the legal and corporate capacity, power and authority of each of the parties to the Agreements (other than each of the Opinion Parties) to execute, deliver, perform and comply with their respective obligations and exercise their rights under the Agreements;

4.1.10	that the Agreements constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws and that all appropriate filings and registrations in connection with the Agreements have been or will be duly effected in all relevant jurisdictions (other than, in the case of the Opinion Parties, the laws of England) within all applicable time periods;

4.1.11	to the extent that the laws of the State of New York or any other jurisdiction are relevant, there are no provisions of such laws which would affect this opinion;

4.1.12	that the Agreements have been entered into for bona fide commercial reasons and on arms’ length terms by each of the parties to the Agreements;

4.1.13	the absence of mutual mistake of fact, or any arrangement, document, agreement or course of conduct or prior dealing between any of the parties to the Agreements that modifies or supersedes any of the terms of the Agreements or that would result in the inclusion of any additional terms in the Agreements;

4.1.14	that the directors of each Opinion Party in authorising execution of the Agreements have exercised their powers in accordance with their duties under all applicable laws and the articles of association of such Opinion Party;

4.1.15	that each of the statements contained in the Officer’s certificate of each Opinion Party dated 20 November 2015 and listed in the Schedule to this letter, are true, accurate and complete at the date of this letter;

4.1.16	that the information revealed by the Company Search was accurate in all respects and that nothing has occurred since those searches to make that information inaccurate in any respect;

4.1.17	that the information revealed by the Winding-up Enquiry was accurate in all respects and that nothing has occurred since our enquiry to make any such information inaccurate in any respect;

4.1.18	that the resolutions of the board of directors of each Opinion Party referred to in the Schedule to this letter were (or, as the case may be, will be) duly approved by written consent and that such resolutions have not been, and will not be, amended or rescinded;

4.1.19	that the board of directors of Holdings approved the terms and conditions of each of (i) the Term Loan Agreement and (ii) the Guaranty Agreement, in each case as well as the transactions contemplated thereby;

4.1.20

that no party to the Agreements is or was at the time of execution and delivery of the Agreements or at the time of any transaction of which the Agreements form part is or was, or immediately after execution and delivery of the Agreements will be; or in consequence of

20 November 2015 Page 5

execution and delivery of the Agreements has become, insolvent, or deemed to be insolvent under any applicable law and nor has any party to the Agreements entered any winding-up, dissolution, receivership, administrative receivership, administration, voluntary arrangement, insolvency, bankruptcy or other similar proceedings under any applicable law and that no liquidator, receiver, administrative receiver, administrator, supervisor or similar officer has been appointed in respect of any party to the Agreements in any jurisdiction or any of its respective assets and no notice has been given or filed in relation to the appointment of such an officer;

4.1.21	no fraud, coercion, undue influence or duress exists or was exerted which resulted in any party to the Agreement entering into the Agreements;

4.1.22	to the extent that any obligation falls to be performed in a jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

4.1.23	that the choice of law provisions relating to the Agreements were made in good faith and for bona fide purposes;

4.1.24	other than those contained in the Agreements, there is no agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) between all or any of the parties or any other matter which renders the relevant information in the Agreements inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter;

4.1.25	that each Opinion Party has and will continue to have, its centre of main interests within the meaning of the EC Regulation on Insolvency Proceedings 2000 Council Regulation (EC) No. 1346/2000 in England and Wales;

4.1.26	that no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Opinion Parties which are the subject of those foreign proceedings to be taken in Great Britain; and

4.1.27	that the execution and delivery of the Agreements by each Opinion Party and the exercise of its rights and the performance of its obligations thereunder will materially benefit such Opinion Party.

5	Opinion

5.1	Based on the above assumptions and subject to the qualifications set out below in paragraph 6, and any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter as we consider relevant, we are of the opinion that:

5.1.1	each Opinion Party is a company duly incorporated under the laws of England and Wales;

20 November 2015 Page 6

5.1.2	the Company Search revealed no order or resolutions to wind-up any Opinion Party and no notice of appointment in respect of any Opinion Party of a liquidator, receiver or administrative receiver at the date and time of the Company Search;

5.1.3	the response to the Winding-up Enquiry indicated that no petition for the winding-up of any Opinion Party had been presented at the date and time of the Winding-up Enquiry;

5.1.4	each Opinion Party has the requisite corporate capacity to enter into the Agreements and to perform its obligations thereunder;

5.1.5	the execution of the Agreements has been duly authorised by all necessary corporate action on the part of each Opinion Party and the Agreements have been duly executed by each Opinion Party;

5.1.6	the execution of the Agreements does not and will not result in any violation by any Opinion Party of any term of its articles of association or of any law or regulation having the force of law in England and applicable to English companies generally;

5.1.7	there are no registrations or filings required by any Opinion Party in England, and no consents, approvals, authorisations or orders required by any Opinion Party from any governmental or other regulatory agency in England, in connection with the execution of the Agreements; and

5.1.8	a final and conclusive judgment, properly obtained in a New York State court or U.S. federal court located in the State of New York of competent jurisdiction under the Agreements against any Opinion Party, ought to be recognised, and given effect to, in England at common law by the commencement of a debt action for the amount due under such judgment and obtaining a judgment of the English court in respect of the same.

6	Qualifications

6.1	The opinions expressed in paragraph 5 above are subject to the following qualifications:

6.1.1	the Company Search and the Winding-up Enquiry are not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented or made or a receiver, administrative receiver, administrator or liquidator appointed;

6.1.2	English courts will not apply the laws of the State of New York if such laws are not pleaded and proved;

6.1.3

enforcement of the Agreements may be limited by bankruptcy, insolvency, liquidation, administration, reorganisation, fraudulent conveyance and the laws of England and/or other jurisdictions and any other laws of general application relating to or affecting the rights of creditors. For example in a winding-up under the Insolvency Act, any agreement or transaction may be released or discharged by an order made under and in the circumstances described in sections 238 and 239 of the Insolvency Act if it represents a “transaction at an undervalue” or a “preference” and the relevant company becomes “insolvent” (as such

20 November 2015 Page 7

expressions are used or defined in the Insolvency Act) within six months of the granting of the preference, or within two years of entering into the transaction at an undervalue or the granting of the preference where the person benefiting from it is connected with the relevant company, provided that at the time the relevant company enters into the transaction at an undervalue or gives the preference the company is unable to pay its debts within the meaning of section 123 of the Insolvency Act or becomes unable to pay its debts within such meaning as a consequence of the transaction or preference;

6.1.4	under the applicable rules of procedure, an English court may, at its discretion, order a claimant in an action, being a party who is not ordinarily resident in some part of the United Kingdom, to provide security for costs;

6.1.5	English courts are prepared to give judgments for a monetary amount in foreign currencies if, subject to the terms of the contract, it is the currency which most fairly expresses the claimant’s loss, but the judgment may be required to be converted into sterling for enforcement purposes;

6.1.6	the enforcement of the Agreements will be subject to English public policy principles;

6.1.7	if a party to the Agreements is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the Agreements or in respect of the relevant transfer or payment may be unenforceable or void;

6.1.8	we express no opinion as to any provision of the Agreements to the extent it purports to declare or impose a trust in respect of any payments or assets received by any person;

6.1.9

a judgment obtained in any court in the United States of America will not be directly enforceable in England but may be enforced at common law by bringing fresh proceedings to enforce the judgment as a debt, provided that: (i) the court from which such judgment was obtained was duly invested with jurisdiction under all applicable foreign laws and had jurisdiction under English rules of private international law; (ii) the judgment is final and conclusive in the court that pronounced it and is for a definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty or otherwise based on a U.S. law that an English court considers to be a penal, revenue or other public law); (iii) the recognition or enforcement thereof is not contrary to public policy in England; (iv) the recognition or enforcement thereof is not prohibited by statute ; (v) the judgment is not for multiple damages; (vi) the claim is not barred under the relevant limitation period applicable under English law (or any applicable rules or conflicts of law); (vii) the matter had not, before the date on which the U.S. court gave judgment, previously been the subject of a final judgment of an English court or of a court of another jurisdiction (including a different U.S. court) whose judgment is enforceable in England; (viii) the judgment had not been obtained by fraud or in a manner opposed to natural justice; (ix) the bringing of proceedings in the relevant U.S. court was not contrary to an agreement

20 November 2015 Page 8

under which the dispute in question was to be settled otherwise than by proceedings in that court (to whose jurisdiction the judgment debtor did not submit, or which agreement the U.S. court breached in passing judgment); or (x) no order has been made that remains effective under section 9 of the UK Foreign Judgments (Reciprocal Enforcement) Act 1933 applying that section to U.S. courts including the relevant U.S. court;

6.1.10	an English court may be obliged to decline jurisdiction or stay proceedings pursuant to the Convention on Jurisdiction and the Enforcement of Judgements in Civil and Commercial Matters of 1968 (as amended), the Brussels Regulation (EC Council Regulation No. 44/2001), the Recast Brussels Regulation (EU Regulation No. 1215/2012), the Civil Jurisdiction and Judgments Act 1982 (as amended) and subordinate legislation made thereunder or pursuant to the Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 2007, the Lugano Convention on Jurisdiction and the Enforcement of Judgments in Civil and Commercial Matters of 1988 as applied by virtue of the Civil Jurisdiction and Judgments Act 1991 (as amended) or the EC Regulation on Insolvency Proceedings No. 1346/2000;

6.1.11	if a party to the Agreements fails to maintain an agent for service of process in England, it may be necessary to initiate the legal proceedings in England by serving the claim outside the jurisdiction and for this purpose the leave of the court (as to which the court has a discretion) may have to be obtained; and

6.1.12	to the extent that the Agreements have been drafted by reference to the law of the State of New York, rather than English law, certain of the terms employed may be unfamiliar to an English court, and their interpretation therefore open to question in matters of detail.

This opinion is given for your sole benefit for the purposes of the transaction described in the Term Loan Agreement and may not be relied upon by any other person nor quoted or referred to in any public document nor filed with any governmental agency without our prior written consent, and except with our prior written permission, is not to be transmitted or disclosed in whole or in part to or used or relied upon by any other person or relied upon by you for any other purpose; provided, however, that this letter may be relied upon by (a) any assignee who becomes a Lender as defined in the Term Loan Agreement within six months from the date of this letter and (b) any successor Administrative Agent who becomes a successor Administrative Agent within six months from the date of this letter, in each case, in compliance with the provisions of the Term Loan Agreement.

Yours faithfully

Weil, Gotshal & Manges

20 November 2015 Page 9

SCHEDULE

1	A copy of the Officer’s certificates given by Stephen Wood (a director of Trinity, TA and Willis Investment) for and on behalf of Trinity, TA and Willis Investment and a copy of the Officer’s certificate given by John Greene (a director of Willis Group) for and on behalf of Willis Group and each dated 20 November 2015, attaching:

1.1	a copy of the certificate of incorporation of:

1.1.1	Trinity dated 25 June 1998;

1.1.2	TA dated 25 June 1998;

1.1.3	Willis Group dated 25 February 1959; and

1.1.4	Willis Investment dated 20 August 2008;

1.2	a copy of the certificate of incorporation on change of name of:

1.2.1	Trinity dated 17 July 1998;

1.2.2	TA dated 17 July 1998; and

1.2.3	Willis Group dated 1 April 1959, 28 December 1966, 27 October 1976, 6 July 1981, 8 October 1990, 11 October 1991, 10 November 1998 and 1 October 1999;

1.3	a copy of the certificate of incorporation on re-registration of a public company as a private company of:

1.3.1	Trinity dated 8 December 1999 and 11 August 2014; and

1.3.2	Willis Group dated 10 November 1998;

1.4	a copy of the certificate of incorporation on re-registration of a private company as a public company of Trinity dated 3 April 2009;

1.5	a copy of the articles of association of each of the Opinion Parties;

1.6	a copy of each unanimous written consent of the board of directors of each of the Opinion Parties, dated 17 November 2015, approving, amongst other things, the execution of the Agreements;

1.7	a copy of the register of directors and secretaries of each of the Opinion Parties;

1.8	a copy of the incumbency certificate of each of the Opinion Parties; and

1.9	a copy of the executed Agreements.

EXHIBIT H-4

[FORM OF OPINION OF BAKER & MCKENZIE AMSTERDAM N.V.]

[See Attached]

Asia

Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur

Manila

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe &

Middle East

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt / Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

North & South

America

Bogota

Brasilia*

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre*

Rio de Janeiro*

San Diego

San Francisco

Santiago

Sao Paulo*

Tijuana

Toronto

Valencia

Washington, DC

*	Associated Firm

Baker & McKenzie Amsterdam N.V. Attorneys at law, Tax advisors and Civil-law notaries P.O. Box 2720 1000 CS Amsterdam The Netherlands Tel: +31 20 551 7555 www.bakermckenzie.nl

Barclays Bank PLC

745 7th Avenue,

New York, NY 10019,

United States of America

as administrative agent (the “Administrative Agent”)

and each of the Lenders to the Term Loan Agreement (as defined below) as of the date hereof

20 November 2015

10001063/50132926/3181649-v3\AMSDMS/PHS/FXO

Re: Willis Netherlands Holdings B.V.

Dear Sirs,

We are acting as Dutch legal counsel (advocaten) to Willis Netherlands Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat (statutaire zetel) at Amsterdam, The Netherlands, with its principal offices at Hoogoorddreef 60, 1101 BE Amsterdam, The Netherlands and registered with the trade register of the Chamber of Commerce (handelsregister van de Kamer van Koophandel) (the “Chamber of Commerce”) under number 34367289 (the “Company”) for the sole purpose of rendering a legal opinion as to certain matters of Dutch law in connection with the Guaranty (as defined below).

For the purposes of this opinion, we have examined, and relied with your consent solely upon, originals or electronic copies of the documents as listed below, but not any documents or agreements cross-referred to in any such document:

a)	a scanned copy, received by e-mail, of the executed State of New York law governed term loan agreement dated 20 November 2015, between, inter alios, Trinity Acquisition Limited as borrower, Willis Group Holdings Public Limited Company as parent, the Administrative Agent and Suntrust Bank as syndication agent (the “Term Loan Agreement”);

Baker & McKenzie Amsterdam N.V. has its registered office in Amsterdam, the Netherlands, and is registered with the Trade Register under number 34208804.

Baker & McKenzie Amsterdam N.V. is a member of Baker & McKenzie International, a Swiss Verein.

b)	a scanned copy, received by e-mail, of the executed State of New York law governed guaranty agreement dated 20 November 2015, between, inter alios, Trinity Acquisition Limited as borrower, the Administrative Agent and the Company as guarantor in connection with the Term Loan Agreement (the “Guaranty”);

c)	a scanned copy, received by e-mail, of the executed written resolutions of the board of managing directors (bestuur) of the Company, dated 17 November 2015, inter alia, authorising the execution by the Company of the Guaranty (the “Board Resolution”);

d)	a scanned copy, received by e-mail, of the executed written resolutions of the of the general meeting (algemene vergadering) of the Company, dated 17 November 2015, inter alia, authorising the execution by the Company of the Guaranty (the “General Meeting Resolution”);

e)	a fax copy of the excerpt, dated 10 November 2015, from the Chamber of Commerce regarding the registration of the Company with the Chamber of Commerce under number 34367289, (the “Company Excerpt”);

f)	a scanned copy, received by e-mail, of the deed of incorporation (akte van oprichting) of the Company dated 27 November 2009 (the “Deed of Incorporation”);

g)	a scanned copy, received by e-mail, of the articles of association (statuten) of the Company, dated 2 October 2013, as deposited with the Chamber of Commerce and which, according to the Company Excerpt, are the current articles of association of the Company being in force on the date hereof (the “Articles of Association”); and

h)	the power of attorney granted by the Company and incorporated in the Board Resolution authorising Carlo de Moel (the “Attorney”), acting individually, to execute and deliver the Guaranty on behalf of the Company (the “Power of Attorney”).

The documents under c) through h) (inclusive) are hereinafter collectively referred to as the “Corporate Documents”. The documents under a) through h) (inclusive) are hereinafter collectively referred to as the “Documents”. The Board Resolution and the General Meeting Resolution are hereinafter collectively referred to as the “Resolutions”.

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Words importing the plural include the singular and vice versa. Where reference is made to the laws of The Netherlands, reference is made to the laws as in effect in the part of the Kingdom of The Netherlands that is located in Continental Europe (Europese deel van Nederland).

Except as stated herein, we have not examined any documents entered into by or affecting the Company or any corporate records of the Company and have not made any other enquiries concerning the Company.

In examining and describing the Documents and in giving the opinions stated below, we have, to the extent necessary to form the opinions given below, with your permission, assumed the following:

(i)	the genuineness of all signatures on all documents or on the originals thereof and that the signature placed on the Guaranty on behalf of the Company, is the signature of the Attorney acting pursuant to the Power of Attorney;

(ii)	the authenticity and completeness of all documents submitted to us as originals and the conformity to originals of all conformed, copied, faxed or specimen documents and that all documents examined by us as draft or execution copy conform to the final and executed documents and each of the Documents accurately records all terms agreed between the parties thereto;

(iii)	that each party to any Document (other than the Company) has been duly incorporated and organised and is validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation and of the jurisdiction of its principal place of business;

(iv)	the power, capacity (corporate, regulatory and other) and authority of all parties (other than the Company) to enter into and perform their obligations under the Guaranty and the legal capacity (handelingsbekwaamheid) of all individuals acting on behalf of any of the parties;

(v)	that under any applicable law, other than the laws of The Netherlands, the Documents have been duly authorised and validly executed and delivered by all parties thereto (including the Company);

(vi)

the due compliance with all matters (including without limitation the obtaining of the necessary consents, licenses, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties, if any, and other taxes) under any law other than the laws of The Netherlands as may relate to or be required

3

in respect of (a) the Documents, (b) the lawful execution, (c) the parties to the Documents (including the Company) or other persons affected thereby, (d) the performance or enforcement by or against the parties (including the Company) or such other persons, (e) the borrowing of monies and the vesting or perfection of any security interest contemplated by the Documents or (f) the creation of valid and legally binding obligations of all parties to the Documents (including the Company) and (g) that such obligations are enforceable against such parties in accordance with its terms;

(vii)	that the obligations under the Guaranty which are to be performed in any jurisdiction outside The Netherlands will not be illegal or contrary to public policy under the laws of that jurisdiction;

(viii)	the accuracy and completeness of the Corporate Documents and the factual matters stated, certified or evidenced thereby at the date hereof and that the Resolutions and the Power of Attorney and any other powers of attorney used in relation to the Documents have not been and will not be amended, superseded, repealed, rescinded or annulled;

(ix)	that nothing in this opinion is affected by the provisions of the laws of any jurisdiction other than The Netherlands;

(x)	that the Documents and the transactions contemplated thereby or connected therewith (whether individually or seen as a whole) do not and will not result in a breach of the laws of any relevant jurisdiction other than that of The Netherlands (including for the avoidance of doubt the tax laws) or are intended to avoid the applicability or the consequences of such laws in a manner that is not permitted thereunder;

(xi)	under the law of the State of New York to which the Guaranty is expressed to be subject and under all other relevant laws (other than those of The Netherlands):

(a)	the choice of the law of the State of New York as the governing law of the Guaranty is a valid and legally binding selection; and

(b)	the obligations of the Company under the Guaranty shall at least rank pari passu with all other present or future unsecured and unsubordinated obligations of the Company except as provided by mandatory law;

4

(xii)	that (1) the Company has not passed a resolution to voluntarily dissolve (ontbinden), merge (fuseren) or de-merge (splitsen) the Company, (2) no petition has been presented nor order made by a court for the bankruptcy (faillissement) or moratorium of payment (surseance van betaling) of the Company and that the Company has not been made subject to comparable insolvency proceedings in other jurisdictions, (3) no receiver, trustee, administrator (bewindvoerder) or similar officer has been appointed in respect of the Company or its assets, (4) the Company has not been subjected to emergency regulations (noodregeling) on the basis of the Financial Supervision Act (Wet op het financieel toezicht), (5) the Company has not been subjected to measures on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen), (6) no decision has been taken to dissolve (ontbinden) the Company by (a) the competent Chamber of Commerce under article 19a book 2 of the Dutch Civil Code or (b) the competent Court (rechtbank) under article 21 book 2 of the Dutch Civil Code.

Although not constituting conclusive evidence thereof, our assumption is supported by information obtained today from (a) the Bankruptcy Clerk Office (faillissementsgriffie) of the competent court of Amsterdam (being the competent court in view of the Company’s corporate seat being at Amsterdam), (b) the competent Chamber of Commerce and (c) an online search performed with the EU Insolvency Register (EU Insolventieregister) referred to in article 19b of the Dutch Bankruptcy Act maintained with the Court of first instance (Rechtbank) of The Hague which showed that no insolvency procedure as referred to in article 2a of Council Regulation (EC) No. 1346/2000 (and as listed in Annex A) attached thereto is registered in respect of the Company;

(xiii)	that the execution of the Documents to which the Company is a party and the performance of the transactions contemplated thereby are in the best corporate interest of the Company and are not prejudicial to its creditors (present and future);

(xiv)	that to the extent that the Documents were executed by an attorney-in-fact acting pursuant to a power of attorney issued by the Company, under the laws governing the existence and extent of the powers of such attorney-in-fact as determined pursuant to the Hague Convention on the Law Applicable to Agency, such power of attorney authorizes such attorney-in-fact to bind the Company towards the other party or parties thereto;

5

(xv)	that none of the managing directors of the Company has a conflict of interest (in private or otherwise) which would preclude any of the managing directors of the Company from participating in the deliberations and the decision-making process concerned in accordance with Article 2:239(6) of the Dutch Civil Code;

(xvi)	that all parties have entered or will enter into the Guaranty for bona fide commercial reasons and at arm’s length terms;

(xvii)	that there are no supplemental terms and conditions agreed by the parties to the Documents inter se or with third parties that could affect or qualify our opinion as set out herein;

(xviii)	the Company has and will have its “centre of main interests” (as that term is used in Article 3(1) of the EU Regulation on Insolvency Proceedings (EC No. 1346/2000) (the “EU Insolvency Regulation”) in The Netherlands; and

(xix)	that the Company has not nor will have an “establishment” (as defined in Article 2(h) of the EU Insolvency Regulation) outside of The Netherlands.

We have not investigated or verified and we do not express an opinion on the accuracy of the facts, representations and warranties as to facts set out in the Documents and in any other document on which we have relied in giving this opinion and for the purpose of this opinion, we have assumed that such facts are correct.

We do not express an opinion on matters of fact, matters of law of any jurisdiction other than The Netherlands, nor on tax and anti-trust law, insider dealing, data protection, unfair trade practices, market abuse laws, sanctions or international law, including, without limitation, the laws of the European Union, except to the extent the laws of the European Union (other than anti-trust and tax law) have direct force and effect in The Netherlands. No opinion is being given on commercial, accounting, tax or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

6

Based upon and subject to the foregoing and subject to any matters, documents or events not disclosed to us by the parties concerned and having regard to such legal considerations as we deem relevant, and subject to the qualifications listed below, we are of the opinion that:

Corporate Status of the Company

1.	The Company is a corporation duly incorporated, organised and validly existing and in good standing under the laws of The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) and has the corporate power and capacity to enter into, to execute and to deliver the Guaranty and to undertake and perform the obligations expressed to be assumed by it thereunder.

By “good standing” (a phrase which has no recognised meaning under the laws of The Netherlands) we mean that according to the Company Excerpt, the Company has been in continuous existence since the date of its incorporation, has not been dissolved (ontbinden), is not in liquidation (vereffening), has not merged (fuseren) nor demerged (splitsen) as a result of which the Company ceased to exist, has not been declared bankrupt (failliet) and has not been granted suspension of payments (surseance van betaling).

Due authorisation / Non-conflict or violation

2.	The execution, delivery and performance by the Company of the Guaranty (i) has been duly authorised by all requisite corporate action required by the Articles of Association and by Dutch corporate law and (ii) does not violate or contravene (a) any existing provision of, or regulation under, the laws of The Netherlands, applicable to companies generally, or (b) any provision of the Articles of Association.

Due execution / Validity

3.	The Guaranty has been duly executed on behalf of the Company.

4.	In accordance with article 19.1 of the Articles of Association, the board of managing directors of the Company shall represent the Company. The authority to represent the Company shall also be vested in a managing director A and a managing director B acting jointly.

According to the Company Excerpt, the board of managing directors of the Company consists of Adriaan Cornelis Konijnendijk (managing director A), Dennis Beets (managing director A), Paulus Cornelis Gerhardus van Duuren (managing director A), Charles William Mooney (managing director B), Carlo Hermanus Petrus de Moel (managing director A) and Stephen Wood (managing director B) (jointly referred to as the “Board Members”).

7

Since the Board Resolution, which contains the Power of Attorney, is expressed to have been executed by the Board Members, the Power of Attorney has been validly issued on behalf of the Company.

Thus, the execution of the Guaranty on behalf of the Company by means of the signature of Carlo de Moel or any combination of one managing director A of the Company and one managing director B of the Company, acting jointly, (which is expressed to have taken place in The Netherlands) constitutes a due execution of the Guaranty on behalf of the Company.

No filings or consents

5.	No consent, approval, authorisation of or registration, declaration or filing with, any governmental authority, including currency exchange control authorities, if any, in The Netherlands is required in connection with the execution and delivery by the Company of the Guaranty or its performance of or compliance with the terms, provisions and conditions thereof.

It is not necessary under the laws of The Netherlands to file, register or otherwise record in any public office or elsewhere in The Netherlands the Guaranty in order to ensure the legality, validity, enforceability or admissibility in evidence of the Guaranty.

Choice of Law

6.	The choice of the law of the State of New York to govern the Guaranty is a valid and legally binding selection and would be upheld by Dutch courts.

Pari Passu

7.	The obligations of the Company under the Guaranty will rank at least pari passu with all other present or future unsecured and unsubordinated obligations of the Company except for those obligations which have been accorded preferential rights by law and those obligations which are subject to rights of set-off or counterclaim.

The opinions expressed above are subject to the following qualifications:

(i)

The choice of the law of the State of New York as the law governing the Guaranty will generally be recognised and applied by the courts in The Netherlands, provided however, that Dutch courts may give effect to provisions which cannot be derogated from by agreement and to the

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overriding mandatory provisions of the laws of another country if and insofar as, under the law of the latter country, those rules must be applied regardless of the law applicable to the contract. In considering whether to give effect to these overriding mandatory provisions of such third country, regard shall be had to their nature and purpose and the consequences of their application or non-application. Moreover, a Dutch court may give effect to the rules of the laws of The Netherlands in a situation where they are overriding mandatory provisions of the laws of The Netherlands irrespective of the law otherwise applicable to the documents in question.

(ii)	The application of a rule of the law of any country that otherwise would govern an obligation may be refused by the courts in the Netherlands if such application is manifestly incompatible with the public policy (openbare orde) of the Netherlands.

(iii)	Our opinion is subject to and limited by the provisions of any applicable bankruptcy, insolvency, moratorium, the Financial Transactions Emergency Act (Noodwet financieel verkeer), the emergency regulations (noodregeling) on the basis of the Dutch Financial Supervision Act (Wet op het financieel toezicht), on the basis of the Financial Institutions (Special Measures) Act (Wet bijzondere maatregelen financiële ondernemingen) and other laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies (including the doctrine of creditors’ prejudice (actio Pauliana) within the meaning of Article 3:45 of the Dutch Civil Code and/or Article 42 et. sec. of the Dutch Bankruptcy Act (faillissementswet)).

(iv)	The concept of “delivery” of a document is not known or required under the laws of The Netherlands to render a document valid, binding and enforceable.

(v)	Powers of attorney terminate (1) by revocation (herroeping) by the person issuing any such power of attorney (the “Principal”), (2) notice of termination (opzegging) given by the attorney appointed under such power of attorney (the “Attorney”), or (3) upon the death of, the commencement of legal guardianship over (ondercuratelestelling), the bankruptcy (faillissement) of, or the declaration that a debt settlement arrangement (schuldsaneringsregeling) shall apply to (a) the Attorney unless otherwise provided or (b) the Principal.

Notwithstanding the generality of the previous paragraph, an Attorney maintains his powers in certain urgent cases during one year after the death of, or the commencement of legal guardianship over the Principal or a notice of termination by the Attorney.

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Powers of attorney, which are expressed to be irrevocable, are not capable of being revoked and (unless the power of attorney provides otherwise) will not terminate upon the death of or the commencement of legal guardianship of the Principal insofar as they extend to the performance of legal acts (rechtshandelingen) which are in the interest of the Attorney or a third party. However, at the request of the Principal, an heir or a trustee of such person, the court may amend or cancel an irrevocable power of attorney for significant reasons.

In the event the Principal is granted a moratorium of payments (surseance van betaling), a power of attorney can only be exercised with the cooperation of the court-appointed administrator (bewindvoerder).

Any appointment of a process agent is subject to the rules set forth in the qualifications set forth above and to the requirement that there should be a reasonable and balanced interest for each party to the appointment.

(vi)	Article 2:7 of the Dutch Civil Code entitles companies to invoke the nullity of a legal act (ultra vires) if such legal act (rechtshandeling) cannot serve to realise the objects of such company and the other parties thereto knew, or should have known without an investigation of their own (wist of zonder eigen onderzoek moest weten), that such objects have been exceeded. The nullity can only be invoked by the company itself (or the trustee (curator) in bankruptcy) if the aforementioned requirements are met, not by the other parties involved.

The Supreme Court of The Netherlands (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a company have been exceeded, the description of the object clause in the articles of association of the company alone is not decisive, but that all circumstances have to be taken into account, in particular whether the interests of the company were served by the transaction.

Most authoritative legal writers agree that acts of a company which are (a) within the objects clause as contained in the articles of association of the company and (b) in the actual interest of the company in the sense that such acts are conducive to the realisation of the objects of the company as laid down in its articles of association, do not exceed the objects of the company and therefore are not subject to nullification pursuant to Article 2:7 of the Dutch Civil Code, which view is supported by the Dutch Supreme Court.

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In practice, the concept of ultra vires has rarely been applied in court decisions in The Netherlands. Only under exceptional circumstances have transactions been considered to be ultra vires and consequently have been annulled. Nullification of a transaction can result of (internal) liability of the managing directors toward the legal entity.

The issuing of the Guaranty, is reflected in paragraph d) of article 3 of the objects clause (doelomschrijving) of the Articles of Association. However, the management of the Company must consider whether the issuing of the Guaranty actually fulfils the material interests of the Company.

(vii)	In connection with payments by or to a resident of the Netherlands to or from a non-resident of The Netherlands, the Dutch Central Bank (De Nederlandsche Bank N.V., the “DNB”) may require any Netherlands resident company to comply with certain notification and registration requirements in accordance with the Reporting Instructions Balance of Payments Reports 2003 (Rapportagevoorschriften Betalingsbalansrapportages 2003) issued by DNB pursuant to the External Financial Relations Act 1994 (Wet Financiële Betrekkingen Buitenland 1994). A failure to perform any of these formalities will not adversely affect the validity, effectiveness, enforceability or admissibility in evidence of the Documents or any payment made or to be made thereunder. Any Netherlands resident company will have to notify DNB if it falls within the scope of the External Financial Relations Act 1994. Such notification to DNB may result in a request from DNB to the Company to comply with the notification and registration requirements in the first sentence.

This opinion letter

a)	expresses and describes Dutch legal concepts in English and not in their original Dutch terms; these concepts may not be identical to the concepts described by the English translations; this opinion may therefore be relied upon only on the express condition that any issues of interpretation or liability issues arising under this opinion letter will be governed by the laws of The Netherlands and be brought before a Dutch court;

b)	speaks as of the date stated above;

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c)	is addressed to you and is solely for your benefit; and

d)	may not be disclosed to or be relied upon by any other person, company, enterprise or institution other than you, save that it may be disclosed without our prior written consent on a non-reliance basis to your legal advisors.

The foregoing opinions are limited in all respects to and are to be construed and interpreted in accordance with the laws of The Netherlands as they stand at today’s date and as they are presently interpreted under published authoritative case law as at present in effect.

This opinion is solely rendered by Baker & McKenzie Amsterdam N.V., and Baker & McKenzie Amsterdam N.V., with the exclusion of any of its officers, employees, legal professionals and affiliates, is the sole entity responsible for this opinion. Any liability of Baker & McKenzie Amsterdam N.V. pursuant to this opinion shall be limited to the amount covered by its liability insurance.

In issuing this opinion we do not assume any obligations to notify or to inform you of any developments subsequent to its date might render its contents untrue or inaccurate in whole or in part of such time.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any document examined in connection with this opinion except as expressly confirmed herein.

Yours sincerely,

Ph. J. G. Steffens	M. Janssen

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EXHIBIT H-5

[FORM OF OPINION OF APPLEBY (BERMUDA) LIMITED]

[See Attached]

Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

The Addressees listed in Schedule 2	Email abossin@applebyglobal.com

Direct Dial +441 298 3536
Tel +1 441 295 2244
Fax +1 441 292 8666

Your Ref

Appleby Ref AB/432921.0004

20 November 2015

Dear Sirs

WTW Bermuda Holdings Ltd. (Company)

This opinion as to Bermuda law is addressed to you in connection with the term loan credit facility pursuant to a Term Loan Agreement dated 20 November 2015 among Trinity Acquisition Limited, as borrower, Willis Group Holdings Public Limited Company, as parent, the Lenders (as defined therein), and Barclays Bank PLC, as administrative agent (Loan Agreement). The Company has requested that we provide this opinion which is required pursuant to Article IV, Section 4.01(a),(v) of the Loan Agreement in connection with the Guaranty Agreement.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in Schedule 1 to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Loan Agreement.

ASSUMPTIONS

In stating our opinion we have assumed:

1.	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

2.	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	the genuineness of all signatures on the Documents;

4.	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Guaranty Agreement);

5.	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

6.	that the Guaranty Agreement constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

7.	that the Guaranty Agreement has been validly authorised, executed and delivered by each of the parties thereto, other than the Company, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Company purportedly delivered the Guaranty Agreement has actually received and accepted delivery of such Guaranty Agreement;

8.	that the Guaranty Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of New York by which they are governed;

9.	that the Guaranty Agreement is in the proper legal form to be admissible in evidence and enforced in the courts of New York and in accordance with the laws of New York;

10.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Guaranty Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Guaranty Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

11.	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

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12.	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered; and

13.	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by the sole Director of the Company as written resolutions of the Board and that there is no matter affecting the authority of the Director to effect entry by the Company into the Guaranty Agreement, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.	The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Guaranty Agreement and to take all action as may be necessary to complete the transactions contemplated thereby.

3.	The execution, delivery and performance by the Company of the Guaranty Agreement and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of the Company.

4.	The Guaranty Agreement has been duly executed by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

5.	Subject as otherwise provided in this opinion, no consent, licence or authorisation of, filing with, or other act by or in respect of, any governmental authority or court of Bermuda is required to be obtained by the Company in connection with the execution, delivery or performance by the Company of the Guaranty Agreement or to ensure the legality, validity, admissibility into evidence or enforceability as to the Company, of the Guaranty Agreement.

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6.	The execution, delivery and performance by the Company of the Guaranty Agreement and the transactions contemplated thereby do not and will not violate, conflict with or constitute a default under (i) any requirement of any law or any regulation of Bermuda or (ii) the Constitutional Documents.

7.	The transactions contemplated by the Guaranty Agreement are not subject to any currency deposit or reserve requirements in Bermuda. The Company has been designated as “non-resident” for the purposes of the Exchange Control Act 1972 and regulations made thereunder and there is no restriction or requirement of Bermuda binding on the Company which limits the availability or transfer of foreign exchange (i.e. monies denominated in currencies other than Bermuda dollars) for the purposes of the performance by the Company of its obligations under the Guaranty Agreement.

8.	The financial obligations of the Company under the Guaranty Agreement rank at least pari passu in priority of payment with all other unsecured and unsubordinated indebtedness (whether actual or contingent) issued, created or assumed by the Company other than indebtedness which is preferred by virtue of any provision of Bermuda law of general application.

9.	The choice of the laws of New York as the proper law to govern the Guaranty Agreement is a valid choice of law under Bermuda law and such choice of law would be recognised, upheld and applied by the courts of Bermuda as the proper law of the Guaranty Agreement in proceedings brought before them in relation to the Guaranty Agreement, provided that (i) the point is specifically pleaded; (ii) such choice of law is valid and binding under the laws of New York; and (iii) recognition would not be contrary to public policy as that term is understood under Bermuda law.

10.	The submission by the Company to the jurisdiction of the courts of New York pursuant to the Guaranty Agreement is not contrary to Bermuda law and would be recognised by the courts of Bermuda as a legal, valid and binding submission to the jurisdiction of the courts of New York, if such submission is accepted by such courts and is legal, valid and binding under the laws of New York.

11.

A final and conclusive judgment of a competent foreign court against the Company based upon the Guaranty Agreement (other than a court of jurisdiction to which The Judgments (Reciprocal Enforcement) Act 1958 applies, and it does not apply to the courts of the New York) under which a sum of money is payable (not being a sum payable in respect of taxes or other charges of a like nature, in respect of a fine or other penalty, or in respect of multiple damages as defined in The Protection of

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Trading Interests Act 1981) may be the subject of enforcement proceedings in the Supreme Court of Bermuda under the common law doctrine of obligation by action on the debt evidenced by the judgment of such competent foreign court. A final opinion as to the availability of this remedy should be sought when the facts surrounding the foreign court’s judgment are known, but, on general principles, we would expect such proceedings to be successful provided that:

11.1	the court which gave the judgment was competent to hear the action in accordance with private international law principles as applied in Bermuda; and

11.2	the judgment is not contrary to public policy in Bermuda, has not been obtained by fraud or in proceedings contrary to natural justice and is not based on an error in Bermuda law.

Enforcement of such a judgment against assets in Bermuda may involve the conversion of the judgment debt into Bermuda dollars, but the Bermuda Monetary Authority has indicated that its present policy is to give the consents necessary to enable recovery in the currency of the obligation.

12.	Neither the Company nor any of its assets or property enjoys, under Bermuda law, immunity on the grounds of sovereignty from any legal or other proceedings whatsoever or from enforcement, execution or attachment in respect of its obligations under the Guaranty Agreement.

13.	Based solely upon the Company Search and the Litigation Search:

13.1	no litigation, administrative or other proceeding of or before any governmental authority of Bermuda is pending against the Company; and

13.2	no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up the Company or application to reorganise its affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

14.

The Company has received an assurance from the Ministry of Finance granting an exemption, until 31 March 2035, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act

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1967 or otherwise payable in relation to land in Bermuda leased to the Company. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the execution, delivery, performance or enforcement of the Guaranty Agreement or the transactions contemplated thereby, or in connection with the admissibility in evidence thereof and the Company is not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

RESERVATIONS

We have the following reservations:

1.	The term enforceable as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

2.	We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of Bermuda in respect of any obligations of the Company as set out in the Guaranty Agreement. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Guaranty Agreement.

3.	Enforcement of the obligations of the Company under the Guaranty Agreement may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any other laws or other legal procedures affecting generally the enforcement of creditors’ rights.

4.	Enforcement of the obligations of the Company may be the subject of a statutory limitation of the time within which such proceedings may be brought.

5.	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

6.	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

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7.	We express no opinion as to the validity, binding effect or enforceability of any provision incorporated into the Guaranty Agreement by reference to a law other than that of Bermuda, or as to the availability in Bermuda of remedies which are available in other jurisdictions.

8.	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

9.	Any provision in the Guaranty Agreement that certain calculations or certificates will be conclusive and binding will not be effective if such calculations or certificates are fraudulent or erroneous on their face and will not necessarily prevent juridical enquiries into the merits of any claim by an aggrieved party.

10.	We express no opinion as to the validity or binding effect of any provision in the Guaranty Agreement for the payment of interest at a higher rate on overdue amounts than on amounts which are current, or that liquidated damages are or may be payable. Such a provision may not be enforceable if it could be established that the amount expressed as being payable was in the nature of a penalty; that is to say a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained. If it cannot be demonstrated to the Bermuda court that the higher payment was a reasonable pre-estimate of the loss suffered, the court will determine and award what it considers to be reasonable damages. Section 9 of The Interest and Credit Charges (Regulations) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest, if any, payable on the amount of a judgment after date of judgment. If the Court does not exercise that discretion, then interest will accrue at the statutory rate which is currently 7% per annum.

11.	We express no opinion as to the validity or binding effect of any provision of the Guaranty Agreement which provides for the severance of illegal, invalid or unenforceable provisions.

12.	A Bermuda court may refuse to give effect to any provisions of the Guaranty Agreement in respect of costs of unsuccessful litigation brought before the Bermuda court or where that court has itself made an order for costs.

13.	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

13.1	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

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13.2	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

13.3	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

13.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

13.5	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (overseas companies) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

14.	In order to issue this opinion we have carried out the Company Search as referred to in Schedule 1 to this opinion and have not enquired as to whether there has been any change since the date of such search.

15.	In order to issue this opinion we have carried out the Litigation Search as referred to in Schedule 1 to this opinion and have not enquired as to whether there has been any change since the date of such search.

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16.	In paragraph (1) above, the term good standing means that the Company has received a Certificate of Compliance from the Registrar of Companies and neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby (Bermuda) Limited

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SCHEDULE 1

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search conducted on 20 November 2015 (Company Search).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search conducted on 20 November 2015 (Litigation Search).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws adopted 26 August 2015 for the Company (collectively referred to as the Constitutional Documents).

4.	Certified copy of the written resolutions of the sole Director effective 17 November 2015 (Resolutions).

5.	A certified copy of the Bermuda Monetary Authority Consent, dated 21 August 2015 issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to the Company.

6.	A certified copy of the Tax Assurance, dated 26 August 2015, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

7.	A Certificate of Compliance, dated 20 November 2015 issued by the Registrar of Companies in respect of the Company

8.	An executed PDF copy of the loan agreement dated 20 November 2015, among Trinity Acquisition Limited, as borrower, Willis Group Holdings Public Limited Company, as parent, the Lenders (as described therein) and Barclays Bank PLC (Loan Agreement).

9.	An executed PDF copy of the guaranty agreement dated 20 November 2015 among Trinity Acquisition Limited, the Guarantors (as described therein) and Barclays Bank PLC (Guaranty Agreement).

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SCHEDULE 2

Barclays Bank PLC

as set out on Schedule 10.02 of the Loan Agreement

Lenders listed on Schedule 2.01 of the Loan Agreement

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